UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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MYRIAD GENETICS, INC.
322 North 2200 West
Salt Lake City, Utah 84116

Notice of 2025 Annual Meeting of Stockholders

Time: 8:00 a.m. MDT

Date: Thursday, June 5, 2025

Place: This year’s Annual Meeting of Stockholders (the "Annual Meeting") will be a virtual meeting via live webcast on the Internet. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting the following URL: www.virtualshareholdermeeting.com/MYGN2025 and entering the 16-digit control number included in the Notice of Internet Availability of Proxy Materials or proxy card that you receive. For further information about the virtual Annual Meeting, please call our investor relations department at (801) 584-3532.

Purposes:

1. To elect three Class II directors to the Board of Directors to serve until the 2028 Annual Meeting of Stockholders;

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;

3. To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement;

4. To approve an amendment to our 2017 Employee, Director and Consultant Equity Incentive Plan, to replenish the share pool for equity incentive grants; and

5. To transact such other business that is properly presented at the Annual Meeting and any adjournments or postponements thereof.

Who May Vote:

You may vote if you were an owner of record of Myriad Genetics, Inc. common stock at the close of business on April 8, 2025. A list of stockholders of record will be available for inspection during the ten days prior to the meeting at the office of the Corporate Secretary at Myriad Genetics, Inc., 322 North 2200 West, Salt Lake City, Utah 84116.

All stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the meeting or not, please vote by following the instructions on the Notice of Internet Availability of Proxy Materials that you have previously received, or will shortly receive, which we refer to as the Notice, or in the section of this proxy statement entitled ‘‘Important Information About the Annual Meeting and Voting — How Do I Vote?’’ or, if you requested printed proxy materials, your proxy card. You may change or revoke your proxy at any time before it is voted.

On or about April 9, 2025, we began sending the Notice to all stockholders entitled to vote at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Paul J. Diaz
President and Chief Executive Officer

April 9, 2025

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be held on June 5, 2025

This proxy statement, and our annual report on Form 10-K to stockholders for the year ended December 31, 2024, are available for viewing, printing, and downloading at www.proxyvote.com. To view these materials, please have available your 16-digit control number(s) that appears on your Notice or proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you may find a copy of our annual report on Form 10-K, which includes our financial statements for the year ended December 31, 2024, on the website of the Securities and Exchange Commission at www.sec.gov, or in the ‘‘Financial Reporting/SEC Filings’’ section of the ‘‘Investor Relations’’ section of our website at www.myriad.com. You also may obtain a printed copy of our annual report on Form 10-K, including our financial statements from us, free of charge, by sending a written request to: Corporate Secretary, Myriad Genetics, Inc., 322 North 2200 West, Salt Lake City, Utah 84116. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Cautionary Information and Forward-Looking Statements

This proxy statement contains forward-looking statements about future events and circumstances. Generally speaking, any statement not based upon historical fact is a forward-looking statement. Forward-looking statements can also be identified by the use of forward-looking or conditional words such as “could,” “should,” “can,” “continue,” “estimate,” “forecast,” “intend,” “look,” “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “remain,” “goal,” "strategy" and “commit” or similar expressions. In particular, statements regarding our plans, strategies, prospects and expectations regarding our business and industry are forward-looking statements. They reflect our expectations, are not guarantees of performance and speak only as of the date of this proxy statement. Except as required by law, we do not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements. Our business results are subject to a variety of risks, including those that are described in our annual report on Form 10-K for the year ended December 31, 2024 and elsewhere in our filings with the Securities and Exchange Commission. If any of these considerations or risks materialize or intensify, our expectations (or underlying assumptions) may change and our performance may be adversely affected.

Website links included in this proxy statement are for convenience only. Information contained on or accessible through such website links is not incorporated herein and does not constitute a part of this proxy statement.

Dear Stakeholders,

This past year has been a meaningful year of progress for Myriad Genetics. We have delivered strong results and made strides in executing our long-term strategic growth plan.

To further our mission of advancing health and well-being for all, we worked to continuously improve the quality of our tests, expand our product offerings, refine reporting insights, enhance turnaround times, streamline ordering, and increase the affordability of our tests. We believe these improvements have helped us deliver high-quality molecular diagnostic tests with strong clinical utility and an enhanced customer experience to our patients and providers in 2024.

I want to express my sincere gratitude to our customers, partners, employees, and the entire healthcare community for their trust and support. I also extend my appreciation to our stakeholders for their continued confidence in our company. Your commitment strengthens our path forward, positioning us for sustained success as we work to achieve our goals and surpass expectations. It has been an honor to serve as Myriad’s President and CEO.

Operational and Financial Highlights

In 2024, Myriad Genetics was recognized as one of TIME’s America’s Best Mid-Size Companies, and 84% of our teammates said Myriad Genetics is a Great Place to Work®. As a testament to the focus and ongoing investments we have made in the patient and provider experience, our healthcare provider Net Promoter Score of 72 as of the most recent reading in July 2024, is a score that is typically regarded as excellent.

We continue to deliver on our commitment to stakeholders, having provided molecular diagnostic and precision medicine insights to more than 1.5 million patients and generated year-over-year revenue growth of 11% in 2024, marking our second consecutive year of double-digit revenue growth. A portion of our 2024 growth reflects the solid progress made by our payor and revenue cycle management teams, which contributed to a 4% increase in average revenue per test compared to the previous year. Equally important, we achieved gross-profit margin levels amongst the highest in our sector, along with positive adjusted EBTIDA and adjusted earnings per share in 20241, while continuing to invest for the future.

In our Women’s Health business, we launched a new Universal Plus Panel for Foresight® Carrier Screen in the fourth quarter of 2024, screening up to 272 genes associated with serious inherited conditions. We announced that Prequel® Prenatal Screening test enabled by AMPLIFYTM technology is now available at eight weeks, making it the first and only prenatal cell-free DNA (cfDNA) screen available at this gestational age, which enables clinicians to offer genetic testing at the initial prenatal appointment.

We made great progress unifying our oncology offerings under our Myriad Oncology platform. We acted opportunistically to enhance the quality of our test portfolio, integrating the Precise Tumor test acquired from Intermountain Precision Genomics (IPG) in early 2024. The integration of these assets into our Salt Lake City Campus West facility was completed in the fourth quarter of 2024, which allows us to streamline workflow processes and improve overall turnaround times. Further, we streamlined our European operations, which included the divestiture of our EndoPredict® business in the third quarter of 2024.

Building Scalable Enterprise Capabilities to Accelerate Growth

We strengthened our overall portfolio offering and capabilities in both laboratory and back-office operations to support accelerated profitable growth at scale. We achieved significant milestones in 2024 in building our enterprise-wide infrastructure and capabilities with our state-of-the-art Labs of the Future. We completed construction of our new research and innovation center in South San Francisco and our new laboratory facility in Salt Lake City. These new facilities will enable high-volume growth at significantly lower costs with new sequencing capabilities powered by advanced automation and robust analytics.

Additionally, we completed the transition of our prenatal products to a next-generation sequencing platform and remain on track to migrate our oncology testing products—including our new Precise MRD assay—to our high-throughput Salt Lake City facility by the second quarter of 2025. Overall, we expect these new platforms and facilities to enhance test turnaround times, reduce per-test costs, and improve the customer experience for both healthcare providers and patients alike.
1 Adjusted earnings per share and adjusted EBITDA are non-GAAP financial measures. See reconciliation of adjusted earnings per share to GAAP loss per share and adjusted EBITDA to GAAP net loss in Appendix A.

Market Dynamics and Product Pipeline

As we look towards 2025 and beyond, we anticipate growing adoption of molecular diagnostic testing and precision medicine products, providing strong tailwinds for profitable growth across our core products. Additionally, we are developing strategies to sell across channels where we have deep commercial experience. We believe it is still early days for precision medicine and the market remains highly fragmented in most product categories. As a result, we believe we have a significant opportunity for market share gains, particularly against competitors with less robust business models.

Unfortunately, the end of 2024 presented some challenges as overall testing growth decelerated in the second half of the year. Additionally, in the fourth quarter of 2024, a national payor updated its medical policy reversing coverage of multi-gene pharmacogenomic (PGx) panel tests, including our market-leading PGx test, GeneSight®. We strongly disagree with the payor’s rationale, which we believe is counter to the growing awareness of the value of genetic testing, reflected in the increasing number of states that are enacting biomarker laws. Myriad Genetics continues to engage this payor, providing additional data that supports the value of the GeneSight test. Importantly, the overall strength of Myriad Genetics' diversified laboratory model is nonetheless expected to generate growth in 2025 despite these headwinds.

The research and development investments that we have made in the past three years are starting to bear fruit with an emerging body of clinical evidence that we believe will support guideline expansion, clinical utility and adoption, and improved reimbursement over the next few years. We continue to invest in generating clinical evidence for our Molecular Residual Disease (MRD) test, Precise MRD, which offers exceptional levels of sensitivity. We announced the issuance of five U.S. patents covering our MRD test, as well as a cross-license with Personalis of patent estates covering tumor-informed approaches to detect molecular residual disease. In addition, we announced a series of research collaborations to study the use of our MRD assay involving researchers at The University of Texas MD Anderson Cancer Center, the University of Rochester Medical Center, and the National Cancer Center Hospital East in Japan, and a study partnership with Aptitude Health. We currently have approximately 20 studies, including more than 4,000 patients and 30,000 data points, being run at these and other top cancer institutions in the world. These studies are evaluating Precise MRD across a range of cancer indications, with data expected to be published in 2025 and beyond.

Our robust product pipeline includes FirstGeneTM multiple prenatal screen, expanded MyRisk with RiskScore, Precise MRD, and Prostate PATHOMIQ PRAD test, and Precise Liquid comprehensive genomic panel. We look forward to continuing to provide differentiated insights and clinical utility to healthcare providers and their patients.
Digital Technology Enabling Seamless Customer Experience

Enabling increasingly digital workflows is critical to providing a positive customer experience, and we continued to invest significantly in these capabilities in 2024 to deliver value to patients and providers in real-world clinical settings to enable better treatment decisions. We focused on making it easier to do business with us across the entire customer journey, from exploring our products to ordering tests, and receiving easy-to-understand results with actionable insights.

We continue to improve our online capabilities to streamline provider, patient, and payor engagement. We have unified and automated our order management system and customer portals for patients and providers to enable easier ordering and reporting of test results.

We completed electronic medical record (EMR) integrations from more than 1,500 locations in 2023, and more than 4,500 locations in 2024. Notably, we initiated a collaboration with Flatiron Health where physicians can now order our MyRisk® Hereditary Cancer Test and access results directly within Flatiron’s cloud-based EMR platform, OncoEMR. Additionally, we announced an agreement with Lumea Inc. to integrate Prolaris® and MyRisk tests into Lumea's digital pathology platform to streamline the ordering and delivery of the tests.

Commitment to Sustainability and Corporate Responsibility

Caring and Belonging

Our objective is to make Myriad Genetics a place where all employees have a sense of belonging. We support a culture of caring and inclusion aligned with our company mission, vision, and values to drive company performance by creating opportunities and experiences for learning, development, and a sense of belonging for all employees. We have seven employee-led resource groups that represent and support diverse communities in our workforce. As of December 31, 2024, approximately 64% of our employees were women, and women held 39% of Myriad leadership roles (vice president and above). Approximately one third of the members of our Board of Directors (the "Board") are women, including the chairperson, and 44% of our Board members come from diverse gender, ethnic, and cultural backgrounds.

Sustainability

Minimizing our environmental impact aligns with our core values. While our footprint is modest, we actively seek sustainable ways to reduce it, sharing our progress in our Quality, Innovation, and Corporate Responsibility (QICR) report, published in 2025. As we grow, we remain committed to enhancing environmental performance and transparency.

Governance

In 2024, our Board adopted a new Clawback Policy that complies with the rules promulgated by the U.S. Securities and Exchange Commission and the Nasdaq Stock Market LLC. In addition, we have demonstrated a commitment to Board refreshment with the appointment of six new directors in the last five years, including a new director in 2024 and Mr. Raha joining the Board on April 30, 2025.

2025 Annual Meeting of Stockholders

We invite you to participate in our virtual 2025 Annual Meeting of Stockholders, during which you will be able to vote your shares electronically and submit questions.

We will ask you to (1) elect three Class II directors to our Board, (2) ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025, (3) approve, on a non-binding advisory basis, the executive compensation of our named executive officers; (4) approve an amendment to our 2017 Employee, Director and Consultant Equity Incentive Plan, to replenish the share pool for equity incentive grants and (5) act on any other business matters properly brought before the meeting.

More information is included in our proxy statement. Your vote is important to us. Whether you attend the Annual Meeting or not, please vote promptly and submit your proxy online, by telephone, or by following the instructions on the proxy card or voting instruction card.

A Bright Future

In 2025, we will continue to build on the pillars of long-term revenue growth and adjusted profitability that were part of our results in 2024. Our clinically differentiated products continue to deliver value in real-world clinical settings by enabling early detection and better treatment decisions for providers and their patients. Our modernized laboratory facilities and robust commercial engine are examples of where our investments in automation and advanced technology are yielding improved workflows, faster turnaround times, and reduced operating costs. With increasing expansion of use cases for molecular diagnostic testing and the adoption of precision medicine, we believe we are poised for both organic growth and market share gains in a dynamic industry.

Myriad Genetics will continue to grow under Sam Raha when he becomes our new President and Chief Executive Officer, on April 30, 2025. Since joining us in December 2023, Sam has played an integral role in shaping our long-term growth strategy. His deep background in the diagnostics industry and the leadership qualities he embodies will be crucial to the continued growth of Myriad Genetics and in creating long-term value for our stakeholders. Further, Mark Verratti’s promotion to Chief Operating Officer will leverage his extensive experience in the industry and at our company. Mark redefined and strengthened our commercial operations during his tenure as Chief Commercial Officer. Additionally, Brian Donnelly has been appointed as Chief Commercial Officer, bringing more than 20 years of experience in healthcare, diagnostics, and medical technology. In this role, he will strengthen our commercial execution and patient and customer centric focus. Under their leadership, Myriad Genetics is well positioned for the future.

We are confident in our path forward in 2025 and remain committed to advancing our mission, achieving our ambitious goals, and exceeding your expectations with dedication and determination.

Sincerely,

Paul J. Diaz
President and Chief Executive Officer
Myriad Genetics, Inc.

Proxy Summary

This summary highlights information about Myriad Genetics, Inc. and its upcoming 2025 Annual Meeting of Stockholders ("Annual Meeting") contained elsewhere in this proxy statement or in our corporate governance documents published on our website at investor.myriad.com/corporate-governance. This summary does not contain all the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references are provided to help you find further information in this proxy statement.

Annual Meeting of Stockholders

Time and Date:	8:00 a.m. Mountain Daylight Time on Thursday, June 5, 2025

Place:
The Annual Meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live webcast at the following address: www.virtualshareholdermeeting.com/MYGN2025

Record Date:	Tuesday, April 8, 2025 (as of the close of business)

Mailing Date:	This proxy statement was first mailed or made available to stockholders on or about April 9, 2025

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals

Voting Matters and Board Recommendations

Proposals	Board Vote Recommendation	Page
1. Elect Three Directors	FOR EACH NOMINEE	P. 68
2. Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2025	FOR	P. 69
3. Advisory Vote to Approve Executive Compensation	FOR	P. 71
4. Amendment to 2017 Employee, Director and Consultant Equity Incentive Plan, as Amended, to Replenish the Share Pool for Equity Incentive Grants	FOR	P. 73

How Do I Vote (page 7)

Your vote is important. Please exercise your right as a stockholder and submit your proxy as soon as possible. You may vote if you were a stockholder as of the close of business on April 8, 2025.

You may cast your votes by any of the following methods:

Via the Internet	www.proxyvote.com until 11:59 p.m. Eastern Daylight Time on Wednesday, June 4, 2025.
By Telephone	Call the phone number located on your Notice or on the top of your proxy card until 11:59 p.m. Eastern Daylight Time on Wednesday, June 4, 2025.
By Mail	Complete, sign, date and return your proxy card or voting instruction card so that it is received before the polls close on Thursday, June 5, 2025.
In-Person
Whether you are a stockholder of record or hold your shares in "street name," you may participate in and vote online at the Annual Meeting. You will need to enter your 16-digit control number to vote your shares at the Annual Meeting. Please visit www.virtualshareholdermeeting.com/MYGN2025 for instructions on how to attend the Annual Meeting live over the Internet. To vote during the Annual Meeting when the polls open use the "vote" button on the interface.

Board Members and Director Nominees (page 13)

Name	Principal Occupation	Director Since	Independent	Board Committees	Other Public Company Boards
Nominees for Election as Directors
Heiner Dreismann, Ph.D.	Former Senior Executive, the Roche Group	2010	☑	CHCC^, RPIC	MYNZ
Samraat S. Raha ++	Incoming President and Chief Executive Officer of Myriad Genetics, Inc. (effective as of April 30, 2025)	2025
Colleen F. Reitan	Former Executive Vice President and President of Plan Operations and Chief Operating Officer, Health Care Services Corporation	2019	☑	AFC, NGC^	ALNY
Continuing Directors
S. Louise Phanstiel *	Former Senior Executive, Elevance Health, Inc. (formerly WellPoint, Inc.)	2009	☑	AFC, NGC	BFLY
Paul M. Bisaro	Former Executive Chairman, Amneal Pharmaceuticals, Inc. and President and Chief Executive Officer, Impax Laboratories, Inc.	2022	☑	CHCC, RPIC	ZTS, MNKTQ
Mark S. Davis	Senior Relationship and Growth Advisor at Cross Country Consulting and Former Senior Audit and Assurance Partner at Deloitte	2024	☑	AFC^, NGC	YEXT
Rashmi Kumar	Senior Vice President, Chief Information Officer, Medtronic plc	2020	☑	AFC, NGC	-
Lee N. Newcomer, M.D.	Former Senior Vice President for Oncology and Genetics, Chief Medical Officer, UnitedHealth Group	2019	☑	CHCC, RPIC^	CHRS
Daniel M. Skovronsky, M.D., Ph.D.	President, Lilly Research Laboratories, Chief Scientific Officer at Eli Lilly and Company	2020	☑	CHCC, RPIC	-
Departing Directors
Paul J. Diaz +	Current President and Chief Executive Officer of Myriad Genetics, Inc. (until April 30, 2025)	2020
AFC = Audit and Finance Committee
CHCC = Compensation and Human Capital Committee
NGC = Nominating and Governance Committee
RPIC = Research and Product Innovation Committee
* = Chair of the Board
^ = Chair of the Committee
+ = Mr. Diaz announced that he will resign from his positions as President and Chief Executive Officer and Director effective April 30, 2025.
++ = Mr. Raha, our current Chief Operating Officer, will succeed Mr. Diaz as President and Chief Executive Officer and as a Class II Director effective April 30, 2025, and will stand for election at the Annual Meeting.

2024 Business Performance Highlights

During fiscal year 2024, we continued to make progress on our strategic growth plan. Some of our fiscal year 2024 business highlights include:

Financial Performance

•Revenues: Our revenues increased 11% from fiscal year 2023 to $838 million. Our revenue growth was driven by Pharmacogenomics revenue growth of 23% year-over-year as well as Prenatal and Hereditary Cancer revenue growth year-over-year of 17% and 11%, respectively.

•GAAP and Adjusted Operating Income (Loss): GAAP operating loss was $(123.5) million and adjusted operating income was $21.8 million, a year-over-year increase of $47.3 million compared to fiscal year 2023 adjusted operating loss of $(25.5).(1)
•GAAP and Adjusted EBITDA: GAAP net loss was $(127.3) million while adjusted EBITDA was $40.4 million, an improvement of $51.9 million compared to fiscal year 2023 adjusted EBITDA of $(11.5) million.(1)
•GAAP and Adjusted Earnings (Loss) Per Share: GAAP loss per share was $(1.41) while adjusted earnings per share was $0.14, an improvement of $0.41 over fiscal year 2023 adjusted loss per share of $(0.27).(1)
•GAAP and Adjusted Operating Expenses: GAAP operating expenses were $708.9 million and adjusted operating expenses were $566.9 million. Adjusted operating expenses as a percentage of revenue decreased from 72% in fiscal year 2023 to 68% in fiscal year 2024.(1)

(1) See reconciliation of adjusted operating income to GAAP operating loss, adjusted EBITDA to GAAP net loss, adjusted earnings (loss) per share to GAAP loss per share, and adjusted operating expenses to GAAP operating expenses in Appendix A.

Product Developments

•MyRisk Hereditary Cancer Test: We entered into a strategic partnership with jscreen™, a national organization that delivers education and access to genetic testing with a focus on high-risk populations. The collaboration combines our high-quality hereditary cancer and reproductive genetics products, MyRisk with RiskScore and Foresight Carrier Screen, with jscreen’s trusted education and genetic care navigation program.
•Prequel Prenatal Screen: Launched early gestational age Prequel Prenatal Screen, which can be performed as early as eight weeks into pregnancy, which is the first and only prenatal cell-free DNA (cfDNA) screen that can be performed at this early gestational age.
•Foresight Carrier Screen: Launched the Universal Plus Panel for Foresight Carrier Screen, which screens up to 272 genes associated with serious inherited conditions.
•Precise Tumor Test: We acquired select assets from Intermountain Precision Genomics' laboratory business, including the Precise Tumor test, the Precise Liquid test, and a CLIA-certified laboratory.
•Precise Minimal Residual Disease: We established a number of research collaborations regarding the use of our Precise MRD test for breast cancer patients with leading cancer research institutions, including The University of Texas MD Anderson Cancer Center, the University of Rochester Medical Center, and the National Cancer Center Hospital East in Japan and a study partnership with Aptitude Health.

Leadership

•Senior Leadership Transition: As part of our ongoing succession planning process, on February 24, 2025, we announced that Paul J. Diaz, our President and Chief Executive Officer, will step down from those positions, and resign from the Company’s Board, effective on April 30, 2025. The Board has appointed Samraat S. Raha, our current Chief Operating Officer, to succeed Mr. Diaz as our President and Chief Executive Officer and member of the Board effective April 30, 2025. The Board of Directors also appointed Mark S. Verratti, our current Chief Commercial Officer, to succeed Mr. Raha as our Chief Operating Officer effective April 30, 2025.

Strategic Growth Plan

•Accelerate profitable revenue growth: We continue to focus on accelerating growth profitably over the long term. Over the past two years, our revenue has increased at a compound annual growth rate of 11.1% while we achieved positive adjusted EPS in fiscal year 2024. To drive continued growth, we plan to accelerate electronic medical records (EMR) integrations, expand our sales channels, including into large health systems, cross sell our portfolio of testing products to providers, enhance our testing products within medical guidelines, demonstrate our clinical differentiation and value compared to the standard of care, and optimize our revenue cycle processes.
•Ongoing development and commercialization of differentiated molecular diagnostic tests: We recently entered into a strategic collaboration with PATHOMIQ to add artificial intelligence (AI) technology to our Oncology portfolio including an exclusive license of PATHOMIQ AI technology platform for prostate cancer. We expect to commercially launch our first AI-driven prostate cancer clinical test in 2025. We are also excited about the potential contribution from recent product launches, including Prequel with 8-week Gestational Age, Foresight Universal Plus, and the continuing traction with our Precise Tumor comprehensive genomic panel. We also continue to invest in clinical evidence development to support the growth of our existing products and launch of new molecular testing products, including FirstGene, Precise Liquid, and Precise MRD, which is already available for research use by our pharmaceutical partners.
•Leverage technology and partnerships: We continue to advance our digital capabilities to enhance the end-to-end customer experience and drive increased sample volume. This includes automated patient identification and screening solutions for healthcare systems, such as the Breast Cancer Risk Assessment Program and AI-enhanced patient intake workflows. Additionally, we are leveraging external technologies and partnerships to expand and accelerate our offerings. In 2024, we transitioned our Intermountain partnership to an in-house capability, integrating Intermountain Healthcare’s genomics for tumor testing. Our collaboration with PATHOMIQ in prostate cancer will apply cutting-edge molecular diagnostics and high-performance AI to improve patient outcomes.

For additional information about our 2024 business performance, please see the CEO Letter above and the "Executive and Director Compensation-Compensation Discussion and Analysis-Fiscal Year 2024 Financial Highlights" section starting on page 30.

Corporate Governance Highlights (page 11)

.

Strong Governance Practices
•Robust stock ownership guidelines for non-employee directors and executive officers	•Compensation clawback policy	•Anti-hedging and anti-pledging policies
•Limits on board member service on other public company boards	•Annual say-on-pay vote	•Board has significant interaction with senior management and access to other employees
•Majority voting in uncontested director elections, with resignation policy	•No stockholder rights or similar plan	•Demonstrated commitment to stockholder engagement
•Mandatory director retirement age	•Guidance from independent compensation consultant, with compensation decisions made by reference to a peer group	•Caps on performance-based cash and equity incentive compensation for our executive officers.

Independence	Refreshment and Diversity
•Eight out of nine directors are independent	•44% of Board members are women and/or ethnically diverse
•The roles of Board Chair and CEO are separate	•Commitment to Board refreshment: six new directors appointed in last five years, including a new director in 2024 and Mr. Raha joining the Board on April 30, 2025.
•Regular executive sessions of independent directors without management at Board and committee meetings	•Annual Board and committee self-assessments, including one-on-one interviews led by the Board Chair
•Board committees include only independent directors	•NGC regularly assesses the effectiveness of each director

Executive Compensation Highlights (page 30)

Our compensation programs are designed to attract and retain executive talent, motivate our executive officers through pay-for-performance metrics to enhance our growth and profitability and increase long-term stockholder value. Our fiscal year 2024 executive compensation program emphasizes long-term value creation, as the vast majority of compensation is tied to stock price performance or contingent on achieving rigorous performance targets. Our incentive programs incorporate performance metrics such as revenue, adjusted operating income, adjusted EPS, and relative total stockholder return measured against the Nasdaq Health Care Index ("IXHC"). To further align executive interests with those of stockholders, we have recently adopted enhanced stock ownership requirements and maintained a strong commitment to performance-based equity compensation. Additionally, our compensation framework ensures that annual bonus payments are formula-driven and based on pre-determined objective measures of financial performance. Listed below are additional details and highlights of our 2024 executive compensation policies and practices.

2024 Executive Compensation Highlights	Description
Our 2024 executive compensation program continues to support long-term value creation
Approximately 91.6% of our CEO's 2024 target compensation and approximately 85.7% of our other NEO's aggregate 2024 target compensation is variable and at risk, tied to our stock price performance, or subject to achievement of rigorous performance targets

Adopted enhanced stock ownership requirements
Increased stock ownership requirements for our CEO from 3X to 6X base salary and for our COO, CFO, and CCO from 2X to 3X base salary and adopted requirement that individuals must hold 50% of any shares acquired through the vesting of restricted stock units or the exercise of stock options (excluding shares sold to cover tax liabilities) until the required ownership multiple is met

Continued commitment to performance-based equity compensation
The CHCC maintained its practice of granting 50% of executive officer's equity in the form of PSUs that are subject to objective performance metrics, aligning executive compensation with long-term performance

Continued formula-driven calculation for annual bonus payments	The CHCC continued to rely solely on pre-determined objective measures to assess financial performance for cash bonus payments for 2024
Outperformed revenue and adjusted operating income targets	Our 2024 short-term incentive plan paid out at 109% and 150% of target for our revenue and adjusted operating income metrics reflecting our strong financial performance in 2024
Outperformed employee and customer engagement targets	Achieved 79th percentile for customer engagement and 72nd percentile for customer NPS, resulting in an achievement of 107% and 133%, respectively, to target
Payout of 2022 PSUs reinforces at-risk, performance based nature of our executive compensation program	The total achievement percentage for our 2022 PSUs was 66% of target, consisting of revenue growth (98% of target), adjusted EPS (0% of target), and relative total stockholder return (100% of target)
No modifications to performance metrics	The CHCC did not lower or otherwise adjust 2024 performance metrics

Sustainability and Corporate Responsibility Highlights (page 28)

Corporate responsibility is integral to our mission of developing transformative diagnostic tests that improve patients' lives. We believe our programs create value for patients, healthcare professionals, and stockholders while strengthening our communities and empowering employees.

As part of our 2023-2024 Quality, Innovation, and Corporate Responsibility Report, we disclosed our Scope 1 and Scope 2 emissions data. Moving forward, we plan to enhance our environmental footprint assessment and provide additional public disclosures on our environmental performance to our stockholders.

Some of our 2024 corporate responsibility highlights include:

•Patient Assistance: We are working to improve overall health care quality and increase access to diagnostic testing for those in need by offering robust financial assistance.

•Sustainability: Our Myriad Green Team engages employees in environmental initiatives that benefit local communities. We continue to recycle plastics in our laboratory facilities, and our new laboratories in west Salt Lake City, Utah and South San Francisco, California feature energy- and water-efficient designs.

•Employee Engagement: In 2024, 84% of our employees rated us as a Great Place to Work®. Our global voluntary employee turnover rate in 2024 was 10%.
•Caring and Belonging: As of December 31, 2024, women made up 64% of our workforce, 39% of leadership roles (vice president and above), and 33% of our Board members, including the Board Chair. We currently have seven employee-led resource groups (ERGs) that represent and support diverse communities in our workforce.

MYRIAD GENETICS, INC.
322 North 2200 West
SALT LAKE CITY, UTAH 84116

(801) 584-3600

Proxy Statement For the Myriad Genetics, Inc.
2025 Annual Meeting of Stockholders to be held on June 5, 2025

This proxy statement, along with the accompanying Notice of 2025 Annual Meeting of Stockholders, contains information about the 2025 Annual Meeting of Stockholders of Myriad Genetics, Inc., including any adjournments or postponements of the annual meeting, which we refer to as the Annual Meeting. To attend the Annual Meeting please visit the following URL: www.virtualshareholdermeeting.com/MYGN2025. In this proxy statement, we refer to Myriad Genetics, Inc. as ‘‘Myriad,’’ "Myriad Genetics," ‘‘the Company,’’ ‘‘we’’ and ‘‘us.’’

This proxy statement relates to the solicitation of proxies by our Board for use at the Annual Meeting. On or about April 9, 2025, we began sending the Notice of Internet Availability of Proxy Materials, which we refer to throughout this proxy statement as the Notice, to all stockholders entitled to vote at the Annual Meeting.

Important Information About the
Annual Meeting and Voting

Why is the Company Soliciting My Proxy?

The Board of Myriad Genetics, Inc. is soliciting your proxy to vote at the Annual Meeting to be held via webcast on Thursday, June 5, 2025, at 8:00 a.m. MDT and any adjournments or postponements of the Annual Meeting. The proxy statement, along with the accompanying Notice, summarizes the purposes of the Annual Meeting and the information you need to know to vote at the meeting.

We have sent you the Notice and made this proxy statement and our annual report on Form 10-K for the year ended December 31, 2024 available to you on the Internet because you owned shares of our common stock on the record date of April 8, 2025. We have also delivered printed versions of these materials to certain stockholders by mail. We commenced distribution of the Notice and the proxy materials to stockholders on or about April 9, 2025.

Why Did I Receive a Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

As permitted by the rules of the U.S. Securities and Exchange Commission (the "SEC"), we may furnish our proxy materials to our stockholders by providing access to such documents on the Internet, rather than mailing printed copies of these materials to each of our stockholders. Most stockholders will not receive printed copies of the proxy materials unless they request them. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of the Annual Meeting and help to conserve natural resources. If you received a Notice by mail or electronically, you will not receive a printed or email copy of the proxy materials, unless you request one by following the instructions included in the Notice. Instead, the Notice will provide instructions on how you may access and review all of the proxy materials and submit your proxy on the Internet or by telephone. If you requested a paper copy of the proxy materials, you may authorize the voting of your shares by following the instructions on the enclosed proxy card, in addition to the other methods of voting described in this proxy statement.

Why Are We Holding a Virtual Annual Meeting?

This year’s Annual Meeting will be held in a virtual meeting format only. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication during the Annual Meeting. The virtual format allows for greater access to our Annual Meeting and for stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board or management, as time permits.

What Happens If There Are Technical Difficulties During the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting, voting at the Annual Meeting or submitting questions at the Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page 15 minutes prior to the start time of the meeting.

Who Can Vote?

Only stockholders who owned Myriad Genetics, Inc. common stock at the close of business on April 8, 2025 are entitled to vote at the Annual Meeting. On this record date, there were 92,171,423 shares of our common stock outstanding and entitled to vote. The common stock is our only class of voting stock.

You do not need to attend the Annual Meeting to vote your shares. Shares represented by valid proxies, received in time for the Annual Meeting and not revoked prior to the meeting, will be voted at the meeting. For instructions on how to change or revoke your proxy, see ‘‘May I Change or Revoke My Proxy?’’ below.

How Many Votes Do I Have?

Each share of Myriad Genetics, Inc. common stock that you owned at the close of business on the record date, April 8, 2025, entitles you to one vote.

How Do I Vote?

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. To attend the Annual Meeting, stockholders need to go to the following URL: www.virtualshareholdermeeting.com/MYGN2025 and enter their control number. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify whether your shares should be voted for, against or abstain with respect to each nominee for director, and whether your shares should be voted for, against or abstain with respect to each of the other proposals. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as noted below. Voting by proxy will not affect your right to attend the Annual Meeting. If your shares are registered directly in your name through our stock transfer agent, Equiniti Trust Company, LLC, or you have stock certificates registered in your name, you may vote:

By Internet or by telephone

To vote by Internet or telephone in advance of the meeting, follow the instructions included in the Notice or, if you received printed materials, in the proxy card, to vote by Internet or telephone.

By mail

If you received your proxy materials by mail, you can vote by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations as noted below.

At the meeting

To vote by Internet directly during the webcast of the Annual Meeting, you will need to visit the following URL: www.virtualshareholdermeeting.com/MYGN2025 and enter your control number. To vote during the Annual Meeting when the polls open use the ‘‘vote’’ button on the interface.

Telephone and Internet voting facilities for stockholders of record will be available 24-hours-a-day and will close at 11:59 p.m. EDT on June 4, 2025.

If your shares are held in ‘‘street name’’ (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card before the meeting in order to vote. To vote you must be a stockholder of record as of April 8, 2025 and use the ‘‘vote’’ button during the online Annual Meeting to vote your shares.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board recommends that you vote as follows:

Proposal 1:    ‘‘FOR’’ the election of the three Class II directors to the Board to serve until the 2028 Annual Meeting of Stockholders;

Proposal 2:    ‘‘FOR’’ the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;

Proposal 3:    ‘‘FOR’’ the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement; and

Proposal 4:     ‘‘FOR’’ the approval of the proposed amendment to our 2017 Employee, Director and Consultant Equity Incentive Plan, as amended, to replenish the share pool for equity incentive grants.

If any other matter is presented, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with his or her best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the Annual Meeting, other than those described in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the Annual Meeting. You may change or revoke your proxy in any of the following ways:
•By re-voting by Internet or by telephone as instructed above;
•If you received printed proxy materials, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;
•By notifying our Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy; or
•By attending the Annual Meeting and voting by Internet during the Annual Meeting in accordance with the instructions provided. Attending the Annual Meeting will not in and of itself revoke a previously submitted proxy unless you specifically re-vote during the Annual Meeting.

Your most current vote, whether by telephone, Internet, proxy card or during the Annual Meeting, is the one that will be counted.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under ‘‘How Do I Vote?’’ for each account to ensure that all of your shares are voted.

Will My Shares Be Voted if I Do Not Vote?

If your shares are registered in your name, they will not be voted if you do not vote as described above under ‘‘How Do I Vote?’’ If your shares are held in street name and you do not provide voting instructions to the bank, broker or other holder of record of your shares as described above, the holder of record has the authority to vote your unvoted shares only on Proposal 2 if it does not receive instructions from you and does not have the ability to vote your uninstructed shares on any other proposal. Therefore, we encourage you to provide voting instructions. This ensures that your shares will be voted at the Annual Meeting and in the manner you desire. When your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, it is referred to as a ‘‘broker non-vote.’’ Thus, if you hold your shares in street name and do not instruct your bank, broker or other nominee how to vote, no votes will be cast on any proposal on your behalf other than the ratification of our independent registered public accounting firm if your bank, broker or other nominee exercises their discretion to vote your shares on this proposal.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The affirmative vote of a majority of the shares voted affirmatively or negatively is required for each nominee for director to be elected. For each nominee, you may vote either FOR or AGAINST such nominee. Abstentions will have no effect on the results of this vote. Brokerage firms do not have the authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.	Recommendation: FOR the election of the three Class II directors
Proposal 2: Ratify the Selection of our Registered Independent Public Accounting Firm
The affirmative vote of a majority of the shares voted affirmatively or negatively for this proposal is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025, the AFC will reconsider its selection.
Recommendation: FOR
Proposal 3: Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers	The affirmative vote of a majority of the shares voted affirmatively or negatively for this proposal is required to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement. Abstentions will have no effect on the result of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Although the advisory vote is non-binding, the CHCC and the Board will review the voting results and take them into consideration when making future decisions regarding the compensation of our named executive officers.	Recommendation: FOR
Proposal 4: Approve the Amendment to our 2017 Employee, Director and Consultant Equity Incentive Plan, as Amended
The affirmative vote of a majority of the shares voted affirmatively or negatively for this proposal is required to approve the amendment to the Myriad Genetics, Inc. 2017 Employee, Director and Consultant Equity Incentive Plan, as amended (the "2017 Plan"). Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.
Recommendation: FOR

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Elections and our transfer agent, Equiniti Trust Company, LLC, examine these documents. Management, other than the Inspector of Elections, will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or elsewhere.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time the Form 8-K is filed, we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final results are known.

What Are the Costs of Soliciting Proxies?

We will pay all of the costs of soliciting proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We may ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to deliver proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person (by means of remote communication as authorized by the Board) or by proxy, of the holders of a majority of the voting power of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. Votes of stockholders of record who are present virtually at the meeting or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The Annual Meeting will be held at 8:00 a.m. MDT on Thursday, June 5, 2025, via Internet webcast. Our Annual Meeting will be held in a virtual meeting format only.

To attend the virtual Annual Meeting, go to the following URL: www.virtualshareholdermeeting.com/MYGN2025 shortly before the meeting time, and follow the instructions for downloading the webcast.

If you miss the Annual Meeting, you can view a replay of the webcast at the following URL: www.virtualshareholdermeeting.com/MYGN2025 for one year following the Annual Meeting. You need not attend the Annual Meeting in order to vote.

Householding of Annual Disclosure Documents

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single Notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as ‘‘householding,’’ benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our Notices, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be ‘‘householded,’’ the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single Notice or, if applicable, set of proxy materials this year, but you would prefer to receive your own copy, please contact Broadridge by calling their toll-free number, 1-866-540-7095. If you do not wish to participate in ‘‘householding’’ and would like to receive your own Notice or, if applicable, a set of proxy materials in future years, follow the instructions described below.

Conversely, if you share an address with another Myriad Genetics, Inc. stockholder and together both of you would like to receive only a single Notice or, if applicable, set of proxy materials, follow these instructions:

•If your Myriad Genetics, Inc. shares are registered in your own name, please contact Broadridge and inform them of your request by calling them at 1-866-540-7095 or writing them at Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

•If a broker or other nominee holds your Myriad Genetics, Inc. shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to receive notices of the availability of future proxy materials by email instead of receiving a paper copy in the mail. You can choose this option and save the cost of producing and mailing these documents by following the instructions provided on your Notice or proxy card or following the instructions provided when you vote over the Internet at www.proxyvote.com.

Management and Corporate Governance

The Board of Directors

Our Restated Certificate of Incorporation, as amended, and Restated By-Laws provide that our business is to be managed by or under the direction of our Board. Our Board is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a term to expire at the third succeeding annual meeting after their election. The Board currently consists of nine members, classified into three classes as follows: S. Louise Phanstiel (Chair), Mark S. Davis, and Daniel M. Skovronsky M.D., Ph.D. constitute a class with a term ending at the 2027 Annual Meeting of Stockholders (the ‘‘Class I Directors’’); Paul J. Diaz, Heiner Dreismann, Ph.D., and Colleen F. Reitan constitute a class with a term ending at the 2025 Annual Meeting of Stockholders (the ‘‘Class II Directors’’); and Rashmi Kumar, Paul M. Bisaro, and Lee N. Newcomer, M.D. constitute a class with a term ending at the 2026 Annual Meeting of Stockholders (the ‘‘Class III Directors’’). On February 24, 2025, Mr. Diaz resigned from the Board effective April 30, 2025. Subsequently, the Board appointed Samraat S. Raha to the Board as a Class II Director, effective April 30, 2025, to fill the vacancy on the Board that will be created by Mr. Diaz's resignation. Mr. Raha will stand for election at the 2025 Annual Meeting.

Board Composition and Refreshment

Annually, the NGC considers the size, structure and needs of the Board, reviews and considers potential changes to the size and composition of the Board, and recommends director nominees to the Board for approval. In addition, the NGC regularly assesses the effectiveness of each director.

In its review of directors, and its director nominees, the NGC considers the composition of the Board, including the capabilities, areas of expertise, and experience of the Board, as well as the current and future business strategies and challenges and opportunities for the Company. These considerations have resulted in the addition of four new independent directors over the past five years, including the appointment of Mr. Bisaro in October 2022 and Mr. Davis in December 2024.

On February 24, 2025, Mr. Diaz resigned from his positions as President and Chief Executive Officer and as a member of the Board, effective April 30, 2025, and was therefore not nominated for re-election at the 2025 Annual Meeting by the Board. Subsequently, the Board appointed Mr. Raha as President and Chief Executive Officer and as a Class II Director to fill the vacancy on the Board that will be created by Mr. Diaz's resignation, in each case effective April 30, 2025, As part of the Mr. Raha's appointment as President and Chief Executive Officer, we agreed to nominate Mr. Raha for re-election to the Board for any succeeding term or terms as a Board member that commence during the term of his employment. The Board accepted the recommendation of the NGC and unanimously resolved to nominate Heiner Dreismann, Ph.D., Samraat S. Raha, and Colleen F. Reitan for election at the Annual Meeting as Class II Directors to serve until the 2028 Annual Meeting of Stockholders, and until their successors have been elected and qualified, or until his or her earlier death, resignation, retirement or removal.

Set forth below in the table and biographies are the names of the persons nominated as directors and the current directors of the Company, their ages as of April 8, 2025, their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons currently hold directorships or have held directorships in the past five years. Additionally, information about the specific experience, qualifications, attributes or skills that led to the Board’s conclusion at the time of the filing of this proxy statement that each person listed below should serve as a director is set forth below for each individual director.

Name and Position	Age	Audit and Finance Committee	Compensation and Human Capital Committee	Nominating and Governance Committee	Research and Product Innovation Committee
S. Louise Phanstiel Chair of the Board	66
Paul J. Diaz President, Chief Executive Officer, Director (until April 30, 2025) (1)	63
Samraat S. Raha President, Chief Executive Officer, Director (effective April 30, 2025) (2)	53
Paul M. Bisaro Director	64
Mark S. Davis Director	62
Heiner Dreismann, Ph.D. Director	71
Rashmi Kumar Director	55
Lee N. Newcomer Director	73
Colleen F. Reitan Director	65
Daniel M. Skovronsky M.D., Ph.D. Director	51

Audit and Finance Committee

Compensation and Human Capital Committee

Nominating and Governance Committee

Research and Product Innovation Committee

C	Committee Chair
(1) Mr. Diaz announced that he will resign from his positions as President and Chief Executive Officer and Director effective April 30, 2025.

(2) Mr. Raha, our current Chief Operating Officer, will succeed Mr. Diaz as President and Chief Executive Officer and as a Class II Director effective April 30, 2025 and will stand for election at the 2025 Annual Meeting.

The following is a brief biography of each of the persons nominated as directors and the directors whose terms do not expire this year and who will continue to serve as directors following the Annual Meeting.

S. Louise Phanstiel
Experience:

S. Louise Phanstiel, Chair of the Board, has been a director of Myriad since September 2009 and assumed the Chair of the Board role in March 2020, and held several executive positions at Elevance Health, Inc., formerly WellPoint, Inc. from 1996 to 2007. She was President, Specialty Products, which included behavioral health services; Senior Vice President, Chief of Staff and Corporate Planning in the Office of the Chairman; and Chief Accounting Officer, Controller and Chief Financial Officer for all WellPoint, Inc. subsidiaries. Previously, Ms. Phanstiel was a partner at the international services firm PricewaterhouseCoopers, LLP, formerly Coopers & Lybrand, LLP where she specialized in insurance. Ms. Phanstiel's life science experience includes having previously served on the board of directors and Chair of the audit committees at publicly traded companies, Inveresk Research Group, Inc. and Verastem, Inc. Ms. Phanstiel is currently a member of the board of directors of Butterfly Network, Inc.

The Board has determined that Ms. Phanstiel should serve on the Board for the following reasons: She provides the Board with important expertise in the healthcare industry based on her extensive experience in several senior positions at WellPoint, Inc. This expertise is critical as we rely on healthcare third-party reimbursement for our molecular diagnostic testing products. Ms. Phanstiel also provides the Board with financial accounting, internal control and public company reporting expertise from her work at Coopers & Lybrand, LLP and as a Certified Public Accountant. In addition, she provides the Board with business, financial and investment expertise, as well as management expertise, resulting from managing and service as a director of publicly traded companies.

Ms. Phanstiel also provides the Board with valuable experience from serving as a director of Myriad since September 2009, and as Chair of the Board since March 2020, during which time she has made significant contributions to Myriad, including navigating us through the COVID-19 pandemic and its impact on our business, hiring two Chief Executive Officers (Mr. Diaz and Mr. Raha), and presiding over the continued refreshment of our Board which has included the appointment of six new directors over the past five years, including a new director in 2024 and Mr. Raha joining the Board on April 30, 2025, and the appointment of a new executive leadership team.

Age: 66
Director Since: 2009
Committees:

Paul J. Diaz
Experience:

Paul J. Diaz, President and Chief Executive Officer (CEO) of Myriad Genetics, has been a member of the Board and the CEO since 2020. Mr. Diaz was most recently a partner at Cressey & Company (2016-2020), a private investment firm headquartered in Chicago, Illinois, which at that time managed over $3.0 billion in committed capital. Cressey & Company is a healthcare focused middle-market private equity firm with over 30 years of success investing in and helping to build high quality healthcare businesses. Mr. Diaz is the former president and CEO and vice chairman of Kindred Healthcare, Inc. (2002-2016) then a Fortune 500 Company and one of the largest providers of healthcare services in the United States. At the time, Kindred had revenues of $7.2 billion, rehabilitation hospitals, sub-acute units, home health and hospice agencies and contract rehabilitation locations. For six years in a row, during his tenure as CEO, Kindred was ranked as one of the Most Admired healthcare companies in the United States by Fortune magazine. Mr. Diaz currently serves on the board of trustees of Johns Hopkins Medicine (where he serves as chair of Johns Hopkins Health Plans). He was formerly on the board of directors of DaVita (NYSE: DVA) and PharMerica Corporation (NYSE: PMC), and previously served on the board of the Federation of American Hospitals, and the Bloomberg School of Public Health at Johns Hopkins University. While CEO of Kindred, Mr. Diaz was a member of the Business Roundtable and the Wall Street Journal CEO Council. Modern Healthcare magazine named Mr. Diaz one of the 100 Most Influential People in Healthcare and named him one of the top 25 Minority Executives in Healthcare for numerous years. In addition, Hispanic magazine named Mr. Diaz one of the 25 Best Latinos in business in multiple years. Mr. Diaz earned a bachelor’s degree in Finance and Accounting from American University’s Kogod School of Business and a law degree from Georgetown University Law Center in Washington, D.C.

The Board has determined that Mr. Diaz should serve on the Board for the following reasons: He provides the Board with important business and managerial expertise from his 15 years at Kindred Healthcare, including specific expertise in managing healthcare service companies and business transformation. Furthermore, Mr. Diaz has extensive experience in private equity with healthcare companies, including businesses in the personalized medicine space. Furthermore, his background in finance and accounting and law provides unique insights to our business. Mr. Diaz also has a background serving on both public and private healthcare boards.

Age: 63
Director Since: 2020
President and Chief Executive Officer (1)

(1) Mr. Diaz announced that he will resign from his positions as President and Chief Executive Officer and Director effective April 30, 2025.

Samraat S. Raha
Experience:

Samraat S. Raha was appointed as the President and CEO, of Myriad Genetics, Inc., and a member of the Board, effective April 30, 2025, and will stand for election at the 2025 Annual Meeting. Mr. Raha is currently Myriad’s Chief Operating Officer, focusing on driving profitable growth by strengthening operations and enhancing the customer experience, including the patient and provider journey and product innovations. He joined Myriad in December 2023, bringing over 25 years of experience in the life sciences and diagnostics industry, with leadership roles spanning research and development, operations, and commercial functions. Before joining Myriad, Mr. Raha served as Senior Vice President and President, Diagnostics and Genomics Group, of Agilent Technologies, Inc. (“Agilent”) from April 2018 to December 2023. From May 2017 to April 2018, Mr. Raha served as Agilent's Senior Vice President, Strategy and Corporate Development. From July 2013 to January 2017, he served as Vice President, Global Marketing for Illumina, Inc., and from 2008 to 2012, he served as Vice President and General Manager, Genomics Assays / NextGen qPCR for Life Technologies, Inc. Mr. Raha graduated from the University of California, Berkeley, with a degree in molecular and cell biology and received his MBA from Santa Clara University.

The Board has determined that Mr. Raha should serve on the Board for the following reasons: He brings significant leadership experience in the life sciences and diagnostics industry, including expertise in general management, operations, and commercial strategy. His background in driving innovation and enhancing customer experience provides valuable insights into Myriad’s business. Additionally, his experience leading global teams in diagnostics and genomics strengthens Myriad’s position in advancing precision medicine.

Age: 53
Director, starting April 30, 2025
President and Chief Executive Officer, effective April 30, 2025

Paul M. Bisaro
Experience:

Paul M. Bisaro was appointed as a director of Myriad on October 31, 2022. Mr. Bisaro is an accomplished global business leader with more than 30 years of generic and branded pharmaceutical experience. In February 2024, Mr. Bisaro was reappointed to serve as a director and the Chairman of the board of directors of Mallinckrodt, plc, a position he had previously held from June 2022 to November 2023. Mr. Bisaro is also currently a member of the board of directors of Zoetis Inc. He previously served on the board of Zimmer Biomet Holding, Inc. and TherapueticsMD. Mr. Bisaro’s executive work experience includes serving as the Executive Chairman of Amneal Pharmaceuticals, Inc., from May 2018 until August of 2019. Prior to that appointment, from May 2017 to May 2018, Mr. Bisaro was President and Chief Executive Officer, and member of the board of directors, of Impax Laboratories, Inc., until its acquisition by Amneal Pharmaceuticals. Prior to joining Impax Laboratories, Mr. Bisaro served as Executive Chairman of Allergan, plc, from July 2014 to November 2016, and as President and CEO of Actavis, plc (and its predecessor firm Watson Pharmaceuticals Inc.) from September 2007 to July 2014. Mr. Bisaro served on the board of directors of Allergan (and its predecessor firms) from September 2007 until August 2018. Prior to Watson, he served as President, Chief Operating Officer, and a member of the board of directors of Barr Pharmaceuticals, Inc., from 1999 to 2007. Between 1992 and 1999, Mr. Bisaro served as General Counsel of Barr. Prior to joining Barr, he was associated with the law firm Winston & Strawn and a predecessor firm, Bishop, Cook, Purcell and Reynolds and served as a Senior Consultant with Arthur Andersen & Co. Mr. Bisaro holds an undergraduate degree in General Studies from the University of Michigan and a JD from Catholic University of America in Washington, D.C.

The Board has determined that Mr. Bisaro should serve on the Board for the following reasons: He provides the Board with more than 25 years of business, management and leadership experience in the pharmaceutical industry. He has a track record of driving company growth through operational execution and corporate transformation. In addition, he has extensive experience as a public company director and in mergers and acquisitions, finance, accounting, and legal matters, all of which makes him a valuable member of our Board.

Age: 64
Director Since: 2022
Committees:

Mark S. Davis
Experience:

Mark S. Davis was appointed as a director of Myriad on December 10, 2024. Mr. Davis currently serves as Senior Relationship and Growth Advisor for Cross Country Consulting. Mr. Davis enjoyed a distinguished career at Deloitte & Touche LLP from 1985 until September 2024, serving in senior roles including Audit Partner, National Managing Partner of Deloitte Private Enterprises, and Managing Partner of the Long Island office. In July 2024, Mr. Davis was appointed to the board of directors of Yext, Inc., where he serves as a director and member of the audit committee. Mr. Davis is also a member of the advisory board of NYU-Winthrop Hospital, and the Board of Trustees at Adelphi University, where he serves on the finance and investment committee as well as the audit committee. He holds a B.B.A. from Adelphi University and is a certified public accountant.

The Board has determined that Mr. Davis should serve on the Board for the following reasons: Mr. Davis brings extensive expertise in financial accounting and public company reporting, developed over nearly four decades of diverse management and executive leadership at Deloitte & Touche LLP. Mr. Davis also possesses significant experience working with companies across various industries, including technology and healthcare. In addition, Mr. Davis provides the Board with experience in corporate governance, acquisitions and public company matters, all of which makes him a valuable member of our Board.

Age: 62
Director Since: 2024
Committees:

Heiner Dreismann, Ph.D.
Experience:

Heiner Dreismann, Ph.D., joined as a director of Myriad in June 2010. He had a successful career at the Roche Group from 1985 to 2006 where he held several senior positions, including President and CEO of Roche Molecular Systems, Head of Global Business Development for Roche Diagnostics and member of Roche’s Global Diagnostic Executive Committee. Dr. Dreismann currently serves as the Chairman of the board of Mainz Biomed N.V. Previously, Dr. Dreismann served on the board of directors of Talis Biomedical Corporation, Med BioGene, Inc., Genenews Limited, Interpace Diagnostics and Ignyta, Inc. He also currently serves on a number of early-stage private company boards in the biotechnology industry. He earned a M.S. degree in biology and his Ph.D. in microbiology/molecular biology (summa cum laude) from Westfaelische Wilhelms University (The University of Münster) in Germany.

The Board has determined that Dr. Dreismann should serve on the Board for the following reasons: He provides the Board with important business and managerial expertise from his more than 20 years at Roche, including specific expertise in developing and commercially launching diagnostic products. Furthermore, Dr. Dreismann has extensive experience in international markets, specifically in Europe, while he was CEO of Roche Molecular Systems. His scientific background and expertise also enable him to provide the Board with technical advice on product research and development. Dr. Dreismann has a diversified background in managing and serving as a director of several companies in the healthcare industry.

Age: 71
Director Since: 2010
Committees:

Rashmi Kumar
Experience:

Rashmi Kumar has been a director of Myriad since September 2020. Currently, Ms. Kumar serves as Senior Vice President, Chief Information Officer with Medtronic plc. She previously served as Senior Vice President and Chief Information Officer – Global IT with Hewlett Packard Enterprise (HPE) from January 2020 to November 2022. Ms. Kumar joined HPE in 2018 as VP Global IT to focus on Applications Operations, and Support, NGIT Program Build and Deployment, and technology leadership to enable HPE business to achieve transformation goals. She is a seasoned technology leader with wide ranging experience in IT leadership, healthcare, cybersecurity, consulting services, electric utilities, financial services, information technology, and media and entertainment and steel industries. With more than 25 years of experience, Ms. Kumar’s primary areas of focus include Digital Transformation, AI/ML, Data & Analytics, strategic planning, Enterprise Architecture, cybersecurity and large-scale business process transformations. Ms. Kumar has served as CIO and CTO for many Fortune 50 companies including McKesson, Southern California Edison, Toyota, HPE, and Tata Steel. Ms. Kumar earned a bachelor’s degree in Metallurgical Engineering from the Bihar Institute of Technology in Sindri, India. She also holds an MBA from the University of California, Irvine; Paul Merage School of Business. She is very passionate about the topic of equality and is executive sponsor for various ERG’s and sits on Diversity & Inclusion Steering committees.

The Board has determined that Ms. Kumar should serve on the Board for the following reasons: She provides the Board with important expertise in the healthcare industry based on her extensive experience at McKesson Corp. and Medtronic. Ms. Kumar also has extensive experience in information technology management at leading companies across a diverse range of industries. This skill set is especially important as Myriad looks to upgrade its information technology systems relating to its customer interfaces. Ms. Kumar also has a strong scientific and engineering background providing expertise from a scientific and product development standpoint.
Age: 55
Director Since: 2020
Committees:

Lee N. Newcomer, M.D.
Experience:

Lee N. Newcomer, M.D., was appointed as a member of the Board in September 2019. Dr. Newcomer currently manages his own consulting business, Lee N. Newcomer Consulting, LLC, and previously held senior executive roles at United Healthcare including Senior Vice President for Oncology and Genetics, Chief Medical Officer and Senior Vice President of Health Policy and Strategy for UnitedHealth Group. Dr. Newcomer also worked for Vivius, Inc., a consumer directed health plan, holding the position of Executive Vice President and Chief Medical Officer. Dr. Newcomer received a Master’s Degree in Healthcare Administration & Management from the University of Wisconsin, Madison, an M.D. from the University of Nebraska, Omaha, and a B.S. from Nebraska Wesleyan University. Dr. Newcomer currently serves on the board of Cellworks Group Inc., a private precision medicine company and Coherus BioSciences, Inc., a public biopharmaceutical company. He also served on the board of directors of Park Nicollet Health Systems, a hospital health care system with approximately 1,000 physicians and 400 beds, for ten years including two years as Chairman.

The Board has determined that Dr. Newcomer should serve on the Board for the following reasons: His extensive reimbursement and managed care experience will aid the Company in its efforts to expand reimbursement for its new and existing innovative precision medicine tests. He provides the Board with expertise on the medical insurance industry based on his extensive experience in several senior positions at UnitedHealth Group, Inc. and CIGNA Corporation. Additionally, Dr. Newcomer’s medical background provides the Board with expertise in developing predictive, personalized and prognostic testing products. Furthermore, Dr. Newcomer brings extensive business management experience from his 28 years of work in the managed care and pharmaceutical industries.

Age: 73
Director Since: 2019
Committees:

Colleen F. Reitan
Experience:

Colleen F. Reitan was appointed as a member of the Board in September 2019. Ms. Reitan previously held numerous senior leadership positions at Health Care Services Corporation (HCSC) including most recently as the Executive Vice President and President of Plan Operations and as the Chief Operating Officer. Prior to working at HCSC, Ms. Reitan held numerous senior management positions at Blue Cross and Blue Shield of Minnesota including President and Chief Operating Officer. In aggregate, Ms. Reitan has over 35 years of experience in the managed care industry. Ms. Reitan holds a B.A. from Minnesota State University at Mankato and a M.S. in Health Care Administration from the University of Minnesota-Twin Cities. She currently serves on the board of Alnylam Pharmaceuticals, Inc.

The Board has determined that Ms. Reitan should serve on the Board for the following reasons: Her extensive reimbursement and managed care experience will aid the Company in its efforts to expand reimbursement for its new and existing innovative precision medicine tests. Furthermore, she provides the Board with important expertise on the medical insurance industry based on her extensive experience in several senior positions at Health Care Services Corporation and Blue Cross and Blue Shield of Minnesota. In addition, she provides the Board with management expertise, resulting from managing private companies and serving as a director of a publicly-traded company.

Age: 65
Director Since: 2019
Committees:

Daniel M. Skovronsky, M.D., Ph.D.
Experience:

Daniel M. Skovronsky, M.D., Ph.D., joined the Company as a Director in July 2020. Currently, he serves as President of Lilly Research Laboratories, President of Lilly Immunology, and Chief Scientific Officer at Eli Lilly and Company. Previously, he was Chief Executive Officer of Avid Radiopharmaceuticals Inc., a company he founded in 2004. Dr. Skovronsky earned his M.D. from the Perelman School of Medicine, University of Pennsylvania, his Ph.D. in neuroscience from University of Pennsylvania and a B.S. in molecular biophysics and biochemistry from Yale University.

The Board has determined that Dr. Skovronsky should serve on the Board for the following reasons: His medical and scientific background provides the Board with expertise in developing predictive, personalized, and prognostic testing products. Dr. Skovronsky provides the Board with business and management expertise from several senior positions at a major pharmaceutical company, including expertise in research and development, which is critical to our development of molecular diagnostic testing services. Dr. Skovronsky's background as a neuropathologist with extensive experience in neuroscience provides the Board with expertise in developing and commercializing diagnostics for patients suffering from neuropsychiatric and other medical conditions. As a director of Myriad, Dr. Skovronsky has made significant contributions to our research and development and product development efforts and our long-term growth strategy.

Age: 51
Director Since: 2020
Committees:

Board of Director Qualifications, Expertise, and Attributes

Below are charts showing board diversity, the age range of our directors, director independence, and the average tenure of our directors.

Director Capability Definitions

Board Diversity – Representation of gender, ethnic, cultural, or other perspectives that expand the Board’s understanding of the needs and viewpoints of our patients, physician partners, employees, governments, and other stakeholders.

Finance and Accounting – Experience with or understanding of the financial and accounting function of an enterprise in U.S. and international markets, resulting in proficiency in complex financial management, capital allocation, mergers and acquisitions and financial accounting and reporting processes.

Leadership – Experience leading a significant enterprise, resulting in a practical understanding of organizations, processes, strategic planning, and risk management. Demonstrated strengths in developing talent, planning succession, and driving change and long-term growth.

Healthcare Industry – Experience with and understanding of complex issues within the health care industry including expertise in commercializing health care products or services with emphasis in oncology, women’s health, and mental health. Healthcare market experience in both the United States and internationally is valued including experience with the U.S. and international healthcare regulatory environment.

Diagnostics Industry – Experience with complex issues involving the development and distribution of diagnostic tests, providing test results and interpretation, providing clinical laboratory services, and developing and supplying molecular diagnostics, instrumentation equipment, and consumable materials.

Research and Development – Experience and expertise in new product development and life cycle management, resulting in the successful introduction of innovative products and services that satisfy unmet medical needs and contribute to the Company’s profits. Expertise in designing and implementing clinical trials and in research methods used to evaluate and demonstrate improvements in health and cost outcomes. Expertise in assessing the medical and/or commercial implications for improving health and cost outcomes.

Provider or Payor Perspective – Understanding of the delivery and/or payment of medical services obtained through experience working as a medical provider or payer, including executive or operational roles at a hospital or health insurance organization.

Technology – Experienced leader of information and digital technology functions with deep knowledge in anticipating technological trends including commercial and product digital solutions, disruptive innovation that extend or create new business models. Expertise in cyber security and risk management.

Public Company Governance – Experience as a board member of other publicly traded companies.

Director Capability Matrix

	Board Diversity	Finance and Accounting	Leadership	Healthcare Industry	Diagnostic Industry	Research and Development	Provider or Payor Perspective	Technology	Public Company Governance
S. Louise Phanstiel	✓	✓	✓	✓			✓		✓
Chair of the Board
Paul M. Bisaro		✓	✓	✓	✓				✓
Director
Paul J. Diaz	✓	✓	✓	✓			✓		✓
President, CEO & Director (until April 30, 2025) (1)
Mark S. Davis		✓	✓	✓					✓
Director
Heiner Dreismann Ph.D.			✓	✓	✓	✓
Director
Rashmi Kumar Director	✓		✓	✓				✓
Lee N. Newcomer M.D.			✓	✓	✓	✓	✓		✓
Director
Sam S. Raha	✓	✓	✓	✓	✓	✓
President, CEO & Director (effective April 30, 2025) (2)
Colleen F. Reitan Director	✓	✓	✓	✓			✓	✓	✓
Dan Skovronsky, M.D. Ph.D.			✓	✓	✓	✓
Director
(1) Mr. Diaz announced that he will resign from his positions as President and Chief Executive Officer and Director effective April 30, 2025.
(2) Mr. Raha will succeed Mr. Diaz as President and Chief Executive Officer and as a Class II Director effective April 30, 2025.

Director Independence

Our Board has reviewed the materiality of any relationship that each of our directors has with Myriad, either directly or indirectly. Based on this review, the Board has determined that the following members of the Board are ‘‘independent directors’’ as defined by The Nasdaq Stock Market LLC (‘‘Nasdaq’’): Mr. Bisaro, Mr. Davis, Dr. Dreismann, Ms. Kumar, Dr. Newcomer, Ms. Phanstiel, Ms. Reitan, and Dr. Skovronsky.

Leadership Structure of the Board

The Board does not have a policy regarding the separation of the roles of Chair of the Board and Chief Executive Officer because the Board believes that it is in our best interests to make that determination based on the position and direction of the Company and the membership of the Board. However, at this time, and since our inception, the Board has determined that having an independent director serve as Chair of the Board is in the best interests of our stockholders. Thus, the roles of Chair of the Board and Chief Executive Officer are separated. This structure enables a greater role for the independent directors in the oversight of the Company and their active participation in setting agendas and establishing Board policies, priorities and procedures. This structure also allows the Chief Executive Officer to focus on the management of our day-to-day operations.

Board’s Role in the Oversight of Risk Management

The Board has an active role, directly and through its committees, in the oversight of our risk management efforts. It carries out this oversight role through several levels of review. The Board regularly reviews and discusses with members of management information regarding the management of risks inherent in the operations of our businesses and the implementation of our strategic plan, including our risk mitigation efforts.

Each of the Board’s committees also oversees the management of risks that are under each committee’s areas of responsibility. For example, the AFC oversees management of accounting, auditing, external reporting, internal controls, cash investment risks, cybersecurity, and our processes for compliance with laws, regulations and our Code of Conduct. The NGC oversees certain conflicts of interest, director independence and corporate governance policies. It is also charged with regularly reviewing, evaluating, and making recommendations to the Board and management on our corporate responsibility strategies, practices, and initiatives. The CHCC oversees risks arising from compensation practices and policies. While each committee has specific responsibilities for oversight of risk, the Board is regularly informed by each committee about such risks. In this manner the Board is able to coordinate its risk oversight.

Board’s Consideration of Diversity

The Board and the NGC do not have a formal policy with respect to the consideration of diversity in identifying nominees for director positions. However, the Board and the NGC strive to nominate individuals with a variety of diverse backgrounds, skills, qualifications, attributes and experience such that the Board, as a group, will possess the appropriate expertise, talent and skills to fulfill its responsibilities to manage the Company in the long-term interests of the stockholders.

Board’s Disclosure of Third-Party Director and Nominee Compensation

No member of the Board has any agreement or arrangement with any person or entity other than the Company relating to compensation or other payment in connection with the director’s service as a director of the Company.

Management Succession Planning

The Board recognizes that ensuring continuity in senior leadership is one of its most critical responsibilities. To fulfill this duty, the Board continually oversees the development of executive talent and succession planning for senior management, including the Chief Executive Officer. The Board actively reviews and guides the creation and execution of senior management succession plans, assessing potential successors for key leadership roles and overseeing development plans for current senior management members.

As previously disclosed, on February 24, 2025, we announced that Paul J. Diaz, our President and Chief Executive Officer, will step down from those positions, and resign from the Company’s Board, effective on April 30, 2025. As part of our ongoing succession planning process, the Board had evaluated Samraat S. Raha, our current Chief Operating Officer, as a potential successor to Mr. Diaz as President and Chief Executive Officer. Following Mr. Diaz's resignation as President and Chief Executive Officer, effective April 30, 2025, the Board appointed Mr. Raha to succeed Mr. Diaz as our President and Chief Executive Officer and member of the Board, effective April 30, 2025. The Board had also evaluated Mark S. Verratti, our current Chief Commercial Officer, as a potential successor to Mr. Raha as Chief Operating Officer and determined that Mr. Verratti should succeed Mr. Raha as our Chief Operating Officer effective April 30, 2025.

Committees of the Board of Directors and Meetings

Meeting Attendance. During the year ended December 31, 2024, there were ten meetings of the Board. No director attended fewer than 75 percent of the total number of meetings of the Board and of each committee of the Board on which he or she served during the 2024 fiscal year. The Board has adopted a policy under which each member is encouraged, but not required to attend each annual meeting of stockholders. All members of the Board at the time of our 2024 Annual Meeting of Stockholders attended the meeting.

Audit and Finance Committee. The AFC met seven times during the 2024 fiscal year. The committee currently has four members: Mr. Davis (Chair), Ms. Kumar, Ms. Phanstiel, and Ms. Reitan. The AFC’s roles and responsibilities are set forth in its written charter and include the authority to retain and terminate the services of our independent registered public accounting firm. In addition, the AFC reviews annual financial statements; considers matters relating to accounting policy and internal controls; reviews the scope of annual audits; and monitors our processes for compliance with laws, regulations and our Code of Conduct. The AFC also has primary responsibility for, and oversight over, cybersecurity threats and our information security management program. Our Board has determined that all members of the AFC satisfy the current independence standards promulgated by the SEC and by Nasdaq, as such standards apply specifically to members of audit committees. The Board has determined that Mr. Davis and Ms. Phanstiel are each an ‘‘audit committee financial expert,’’ as the SEC has defined that term in Item 407 of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act. A copy of the AFC’s written charter is publicly available on the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance.

Please also see the report of the AFC set forth elsewhere in this proxy statement.

Compensation and Human Capital Committee. The CHCC met five times during the 2024 fiscal year. This committee currently has four members: Dr. Dreismann (Chair), Mr. Bisaro, Dr. Newcomer, and Dr. Skovronsky. The CHCC’s role and responsibilities are set forth in its written charter and include reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board are carried out and that such policies, practices and procedures contribute to our success. The CHCC also is responsible for evaluating and determining the compensation of our Chief Executive Officer. In addition, the CHCC is responsible for administering our Clawback Policy and reporting to the Board regarding any actions taken pursuant to such policy. The Board has determined that all members of the CHCC qualify as independent under the definition promulgated by Nasdaq.

The CHCC is charged with establishing a compensation policy for our executive officers and directors that is designed to attract and retain qualified executive talent, to motivate them to achieve corporate objectives, and reward them for superior performance. Our CHCC is also responsible for establishing and administering our executive compensation policies and equity compensation plans. The CHCC meets at least two times per year and more often as necessary to review and make decisions with regard to executive compensation matters. As part of its review of these matters, the CHCC may delegate any of the powers given to it to a subcommittee. A copy of the CHCC’s written charter is publicly available on the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance.

Further discussion of the process and procedures for considering and determining executive compensation, including the role that our executive officers play in determining compensation for other executive officers is included below in the section entitled ‘‘Executive and Director Compensation-Compensation Discussion and Analysis.’’ The CHCC has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its duties. For purposes of executive compensation determinations, the CHCC retained an independent compensation consultant, Mercer, LLC (‘‘Mercer’’), which is a wholly owned subsidiary of Marsh & McLennan Companies, Inc., to review our peer group of companies and provide competitive market data on the salaries and short-term and long-term incentive compensation of executive officers at comparable companies within our industry. Mercer has also been engaged to provide the CHCC an analysis of, and recommendations for, annual salary compensation, short-term incentive compensation, and long-term incentive compensation for our Chief Executive Officer and other executive officers. Mercer performs services solely on behalf of the CHCC and has no relationship with Myriad or its management except as may relate to performing such services. The CHCC has assessed the independence of Mercer pursuant to SEC rules and the corporate governance rules of Nasdaq and concluded that no conflict of interest exists that would prevent Mercer from independently representing the CHCC.

Please also see the report of the CHCC set forth elsewhere in this proxy statement.

Compensation and Human Capital Committee Interlocks and Insider Participation. No member of our CHCC has at any time been an employee of the Company. None of our executive officers is a member of the CHCC, nor do any of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or CHCC.

Nominating and Governance Committee. Our NGC met six times during the 2024 fiscal year. The NGC currently has four members: Ms. Reitan (Chair), Mr. Davis, Ms. Kumar, and Ms. Phanstiel. This committee’s role and responsibilities are set forth in the NGC's written charter and include evaluating and making recommendations to the full Board as to the size and composition of the Board and its committees, identifying and evaluating potential candidates and recommending the director nominees for election, developing and recommending corporate governance guidelines applicable to the Board, and, subject to our Policy on Related Person Transactions, reviewing and approving potential or actual conflicts of interest between our executive officers or members of the Board. The NGC also oversees the annual Board performance evaluations, which may be submitted anonymously at the discretion of the director concerned. The NGC is responsible for regularly reviewing, evaluating and making recommendations to the Board and management on our corporate responsibility strategies, practices, and initiatives. In adding new directors to the Board, the NGC retains from time to time the services of a nationally recognized search firm to identify and help evaluate candidates. Services provided by the search firm include identifying potential director candidates meeting criteria established by the NGC, verifying information about the prospective candidate's credentials, and obtaining a preliminary indication of interest and willingness to serve as a Board member. This process helps attract qualified and independent directors.

If a stockholder wishes to nominate a candidate for director who is not included in our proxy statement, the stockholder must follow the procedures described in our Restated By-Laws and in ‘‘Stockholder Proposals and Nominations for Director’’ section at the end of this proxy statement.

In addition, under our current corporate governance policies, the NGC may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third-party search firms or other appropriate sources. For all potential candidates, the NGC may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment; business and professional skills and experience; independence; knowledge of the industry in which we operate; possible conflicts of interest; the extent to which the candidate would fill a present need on the Board; and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to propose a candidate for consideration by the NGC under our corporate governance policies, for each annual meeting, the NGC will consider only one recommended nominee from any stockholder or group of affiliated stockholders, and such recommending stockholder or group must have held at least five percent of common stock for at least one year. All stockholder recommendations for proposed director nominees must be made in writing to the NGC, care of Myriad’s Corporate Secretary at 322 North 2200 West, Salt Lake City, Utah 84116, and must be received no later than 120 days prior to the first anniversary of the date of the proxy statement for the previous year’s Annual Meeting. The recommendation must be accompanied by the following information concerning the recommending stockholder:

•The name, address and telephone number of the recommending stockholder;

•The number of shares of our common stock owned by the recommending stockholder and the time period for which such shares have been held;

•If the recommending stockholder is not a stockholder of record, a statement from the record holder verifying the holdings of the recommending stockholder and a statement from the recommending stockholder of the length of time such shares have been held (alternatively, the recommending stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC, together with a statement of the length of time that the shares have been held); and

•A statement from the recommending stockholder as to the good faith intention to continue to hold such shares through the date of the next annual meeting.

The recommendation must also be accompanied by the following information concerning the proposed nominee:

•The information required by Items 401, 403 and 404 of Regulation S-K under the Securities Act;

•A description of all relationships between the proposed nominee and the recommending stockholder, including any agreements or understandings regarding the nomination;

•A description of all relationships between the proposed nominee and any of our competitors, customers, suppliers, labor unions or other persons with special interests regarding the Company; and

•The contact information for the proposed nominee.

The recommending stockholder must also furnish a statement supporting a view that the proposed nominee possesses the minimum qualifications as set forth below for director nominees and describing the contributions that the proposed nominee would be expected to make to the Board and to the governance of Myriad and must state whether, in the stockholder’s view, the proposed nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Myriad. The recommendation must also be accompanied by the written consent of the proposed nominee (i) to be considered by the NGC and interviewed if the NGC chooses to do so in its discretion, and (ii) if nominated and elected, to serve as a director.

For all potential candidates, the NGC may consider all factors it deems relevant, including the following threshold criteria:

•Candidates should possess the highest personal and professional standards of integrity and ethical values;

•Candidates must be committed to promoting and enhancing the long-term value of Myriad for its stockholders;

•Candidates should not have any interests that would materially impair their ability to exercise independent judgment or otherwise discharge the fiduciary duties owed as a director to Myriad;

•Candidates must be able to represent fairly and equally all stockholders of Myriad without favoring or advancing any particular stockholder or other constituency of Myriad;

•Candidates must have demonstrated achievements in one or more fields of business, professional, governmental, community, scientific or educational endeavor, and possess mature and objective business judgment and expertise;

•Candidates are expected to have sound judgment, derived from management or policy making experience that demonstrates an ability to function effectively in an oversight role;

•Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to Myriad, including governance concerns, regulatory obligations, strategic business planning, competition and basic concepts of accounting and finance; and

•Candidates must have, and be prepared to devote, adequate time to the Board and its committees.

In addition, the NGC will take into account the extent to which the candidate would fill a present need on the Board, including the extent to which a candidate meets the independence and experience standards promulgated by the SEC and by Nasdaq.

A copy of the NGC’s written charter is publicly available on the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance.

The descriptions of our corporate governance policies contained in this proxy statement are qualified in their entirety and subject to the terms of such policies as modified by the Board from time to time. The following corporate governance documents are publicly available on the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance:

•Policy on Annual Shareholder Meeting Attendance by Directors;

•Policy on Security Holder Communications with Directors;

•Policy on Security Holder Recommendation of Candidates for Election as Directors;

•Procedures for Security Holders Submitting Nominating Recommendations;

•Policy Regarding Qualifications of Directors;

•Policy on New Director Orientation;

•Policy on Continuing Education for the Board;

•Policy on Related Person Transactions;

•Director and Executive Officer Stock Ownership Guidelines;

•Clawback Policy;

•Corporate Governance Principles;

•Corporate Code of Conduct;

•Nominating and Governance Committee Charter;

•Audit and Finance Committee Charter;

•Compensation and Human Capital Committee Charter; and

•Research and Product Innovation Committee Charter.

Research and Product Innovation Committee. Our Research and Product Innovation Committee (or "RPIC") met three times in the 2024 fiscal year. The RPIC currently has four members: Dr. Newcomer (Chair), Mr. Bisaro, Dr. Dreismann, and Dr. Skovronsky. The committee’s roles and responsibilities are set forth in the RPIC’s written charter and include advising and consulting with senior management on a broad range of strategic and product development initiatives and making recommendations to the Board regarding such opportunities. A copy of the RPIC’s written charter is publicly available on the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at (801) 584-3532. However, any stockholder who wishes to address questions regarding our business directly with the Board, or any individual director, should send his or her questions in writing to the Chair of the Board or a designated member of the Board at 322 North 2200 West, Salt Lake City, Utah 84116. Communications will be distributed to the Board, to the NGC, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

•Junk mail and mass mailings;

•Resumes and other forms of job inquiry;

•Surveys; and

•Solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is excluded will be made available to any outside director upon request.

Executive Officers

The following table sets forth the name, age (as of April 8, 2025) and position of each of our current executive officers. Unless indicated otherwise, general references to ‘‘executive officers’’ throughout this proxy statement refer to the following officers:

Name	Age	Position
Paul J. Diaz (1)	63	President and Chief Executive Officer and Director
Margaret Ancona	55	Senior Vice President, Chief of Staff
Jennifer Fox	52	Chief Legal Officer
Kevin R. Haas	40	Chief Technology Officer
Scott J. Leffler (2)	50	Chief Financial Officer
Dale Muzzey	45	Chief Scientific Officer
Sam S. Raha (3)	53	Chief Operating Officer
Shereen Solaiman	52	Chief People Officer
Mark Verratti (4)	56	Chief Commercial Officer
(1) Mr. Diaz announced that he will resign from his position as President and Chief Executive Officer effective April 30, 2025.
(2) Mr. Leffler was appointed Chief Financial Officer effective January 29, 2024.
(3) Mr. Raha will succeed Mr. Diaz as President and Chief Executive Officer effective April 30, 2025.
(4) Mr. Verratti will succeed Mr. Raha as Chief Operating Officer effective April 30, 2025.

Paul J. Diaz
President and Chief Executive Officer (1)

Paul J. Diaz was appointed as the President and Chief Executive Officer, or CEO, of Myriad Genetics, Inc., and a member of the Board, effective August 13, 2020. Prior to joining Myriad, Mr. Diaz was a partner at Cressey & Company (2016-2020), a private investment firm headquartered in Chicago, Illinois, which at that time managed over $3.0 billion in committed capital. Cressey & Company is a healthcare focused middle-market private equity firm with over 30 years of success investing in and helping to build high quality healthcare businesses. Mr. Diaz is the former president and CEO and vice chairman of Kindred Healthcare, Inc. (2002-2016) then a Fortune 500 Company and one of the largest providers of healthcare services in the United States. At the time, Kindred had revenues of $7.2 billion, rehabilitation hospitals, sub-acute units, home health and hospice agencies and contract rehabilitation locations. For six years in a row, during his tenure as CEO, Kindred was ranked as one of the Most Admired healthcare companies in the United States by Fortune magazine. Mr. Diaz currently serves on the board of trustees of Johns Hopkins Medicine (where he serves as chair of Johns Hopkins Health Plans). He was formerly on the board of directors of DaVita (NYSE: DVA) and PharMerica Corporation (NYSE: PMC), and previously served on the board of the Federation of American Hospitals, and the Bloomberg School of Public Health at Johns Hopkins University. While CEO of Kindred, Mr. Diaz was a member of the Business Roundtable and the Wall Street Journal CEO Council. Modern Healthcare magazine named Mr. Diaz one of the 100 Most Influential People in Healthcare and named him one of the top 25 Minority Executives in Healthcare for numerous years. In addition, Hispanic magazine named Mr. Diaz one of the 25 Best Latinos in business in multiple years. Mr. Diaz earned a bachelor’s degree in Finance and Accounting from American University’s Kogod School of Business and a law degree from Georgetown University Law Center in Washington, D.C.

Age: 63

(1) Mr. Diaz announced that he will resign from his positions as President and Chief Executive Officer and Director effective April 30, 2025.

Margaret Ancona
Senior Vice President, Chief of Staff

Maggie Ancona joined Myriad in January 2021. Previously, she led Global Transformation and Program Management at Hewlett Packard (HP) and Dell Technologies where she oversaw business transformation strategy, executed large-scale programs and cost management efforts, while retooling digital infrastructure for the future. Mrs. Ancona received a Bachelor’s degree in English from the University of San Francisco.

Age: 55

Jennifer Fox
Chief Legal Officer

Jennifer Fox, Chief Legal Officer, joined Myriad Genetics in September 2024. Prior to joining Myriad Genetics, she worked as the Executive Vice President, External Affairs, General Counsel and Corporate Secretary of Emergent BioSolutions Inc. (Emergent) from March 2022 to August 2024, where she was responsible for overseeing legal functions, government and public affairs, communications, and ESG initiatives. Prior to that role, she served as Senior Vice President, Legal Affairs, Deputy General Counsel from January 2020 to February 2022 and as Vice President, Associate General Counsel from December 2018 to December 2019 at Emergent. Before joining Emergent, Ms. Fox was an attorney and shareholder at Brinks, Gilson & Lione from October 2011 to November 2018, and previously as an in-house attorney for Novozymes and GSK. Prior to her legal career, she worked as a research scientist at the National Institutes of Health and GSK. Ms. Fox received her J.D. from North Carolina Central University. She also received an M.S. in molecular biology and biochemistry and her B.S. in Biology from the University of Toledo.

Age: 52

Kevin R. Haas
Chief Technology Officer

Kevin R. Haas joined Myriad in May 2013 and was appointed Chief Technology Officer in February 2021. Previously, he was Senior Vice President of Technology and Senior Vice President of Engineering at Myriad and Vice President of Bioinformatics and Senior Director of Bioinformatics at Myriad Women's Health. Dr. Haas previously served on the Board of Directors and as Vice President for USA Triathlon, the non-profit national governing body for the sport. Dr. Haas received a B.S. from University of Wisconsin-Madison and a Ph.D. in Chemical Engineering from University of California-Berkeley, where he worked on molecular simulation and machine learning to study protein dynamics from single molecule fluoresce. He has co-authored 16 peer reviewed publications and nine patent applications.

Age: 40

Scott J. Leffler
Chief Financial Officer

Scott J. Leffler became Chief Financial Officer of Myriad on January 29, 2024. Prior to joining Myriad, he served as Chief Financial Officer of Clover Health Investments, Corp. since July 2022. Before joining Clover Health, Mr. Leffler served as Chief Financial Officer and Treasurer of Sotera Health, a provider of sterilization, lab testing and advisory services for the healthcare industry, from April 2017 to July 2022. Prior to joining Sotera Health, Mr. Leffler served as Chief Financial Officer at Exal Corporation (now called Trivium Packaging) and held various financial leadership positions at PolyOne Corporation (now called Avient). Mr. Leffler holds a B.A. in economics from Yale University and an M.B.A. from Emory University and is both a Certified Public Accountant (inactive) and a Certified Treasury Professional (inactive).

Age: 50

Dale Muzzey
Chief Scientific Officer

Dale Muzzey was appointed Chief Scientific Officer of Myriad in April 2022. Previously, he served at Myriad as Interim Chief Scientific Officer and Senior Vice President, R&D from January 2022 to April 2022, Vice President, Bioinformatics, from October 2019 to December 2021, and Senior Director, Clinical Development from August 2018 to September 2019. From April 2014 to July 2018, Dr. Muzzey also served in a number of positions of increasing responsibility at Myriad Women's Health, including Director, Scientific Affairs, Staff Scientist, Computational Biology, Senior Scientist, and Computational Scientist I. Dr. Muzzey received a Bachelor of Arts degree in Biochemical Sciences and a Ph.D. in Biophysics from Harvard University.

Age: 45

Sam S. Raha
Chief Operating Officer

Sam S. Raha became Chief Operating Officer of Myriad in December 2023. On February 24, 2025, the Board appointed Mr. Raha to succeed Mr. Diaz as our President and Chief Executive Officer, effective April 30, 2025. Prior to joining Myriad, he served as Senior Vice President and President, Diagnostics and Genomics Group, of Agilent Technologies, Inc. since April 2018. From May 2017 to April 2018, Mr. Raha served as Agilent's Senior Vice President, Strategy and Corporate Development. From July 2013 to January 2017, he served as Vice President, Global Marketing for Illumina, Inc., and from 2008 to 2012, he served as Vice President and General Manager, Genomics Assays / NextGen qPCR for Life Technologies, Inc. Mr. Raha graduated from the University of California, Berkeley, with a degree in molecular and cell biology and received his MBA from Santa Clara University.

Age: 53

Shereen Solaiman
Chief People Officer

Shereen Solaiman, Chief People Officer, joined Myriad Genetics in March 2023. She previously served for over 12 years with OhioHealth, a not-for-profit, faith-based health system, most recently as Senior Vice President, Chief Human Resource Officer from August 2020 to October 2022. Prior to that role, she served in a number of positions at OhioHealth of increasing responsibility, including Vice President, HR Strategy and Business Enablement, from January 2018 to August 2020, Vice President, Total Rewards, from July 2016 to January 2018, and Vice President, Human Resources Central Ohio and Corporate, from October 2014 to July 2016. Prior to OhioHealth, she served over ten years at Borders Group, Inc., in a variety of human resources roles, including as Senior Vice President, Human Resources. She received a B.S. in Journalism and Public Relations from Ohio University and a Masters in Public Administration from New York University.
Age: 52

Mark S. Verratti
Chief Commercial Officer

Mark Verratti was promoted to Chief Commercial Officer on April 14, 2022. On February 24, 2025, the Board appointed Mr. Verratti as our Chief Operating Officer, effective April 30, 2024. He previously served as President, Mental Health or President, Myriad Neuroscience from August 2017 to April 2022, and as President of Myriad Autoimmune from May 2020 until the sale of the Myriad Autoimmune business in September 2021. Prior to his appointment as President, Myriad Neuroscience, he served as SVP, Chief Sales and Business Development officer at Assurex since January 2016.

Mr. Verratti also held senior leadership positions worldwide with Cyberonics (now known as LivaNova) from 2005-2016, and earlier with Forest Pharmaceuticals where he led commercial teams with revenues approaching $500 million dollars. He received a B.S. in Life Sciences with a minor in Physiology from The Pennsylvania State University.

Age: 56

We have entered into standard employment agreements with each of the above executive officers. For each such officer, we have also entered into our standard Severance and Change of Control Agreements, which are described elsewhere in the proxy statement under the caption ‘‘Executive and Director Compensation—Potential Payments Upon Termination or Change of Control.’’

Sustainability and Corporate Responsibility

Sustainability

As part of our mission of advancing the health and well-being of others, we strive to conduct our business in a sustainable and environmentally responsible manner. Some of our environmental initiatives include:

•Led by our Green Team, we have recycled approximately 150.5 tons of plastics in our Salt Lake City laboratory since our recycling program started in 2019, including 23.6 tons of plastic during fiscal year 2024.

•We completed our carbon inventory, measuring our Scope 1 and Scope 2 emissions from the use of our laboratories and office spaces during the year ended December 31, 2023. Energy and emissions data was captured for select buildings with the largest footprint and used to model emissions from our remaining operations where limited or no data was available.

•Our new laboratories in west Salt Lake City, Utah and South San Francisco, California include energy and water efficiency and other environmental-friendly features. The new laboratory facilities help us increase our operational capacity while allowing us to reduce the overall size of our facilities footprint. The new laboratories are equipped with automated liquid handling and waste treatment capabilities, which we expect will reduce plastic waste and create more environmentally sustainable laboratories.

Human Capital Management

We believe the success of our mission depends, in part, on our ability to attract and retain qualified personnel. Our key human capital management objectives are to recruit, retain and motivate the exceptional people needed to carry out our mission. To support these objectives and help our employees balance their work and personal lives, we maintain a flexible work environment and competitive compensation and benefit programs.

•Caring and Belonging: Our objective is to make Myriad a place where all employees have a sense of belonging. Myriad supports a culture of caring and inclusion aligned with our mission, vision, and values to drive our performance by creating opportunities and experiences for learning, development, and a sense of belonging for all employees. As of December 31, 2024, women made up approximately 64% of our workforce, 39% of leadership roles (vice president and above), and 33% of our Board members, including our Board Chair. We have seven ERGs that represent and support diverse communities in our workforce. These ERGs are designed to mentor, foster, encourage, and inspire employees in all stages of their careers by providing access to senior leadership, peer groups, mentoring, and other valuable resources to help them pursue their career ambitions.

•Compensation, health, wellness, family resources, and other benefits: Our compensation program is designed to attract and reward talented individuals who possess the skills necessary to support our business objectives, assist in the achievement of our strategic goals and create long-term value for our stockholders. We provide competitive salaries, stock ownership opportunities, and incentive and bonus programs. We also provide an expansive benefit offering including medical, dental and vision health care coverage, insurance and disability coverage, 401(k) investment plans with Company matching, tax advantaged savings accounts, paid time off and leaves of absence, parental leave, family formation benefits, employee assistance programs, including free mental health resources for employees and their dependents, community outreach programs, training and development opportunities, and wellness programs.

•Career Development and Training: We offer several career development and training opportunities to our employees, including a curriculum of Company-sponsored technical, business, and leadership courses, on-the-job training, and a support network to all new employees, and tuition reimbursement for approved external training and educational pursuits.

•Oversight and Management: We regularly conduct surveys to obtain feedback from our employees on a variety of topics, including employee engagement, Company strengths and focus areas, and culture drivers. The results are reviewed by our Board, the CHCC and senior leadership, who analyze areas of progress or deterioration and prioritize actions and activities in response to this feedback to drive meaningful improvements in employee engagement. We believe our most recent survey in 2024 shows how these intentional efforts are making a difference as 84% of our employees rated us as a Great Place to Work®.

•Corporate Responsibility and Community: At Myriad, corporate responsibility plays an important role in our approach to developing valuable and transformative molecular diagnostic tests across major diseases to improve patients' lives. We believe that our corporate responsibility programs build greater value for our patients, healthcare professionals and stockholders, support and improve the communities where we live and work, and empower our employees to become more engaged in the well-being of their own communities. The corporate responsibility programs at Myriad align with a clearly defined set of strategic priorities including:

◦Patient Assistance: We are working to improve overall health care quality and increase access to diagnostic testing for those in need by offering robust financial assistance.

◦Advocacy: We collaborate with patient advocacy and support organizations where we believe we can make a positive difference in addressing complex health challenges, provide education about diagnostic testing, and improve the quality of life for patients.

◦Sustainability: As described above, we continue to explore ways in which we can minimize our environmental impacts.

◦Scholarship: We provide financial support for academic scholarships and contribute to advancing education and training for women and minorities in medicine and science.

◦Philanthropy: We provide financial support to nonprofit organizations and share the expertise of our employees in the communities where we operate.

Governance

Our Board has primary responsibility for oversight of corporate responsibility matters and our management's development and execution of a corporate responsibility strategy. The Board has delegated certain targeted corporate responsibility responsibilities to its standing committees to assist it in its corporate responsibility oversight duties. The NGC is charged with regularly reviewing, evaluating, and making recommendations to the Board and management on our corporate responsibility strategies, practices, and initiatives. In addition, the NGC reviews and provides guidance to the Board and management on our public disclosures with respect to corporate responsibility matters, and monitors corporate responsibility and sustainability trends, issues, concerns and risks which could affect our business. The CHCC regularly reviews human capital management matters, including our strategy, objectives, and practices in the areas of compensation, benefits, management and leadership development, diversity and equal opportunity, and human resource planning. The CHCC is also involved in considering, and where appropriate, integrating corporate responsibility goals into our executive compensation programs. The AFC reviews and evaluates risks imposed by corporate responsibility matters on our business and provides input regarding the establishment of processes and controls to ensure that our quantitative and qualitative corporate responsibility and sustainability disclosures are accurate and consistent. Each of these committees reports to the full Board on various corporate responsibility-related matters. In addition, we have leaders from across our organization, including human resources, commercial and laboratory operations, accounting, technology, compliance, legal, and communications, who are actively involved in, and advise on, corporate responsibility matters.

Executive and Director Compensation

Compensation Discussion and Analysis

Executive Summary

Overview

We are a leading molecular diagnostic testing and precision medicine company dedicated to advancing health and well-being for all. We develop and offer molecular tests that help assess the risk of developing disease or disease progression and guide treatment decisions across medical specialties where genetic insights can significantly improve patient care and lower health care costs. Our molecular tests provide insights that help people take control of their health and enable healthcare providers to better detect, treat, and prevent disease. Our compensation program is designed to support our mission and business strategy, with the primary objectives of attracting and retaining executive talent, motivating our executive officers through pay-for-performance metrics to enhance our growth and profitability, and increasing long-term stockholder value.

This proxy statement reports on compensation paid or accrued during the year ended December 31, 2024 (the "fiscal year 2024" or "2024 fiscal year") and certain elements of compensation to be paid under our fiscal year 2025 compensation program. Our named executive officers ("NEOs") for the 2024 fiscal year are:

Name	Title
Paul J. Diaz	President and Chief Executive Officer (1)
Scott J. Leffler	Chief Financial Officer (2)
R. Bryan Riggsbee	Former Chief Financial Officer (3)
Samraat S. Raha	Chief Operating Officer (4)
Mark S. Verratti	Chief Commercial Officer (5)
Dale Muzzey, Ph.D.	Chief Scientific Officer
(1) Mr. Diaz announced that he will resign from his position as President and Chief Executive Officer effective April 30, 2025.
(2) Mr. Leffler was appointed Chief Financial Officer effective January 29, 2024.
(3) Mr. Riggsbee resigned from his position as Chief Financial Officer effective January 29, 2024.
(4) Mr. Raha will succeed Mr. Diaz as President and Chief Executive Officer effective April 30, 2025.
(5) Mr. Verratti will succeed Mr. Raha as Chief Operating Officer effective April 30, 2025.

Fiscal Year 2024 Financial Highlights

During fiscal year 2024, we continued to make progress on our strategic growth plan. Some of our financial highlights during 2024 include the following:

•Revenue increased 11% year-over-year to $838 million, driven by Pharmacogenomics revenue growth of 23% year-over-year as well as Prenatal and Hereditary Cancer revenue growth year-over-year of 17% and 11%, respectively.

•GAAP operating loss was $(123.5) million while adjusted operating income1 was $21.8 million, a year-over-year increase of $47.3 million compared to fiscal year 2023 adjusted operating loss of $(25.5).

•GAAP net loss was $(127.3) million while adjusted EBITDA1 was $40.4 million, an improvement of $51.9 million compared to fiscal year 2023 adjusted EBITDA of $(11.5) million.

•GAAP loss per share was ($1.41) while adjusted EPS1 was $0.14, an improvement of $0.41 over fiscal year 2023 adjusted EPS of $(0.27).

Focusing on our longer-term growth and profitability, over the past two years, our revenue has increased at a compound annual growth rate of 11.1%, our adjusted operating income has increased by $54.6 million, and our adjusted EBITDA has increased by $61.6 million. The following tables show our total revenue, adjusted operating income (loss), and adjusted EBITDA in millions for fiscal years 2022, 2023, and 2024.

1 An explanation of the adjustments to our GAAP financial measures used in this proxy statement and a reconciliation of the adjusted financial measures to the comparable GAAP financial measures are included in Appendix A to this proxy statement.

Fiscal Year 2024 Business Highlights

In addition to our financial results during the 2024 fiscal year set forth above, some of our business highlights include:

•Acquired select assets from Intermountain Precision Genomics' laboratory business, including the Precise Tumor test, the Precise Liquid test, and a CLIA-certified laboratory.
•Ranked among Best Large Workplaces in Health Care by Fortune and achieved a Great Place to Work® Certification for 2024.

•Completed the reorganization of our international operations, which included a sale of our EndoPredict business to Eurobio Scientific, enabling us to better align our resources to our domestic opportunities while continuing to serve key biopharma partners and patients globally.

•Established a number of research collaborations regarding the use of our Precise MRD test for breast cancer patients with leading cancer research institutions, including The University of Texas MD Anderson Cancer Center, the University of Rochester Medical Center, and the National Cancer Center Hospital East in Japan and a study partnership with Aptitude Health.

•The United States Patent and Trademark Office issued three new patents that further advance our ability to bring our tumor-informed, high-definition, MRD assay, Precise MRD, to market.

•Launched the Universal Plus Panel for Foresight Carrier Screen, which screens up to 272 genes associated with serious inherited conditions.

•Launched early gestational age Prequel Prenatal Screen, which can be performed as early as eight weeks into pregnancy, which is the first and only prenatal cell-free DNA (cfDNA) screen that can be performed at this early gestational age.

•Announced a collaboration with Flatiron Health, a leading health technology company dedicated to point of care solutions in oncology. This collaboration allows physicians to order our MyRisk Hereditary Cancer Test and view the results of the test directly in Flatiron’s cloud-based EMR platform, OncoEMR.

•We entered into a strategic partnership with jscreen™, a national organization that delivers education and access to genetic testing with a focus on high-risk populations. The collaboration combines our high-quality hereditary cancer and reproductive genetics products, MyRisk with RiskScore and Foresight Carrier Screen, with jscreen’s trusted education and genetic care navigation program.

During the fourth quarter of 2024, UnitedHealthcare updated its medical policy for pharmacogenetic testing to no longer provide coverage for certain multi-gene panel pharmacogenetic tests, including our GeneSight test, under its commercial, individual exchange, and certain managed Medicaid plans. The change took effect for commercial and individual exchange benefit plans on January 1, 2025, and is expected to take effect for impacted managed Medicaid plans during the first half of 2025. The change in UnitedHealthcare coverage has negatively impacted our stock price and we anticipate that it will negatively impact our revenue, profitability, and cash flow in 2025 and thereafter. While we intend to continue our engagement with UnitedHealthcare regarding its decision to change its GeneSight coverage policy, there is no guarantee that our efforts will be successful or that our GeneSight test will be covered by UnitedHealthcare or other payers in the future. If unchanged, UnitedHealthcare's updated medical policies may prevent us from sustaining previous GeneSight revenue or profitability levels and may materially and adversely affect our business and financial results as a whole and could lead to coverage changes in other UnitedHealthcare plans and at other payors. For additional information regarding the impact of UnitedHealthcare's change on our business, please refer to our Annual Report on Form 10-K for the year ended December 31, 2024.

2024 Executive Compensation Highlights

Our executive compensation policies and practices are designed to reinforce our pay-for-performance philosophy and align with sound governance principles. Listed below are additional details and highlights of our 2024 executive compensation policies and practices.

2024 Executive Compensation Highlights	Description
Our 2024 executive compensation program continues to support long-term value creation
Approximately 91.6% of our CEO's 2024 target compensation and approximately 85.7% of our other NEO's aggregate 2024 target compensation is variable and at risk, tied to our stock price performance, or subject to achievement of rigorous performance targets

Adopted enhanced stock ownership requirements
Increased stock ownership requirements for our CEO from 3X to 6X base salary and for our COO, CFO, and CCO from 2X to 3X base salary and adopted requirement that individuals must hold 50% of any shares acquired through the vesting of restricted stock units or the exercise of stock options (excluding shares sold to cover tax liabilities) until the required ownership multiple is met

Continued commitment to performance-based equity compensation
The CHCC maintained its practice of granting 50% of executive officer's equity in the form of PSUs that are subject to objective performance metrics, aligning executive compensation with long-term performance

Continued formula-driven calculation for annual bonus payments	The CHCC continued to rely solely on pre-determined objective measures to assess financial performance for cash bonus payments for 2024
Outperformed revenue and adjusted operating income targets	Our 2024 short-term incentive plan paid out at 109% and 150% of target for our revenue and adjusted operating income metrics reflecting our strong financial performance in 2024
Outperformed employee and customer engagement targets	Achieved 79th percentile for customer engagement and 72nd percentile for customer NPS, resulting in an achievement of 107% and 133% to target
Payout of 2022 PSUs reinforces at-risk, performance based nature of our executive compensation program	The total achievement percentage for our 2022 PSUs was 66% of target, consisting of revenue growth (98% of target), adjusted EPS (0% of target), and relative total stockholder return (100% of target)
No modifications to performance metrics	The CHCC did not lower or otherwise adjust 2024 performance metrics

2024 Executive Compensation Program Overview

During fiscal year 2024 and continuing into fiscal year 2025, the three principal components of our compensation program for executive officers are:

•Annual base salary;

•Short-term incentive compensation in the form of an annual cash incentive award; and

•Long-term incentive compensation in the form of (a) restricted stock units subject to time-based vesting ("RSUs") and (b) restricted stock units subject to vesting upon meeting certain performance metrics ("PSUs").

We believe that these compensation components provide the appropriate balance of short- and long-term compensation and incentives to our executive officers to drive our performance, success, and long-term growth. Our compensation program seeks to align compensation with our performance and reward our executive officers for their contribution to our growth, profitability, increased stockholder value, and employee and customer engagement through the recognition of individual leadership, initiatives, achievements, and other contributions. For short-term incentive awards for our executive officers for the 2024 fiscal year, the CHCC approved Company performance metrics and employee and customer engagement metrics as well as individual management business objectives (“MBOs”), which consist of goals tailored to each executive officer. The short-term incentive award component of our executive officers' compensation was balanced among the following factors:

•Two financial performance metrics: revenue and adjusted operating income;

•Two non-financial quantitative metrics: employee engagement and customer net promoter score ("NPS"); and

•Individual MBOs.

The relative weighting of the financial performance metrics, employee engagement, customer NPS, and individual MBOs varied among executive officers, with greater weight generally given to the financial performance metrics. Financial performance metrics represented between 50-70% of an executive officer's total score, engagement and customer NPS each represented 5% of an executive officer's total score, and individual MBOs accounted for the remaining 20-40%.

Long-term incentives for the 2024 fiscal year, which were comprised of 50% each of RSUs and PSUs, were also based in part on the Company's performance as measured by certain financial performance metrics set by the CHCC, as shown in the following illustration:

Annual Equity Grant: 50% RSUs	Annual Equity Grant: 50% PSUs
•Number of RSUs granted is fixed at the grant date	•Target number of PSUs is set at the grant date
•Pro-rata vesting over three years subject to continued employment	•Actual number of units earned is based on Company performance relative to revenue, adjusted EPS, and relative stockholder return targets
•Vest on three-year anniversary of the grant date subject to continued employment

The 2024 long-term incentive program includes the following performance metrics: revenue (34% weighting), adjusted EPS (33% weighting), and relative total stockholder return (33% weighting). The relative total stockholder return metric is measured from January 1, 2024 to December 31, 2026 and the revenue and adjusted EPS metrics are measured based on fiscal year 2026 results.

Named Executive Officer Pay at a Glance

To ensure that the interests of our NEOs are aligned with those of our stockholders, the CHCC has designed our executive compensation program to include a substantial majority of target pay that is at-risk. At-risk pay may be cash-based, equity-based, or both. The charts below show that the target compensation opportunities for our NEOs are heavily weighted towards variable at-risk pay elements that are earned only based on achievement of performance goals or through continued employment with us. For fiscal year 2024, approximately 91.6% of our President and Chief Executive Officer's 2024 target compensation was comprised of at-risk pay. Similarly, approximately 85.7% of our other NEOs' aggregate 2024 target compensation was comprised of at-risk pay.

Role of Stockholder Say-on-Pay Votes

We value our stockholders' opinion and feedback and are committed to maintaining an active dialogue to understand the priorities and concerns of our stockholders. We engaged with a majority of our top 25 stockholders on a quarterly basis during fiscal year 2024. In addition, at our last Annual Meeting of Stockholders on June 6, 2024, we held a stockholder advisory vote on the compensation of our NEOs as disclosed in our 2024 proxy statement. This is generally referred to as a ‘‘Say-on-Pay’’ vote. Our stockholders approved the compensation of our NEOs with 95% of the votes cast in favor of our Say-on-Pay resolution at our 2024 Annual Meeting of Stockholders. We view these voting results as an indication of our stockholders' positive reaction to our executive compensation program. Notwithstanding this high approval percentage, the CHCC continues to monitor stakeholder feedback, Company performance, and market developments for potential further improvements to our compensation structure for executive officers. Proxy advisors and stockholder feedback was considered in the CHCC's decisions for fiscal year 2024 compensation. We currently hold our Say-On-Pay vote every year. Stockholders will have an opportunity to cast an advisory vote on the frequency of Say-On-Pay votes at least every six years. Our next scheduled advisory vote on the frequency of future Say-On-Pay votes will be at the 2029 Annual Meeting of Stockholders.

Pay Practices

In evaluating, designing and implementing our executive compensation program, the CHCC considers the latest industry trends in compensation governance and compensation best practices. As a result of our review of our executive compensation program, we have adopted a number of best practices that we believe reflect the high standards our CHCC seeks to attain to support our compensation philosophy and pay practices, including the following:

What We Do:	What We Don't Do:
•Grant 50% of executive officers' equity in the form of PSUs that are subject to objective performance metrics	•Reprice stock options and other awards without stockholder approval
•Cap PSUs earned at target if absolute total stockholder return is negative over the performance period	•Provide single-trigger change of control vesting for equity awards for executive officers
•Establish challenging performance metrics, including revenue and adjusted operating income targets	•Guarantee bonuses
•Require directors and executive officers to meet robust stock ownership guidelines	•Grant in-the-money stock options
•Provide full vesting of RSUs and PSUs under our 2024 long-term incentive plan to executive officers only after three years	•Provide excessive perquisites
•Evaluate officer compensation levels against a peer group of similarly situated companies	•Repurchase underwater stock options
•Retain an independent compensation consultant
•Prohibit hedging transactions for all employees (no waivers granted)
•Use employee engagement and customer net promoter score as performance metrics in our 2024 short-term incentive plan
•Prohibit short sales, put and call options and other speculative transactions
•Prohibit pledging or the use of common stock to secure a margin or other loan (no waivers granted)
•Hold an annual advisory vote on executive compensation
•Subject incentive compensation to recoupment under our clawback policy

2024 Fiscal Year Named Executive Officer Compensation

Elements of our Compensation Program

While the components of our compensation program are discussed in detail in the following pages, below is a brief introduction:

•Base Salary: An annual base salary provides the foundation of our compensation program and ensures that the executive officer is being paid ongoing compensation, which allows us to attract and retain high-quality talent.

•Short-Term Incentive Award: The short-term incentive award forms an important part of our compensation strategy by providing an incentive to achieve short-term performance goals as measured by Company performance, an employee engagement score, customer NPS, and accomplishment of individual MBOs.

•Equity: Equity incentive compensation forms an important part of our compensation strategy. Equity grants reward our executive officers for the long-term performance of the Company and help to ensure that our executive officers have a stake in our long-term success by providing an incentive to improve our overall growth and stockholder value. For example, financial and stock price performance metrics are included that align with our strategic goals and objectives and align the executive officers’ interests with stockholders’ long-term interests.

The CHCC, in collaboration with management, attempts to develop an overall compensation program that incentivizes the executive officers to achieve their objectives without encouraging them to take excessive risks to the business. We believe this objective is accomplished by appropriately balancing the various elements of our compensation program.

Formulating and Setting Executive Compensation

The CHCC is responsible for formulating, evaluating and approving the compensation, including the award of equity compensation, for our executive officers. The CHCC also assists our Board in establishing appropriate incentive compensation and equity-based plans generally for all employees and is responsible for administering these plans.

During fiscal year 2023, the CHCC retained an independent compensation consultant, Mercer, to review our peer group of companies and to provide competitive market data on the salary, short-term incentive compensation, and long-term incentive compensation of executive officers at comparable companies within our industry (the "2023 Mercer Executive Compensation Review"). The CHCC used this competitive market data on compensation in determining annual base salaries, short-term (annual) incentive compensation, and long-term equity incentive compensation for our executive officers for fiscal year 2024.

As a basis for the source market data for the 2023 Mercer Executive Compensation Review, Mercer used the compensation data from the group of 19 peer companies set forth in the table below (the "2024 Peer Group"). Based on input from Mercer, in order to provide for a more comparable peer group, the CHCC modified the Company's peer group by adding Veracyte, Inc., a Company competitor, to the Company's peer group and removed bluebird bio, Inc. We believe that the compensation information obtained from the 2023 Mercer Executive Compensation Review provides us with appropriate compensation data and benchmarks for the 2024 fiscal year compensation decisions because it is derived from companies operating in the diagnostic, pharmaceutical, and biotechnology industries and have similar factors such as number of employees, total assets, market value, revenues, and net income.

Alkermes plc	Ironwood Pharmaceuticals, Inc.
BioMarin Pharmaceutical Inc.	Jazz Pharmaceuticals plc
Bio-Techne Corporation	Natera, Inc.
Coherus BioSciences, Inc.	Neogenomics, Inc.
Exact Sciences Corporation	Neurocrine Biosciences Inc.
Exelixis Inc.	Seagen Inc.
lncyte Corporation	United Therapeutics Corporation
Intercept Pharmaceuticals, Inc.	Vanda Pharmaceuticals Inc.
Invitae Corporation	Veracyte, Inc.
Ionis Pharmaceuticals, Inc.

In addition, Mercer gathered competitive market data from published surveys in the biotech industry for similarly sized entities as reflected in the 2022 Mercer Benchmark - United States Survey, 2022 Mercer SIRS Executive Survey and the 2023 Radford Global Life Sciences Survey. To determine competitive market compensation, where possible, composite survey data were equally blended with available proxy data from companies in the 2024 Peer Group set forth above. This information was gathered and analyzed for the 25th, 50th and 75th percentiles for annual salary, short-term incentive pay elements, and long-term incentive pay elements. Where possible, our executive officers were matched to appropriate proxy and survey positions based on job content and level of responsibility. Proxy-based and survey-based salaries were aged to January 1, 2024, at an annual rate of 4.0%, the average actual 2023 salary increase for executives in the United States. Restricted stock units were valued at fair market value (the closing price of our common stock) on the date of grant. Using the composite peer group data provided to us in the 2023 Mercer Executive Compensation Review, the CHCC analyzed the average salary, short-term incentive bonus compensation, and long-term equity incentive compensation for each of our executive officers at the 25th, 50th and 75th percentile ranges.

Using this composite peer group data, the CHCC determined the components of each executive officer's compensation package based on various factors, including: the executive officer’s particular background, training and relevant work experience; the executive officer’s role and responsibilities and the compensation paid to similar persons in comparable companies represented in the compensation data; demand for individuals with the executive officer’s specific talents and expertise and our ability to attract and retain comparable talent; individual MBOs; other expectations of the executive officer for the position; and comparison to other executive officers within our Company having similar skills and experience levels and responsibilities. The CHCC may award compensation below or above the 50th percentile of comparable companies in our industry taking into account the foregoing factors and the need to ensure that the applicable compensation package provides sufficient compensation to attract and retain talented executives and achieve our other executive compensation program objectives.

Base Salary

Each year, we evaluate base salaries as part of our management compensation program and establish each executive officer’s base salary for the ensuing year. In establishing base salaries, the CHCC assesses a number of factors, including:

•the executive officer’s performance in each of the areas of their individual MBOs;
•the financial performance of the Company overall and in the areas of responsibility of the executive officer;
•the level and breadth of experience of the executive officer;
•the executive officer’s role and responsibilities and particular background;
•competitive pay levels at comparable positions in peer companies;
•retention considerations; and
•other significant accomplishments and contributions of the executive officer.

In December 2023, the CHCC increased the base salaries of our NEOs (other than Mr. Raha, who joined us on December 11, 2023, Mr. Leffler, who joined us on January 29, 2024, and Mr. Riggsbee, who resigned as Chief Financial Officer effective January 29, 2024) by an average of 7.4%. The base salary increases were effective as of February 1, 2024. Dr. Muzzey's base salary, which increased by 12.5%, and Mr. Verratti's base salary, which increased by 12.3%, were increased to become more aligned with market data for their respective positions and as a result of their respective performance and contributions as Chief Scientific Officer and Chief Commercial Officer. For example, both Mr. Verratti's and Dr. Muzzey's prior year base salaries were well below the 50th percentile for their respective positions based on Mercer's composite peer group data. In the case of Mr. Verratti, the CHCC increased his base salary to be slightly above the 50th percentile, and in the case of Dr. Muzzey, the CHCC increased his base salary to be closer to the 50th percentile but still significantly below the 50th percentile. Mr. Diaz's base salary increased by 3.0% as a result of his ongoing contributions to the execution of our strategic growth plan. Base salary adjustments also reflected merit- and market-based adjustments for the NEOs.

Named Executive Officer	Base Salary During 2023 Fiscal Year ($)	Base Salary During 2024 Fiscal Year ($)	% Base Salary Increase From 2023
Paul J. Diaz President and Chief Executive Officer	$1,092,000	$1,125,000	3.0%
Scott J. Leffler Chief Financial Officer (1)	N/A	$550,000	—%
R. Bryan Riggsbee Chief Financial Officer (2)	$564,440	$564,440	—%
Samraat S. Raha Chief Operating Officer (3)	$750,000	$750,000	—%
Mark S. Verratti Chief Commercial Officer	$498,750	$560,000	12.3%
Dale Muzzey, Ph.D. Chief Scientific Officer	$450,000	$506,400	12.5%
(1) Mr. Leffler was appointed as Chief Financial Officer effective January 29, 2024.
(2) Mr. Riggsbee resigned from his position as Chief Financial Officer effective January 29, 2024.
(3) Mr. Raha was appointed Chief Operating Officer effective December 11, 2023.

Sign-On Bonus

Mr. Leffler received a sign-on bonus of $400,000 in connection with the commencement of his employment with us on January 29, 2024. Mr. Leffler's sign-on bonus or a portion thereof is subject to clawback if Mr. Leffler voluntarily terminates his employment with us for any reason other than death, disability, or good reason or if we terminate his employment for cause before the first and second anniversaries of the commencement of Mr. Leffler's employment with us.

Short-Term Incentive Awards

The short-term (annual) incentive award amount is determined as part of our executive compensation program. The CHCC has implemented an annual executive compensation program for the purpose of establishing annual performance objectives for our executive officers to align their performance with the overall goals and objectives of the Company. For fiscal year 2024, the CHCC used a formulaic approach to determine the short-term incentive awards for our executive officers. The formula was based on a target incentive bonus as a percentage of base salary, Company financial performance, engagement score, customer NPS, and the achievement of individual MBOs. After the level of performance is determined by the CHCC, the payout percentage of each individual metric is added together to calculate the total payout percentage for each executive officer. The final payout percentage is then multiplied by the executive officer's base salary and by the executive officer's target bonus opportunity (which is a percentage of the executive officer's base salary). The general formula for calculating bonus amounts for the 2024 fiscal year is as follows:

Target Bonus Opportunity

After considering the Company’s performance, the performance of the NEOs, the general industry and market conditions, and other factors, the CHCC determined that the target bonus opportunity for Mr. Diaz, Mr. Verratti and Dr. Muzzey for the 2024 fiscal year short-term incentive award should remain unchanged from the targets established for the 2023 fiscal year. The CHCC did not consider a target bonus opportunity for Mr. Riggsbee due to his resignation.

Named Executive Officer	2023 Fiscal Year Target Bonus Opportunity (% of Base Salary)	2024 Fiscal Year Target Bonus Opportunity (% of Base Salary)
Paul J. Diaz, President and Chief Executive Officer	100%	100%
Scott J. Leffler, Chief Financial Officer	N/A	75%
Samraat S. Raha, Chief Operating Officer	N/A	75%
Mark S. Verratti, Chief Commercial Officer	75%	75%
Dale Muzzey. Chief Scientific Officer	50%	50%

Weighting of Performance Metrics

In addition, in March 2024, the CHCC determined that Company financial performance, engagement score, customer NPS, and individual MBOs for each NEO should be weighted as noted in the table below. Individual MBOs constituted a portion of each executive officer’s scoring for cash bonuses that is weighted less than the financial metrics of revenue and adjusted operating income combined. The financial metrics were generally weighted higher than individual MBOs to incentivize our executive officers to execute upon our strategic growth plan and work toward achieving profitability during fiscal year 2024. The CHCC weighted Dr. Muzzey's individual MBOs higher than other NEOs' individual MBOs due to the importance of his MBOs, which are described below, to advancing our product pipeline, clinical evidence development, and other strategic objectives.

Named Executive Officer	Revenue Weight	Adjusted Operating Income Weight	Engagement Score Weight	Customer NPS Weight	Individual MBO Weight
Paul J. Diaz President and Chief Executive Officer	40%	30%	5%	5%	20%
Scott J. Leffler Chief Financial Officer	35%	25%	5%	5%	30%
Samraat S. Raha Chief Operating Officer	40%	30%	5%	5%	20%
Mark S. Verratti Chief Commercial Officer	40%	30%	5%	5%	20%
Dale Muzzey Chief Scientific Officer	30%	20%	5%	5%	40%

Performance Metrics

Company financial performance is based on two weighted metrics: Company revenue and adjusted operating income, with adjusted operating income defined as total operating income excluding acquisition-related amortization of intangible assets, goodwill and long-lived asset impairment charges, equity compensation, real estate optimization, transformation initiatives, legal settlements, and certain other one-time non-recurring expenses. These financial performance metrics were selected to support our strategic growth plan with the goals of increasing revenue and improving our adjusted operating income. These metrics are measured on a Company-wide basis for all executive officers. In addition, the CHCC used engagement score and customer NPS as metrics in fiscal year 2024 to support our efforts to retain employees, improve employee engagement, and enhance customer experiences. The employee engagement performance levels are based on the 2023 global average Great Place to Work score, while the customer NPS performance levels are derived from Medallia data and market research across comparable companies. The chart below summarizes the metrics and performance levels established by the CHCC for the 2024 fiscal year. The target performance level for revenue was set at the mid-point of our 2024 guidance for revenue. All of our 2024 adjusted operating income (loss) performance targets were set at amounts significantly higher than our 2023 adjusted operating loss of $(25.5) million. The achievement payout levels for threshold, target, and maximum performance levels were 50%, 100%, and 150%, respectively, of the target bonus amount.

As shown below, in February 2025, the CHCC determined that the achievement level for the revenue metric and the adjusted operating income (loss) metric was 109% and 150%, respectively, of target performance level as of result of the Company achieving $837.6 million in revenue and $21.8 million in adjusted operating income during fiscal year 2024. The CHCC also determined that our employee engagement score for fiscal year 2024 was in the 79th percentile, which ranked slightly above the top quartile of companies for employee engagement, resulting in an achievement level of 107%. Finally, the CHCC determined that the Company had achieved a customer NPS score in the 71.6 percentile, which ranked above the top quartile of companies for customer NPS, resulting in an achievement level of 133%.

The CHCC then calculated the payout percentage for these quantitative performance metrics for each executive officer, by applying the actual results for each quantitative performance metric for the 2024 fiscal year to the targets approved by the CHCC during 2024 and the relative weighting of each metric for each executive officer. The following chart shows the CHCC’s determination with respect to the 2024 fiscal year cash incentive performance measures.

Metric	Weighting	Threshold	Target	Maximum	Actual Result	Achievement (% of Target)	Payout % (1)
Revenue	40.0%	$788.5 million	$830.0 million	$871.4 million	$837.6 million	109%	43.6%
Adjusted Operating Income (Loss)	30.0%	$(5.6) million	$7.2 million	$20.3 million	$21.8 million	150%	45.0%
Employee Engagement	5.0%	Median: 54th percentile	Median: 77th percentile	Median: 91st percentile	79th Percentile	107%	5.4%
Customer NPS	5.0%	Median: 60th percentile	Median: 65th percentile	Median: 75th percentile	71.6th Percentile	133%	6.7%
Total							100.8%
(1) The payout percentage for Mr. Leffler for revenue, adjusted operating income, and engagement score and customer NPS was 38.2%, 37.5%, 5.4%, and 6.7%, respectively, for a total payout percentage of 87.8%. The payout for Dr. Muzzey for revenue, adjusted operating income, and engagement score and customer NPS was 32.7%, 30.0%, 5.4% and 6.7%, respectively, for a total payout percentage of 74.8%.

Individual MBOs

The MBOs for each executive officer for the 2024 fiscal year consist of individual objectives tailored to each executive. The MBOs for our NEOs for the 2024 fiscal year and their achievement of those MBOs during fiscal year 2024 are summarized in the table below. The NEOs' performance on their individual MBOs and individual MBO payout percentages are also noted in the table below.

Named Executive Officer	Individual MBOs For FY2024	MBO Achievements	MBO Score (%)	MBO Payout %
Paul J. Diaz President and Chief Executive Officer	Included goals relating to strengthening leadership, enhancing team engagement and customer satisfaction, coverage expansion, commercial transformation, advancing research and clinical development, and driving strategic growth initiatives	The CHCC determined that Mr. Diaz substantially achieved most of his 2024 MBOs.	100%	20%
Scott J. Leffler Chief Financial Officer	Included goals relating to operating expense, reducing no-pays, coverage expansion, strengthening investor relations, enhancing commercial and operational expertise, and building strong leadership relationships.	The CHCC determined that Mr. Leffler achieved most of his 2024 MBOs.	83%	25%
Samraat S. Raha Chief Operating Officer	Included goals relating to driving profitable growth, enhancing customer engagement, laboratory of the future initiatives, and fostering employee engagement.	The CHCC determined that Mr. Raha exceeded his 2024 MBOs.	125%	25%
Mark S. Verratti Chief Commercial Officer	Included goals relating to advancing commercial transformation, strengthening core capabilities, optimizing product management, and enhancing commercial operations with clear key performance indicators and strategic execution.	The CHCC determined that Mr. Verratti achieved most of his 2024 MBOs.	80%	16%
Dale Muzzey, Ph.D. Chief Scientific Officer	Included goals relating to product development, regulatory readiness, operational improvements. clinical studies, the launch of certain products, and fostering employee engagement.	The CHCC determined that Dr. Muzzey partially completed his 2024 MBOs.	75%	30%

In February 2025, the CHCC determined the payout percentage for each performance metric based on the actual level of performance achieved in the 2024 fiscal year for each of the performance metrics. The CHCC then determined the cash incentive bonuses for our NEOs for the 2024 fiscal year as set forth in the chart below.

Named Executive Officer	Base Salary	Target Incentive Bonus (as a % of Base Salary)	Total Payout Percentage (1)	2024 Fiscal Year Bonus Payment ($)
Paul J. Diaz President and Chief Executive Officer	$1,125,000	100%	120.6%	$1,356,750
Scott J. Leffler Chief Financial Officer	$550,000	75%	112.7%	$428,539
Samraat S. Raha Chief Operating Officer	$750,000	75%	125.6%	$706,500
Mark S. Verratti Chief Commercial Officer	$560,000	75%	116.6%	$489,720
Dale Muzzey, Ph.D. Chief Scientific Officer	$506,400	50%	104.7%	$265,100
(1) Total payout percentage was calculated based on the sum of the revenue, adjusted operating income, engagement score/customer NPS and individual MBO payout percentages. Mr. Diaz's revenue, adjusted operating income, engagement/customer NPS, and individual MBO payout percentages were 43.6%, 45.0%, 5.4%, 6.7%, and 20.0%, respectively. Mr. Leffler's revenue, adjusted operating income, engagement/customer NPS, and individual MBO payout percentages were 38.2%, 37.5%, 5.4%, 6.7%, and 24.9%, respectively. Mr. Leffler's 2024 fiscal year bonus amount was prorated based on the number of days that Mr. Leffler worked during fiscal year 2024. Mr. Raha's revenue, adjusted operating income, engagement/customer NPS, and individual MBO payout percentages were 43.6%, 45.0%, 5%, 6.7%, and 25%, respectively. Mr. Verratti's revenue, adjusted operating income, engagement/customer NPS, and individual MBO payout percentages were 43.6%, 45.0%, 5.4%, 6.7%, and 16.0%, respectively. Dr. Muzzey's revenue, adjusted operating income, engagement/customer NPS, and individual MBO payout percentages were 32.7%, 30.0%, 5.4%, 6.7%, and 30.0%, respectively.

Long-Term Incentive Awards

For fiscal year 2024, long-term incentive compensation was granted in the form of 50% RSUs and 50% PSUs. In determining the amount of equity compensation to be awarded, the CHCC considers various factors, including but not limited to:

•our financial and operating performance for the applicable period;
•the executive officer’s contribution to our performance;
•the anticipated contribution of the executive officer to our future performance;
•the accomplishments of the executive officer as measured by achievement of MBOs;
•a review of compensation for comparable positions in our peer group from our benchmarking studies; and
•the total compensation of the executive officer and the anticipated retentive effect of the grant of additional equity compensation.

In addition to the foregoing factors, the CHCC may also consider the total number of outstanding shares of our common stock, relative dilution to stockholders, as well as our gross equity burn rate, issued equity overhang and total equity overhang. The size of the long-term incentive award generally increases as the rank and responsibilities of the executive officer increases.

Policies and Practices Related to the Grant of Certain Equity Awards. Long-term incentive awards for the fiscal year 2024 were made in March 2024, at a regularly scheduled CHCC meeting, and the CHCC anticipates continuing to grant long-term incentive awards generally in March of each year going forward. The CHCC does not time the grant of equity compensation with regard to the release of material nonpublic information, whether or not that information may favorably or unfavorably impact the price of our common stock. Equity awards for the executive officers, including our Chief Executive Officer, are approved by the CHCC.

Time-based restricted stock units (RSUs). For our NEOs, we issue long-term equity incentive compensation awards in the form of RSUs. For these RSUs, one-third of the award vests on an annual basis over a period of three years. The number of RSUs granted to our NEOs during the 2024 fiscal year are set forth in the chart below.

Named Executive Officer	2024 Fiscal Year RSUs Granted (#) (1)	2024 Fiscal Year Grant Date Fair Value of RSUs Granted ($) (3)
Paul J. Diaz, President and Chief Executive Officer	246,248	$5,250,007
Scott J. Leffler Chief Financial Officer	164,675 (2)	$3,675,749
Samraat S. Raha, Chief Operation Officer	64,494	$1,375,012
Mark S. Verratti, President, Chief Commercial Officer	58,631	$1,250,013
Dale Muzzey, Ph.D. Chief Scientific Officer	49,250	$1,050,010
(1)The amounts represent the number of RSUs granted to our NEOs during the 2024 fiscal year. Except as otherwise noted in footnote (2) below, the RSUs awarded to Mr. Diaz, Mr. Leffler, Mr. Raha, Mr. Verratti and Dr. Muzzey were granted on March 14, 2024, and vest 33% on March 14, 2025, 33% on March 14, 2026 and 33% on March 14, 2027, subject to the executive officer's continued service to the Company.

(2)Mr. Leffler received an award of 117,770 RSUs on January 29, 2024. 25% of these RSUs vested on January 29, 2025 and the remaining RSUs vest 25% on January 29, 2026, 25% on January 29, 2027, and 25% on January 29, 2028.

(3)The amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718 and, (a) in the case of RSUs granted on March 14, 2024, are based on the closing price of our common stock on the Nasdaq Global Select Market on March 14, 2024, of $21.32, and (b) in the case of RSUs granted on January 29, 2024, are based on the closing price of our common stock on the Nasdaq Global Select Market on January 29, 2024, of $22.72.

Performance-based restricted stock units (PSUs). For our NEOs, all PSUs awarded will vest after three years only if predetermined, formula-based, performance targets are achieved. Each performance metric has threshold, target and maximum performance level targets. The actual number of units earned is determined based on the percentage achievement of each predetermined performance target with no award earned if the minimum threshold is not achieved. Maximum payout is capped at 150% of the target number of PSUs granted. If the minimum threshold is achieved, the awards for fiscal year 2024 vest on the three-year anniversary of the grant date, or March 14, 2027. The level of achievement for the performance metrics are noted below.

Achievement Level	Payout Percentage
Threshold	75% of target shares
Target	100% of target shares
Maximum	150% of target shares

The performance metrics for PSUs are weighted 34% for revenue, 33% for adjusted EPS, and 33% for relative total stockholder return. Relative total stockholder return is measured against the IXHC using the 20-trading day average at the beginning and end of the measurement period. The CHCC selected the IXHC as the appropriate benchmark because it includes a broad swath of healthcare growth companies, and the CHCC believes that it best represents the Company from both a market and size perspective. In addition, the CHCC capped the number of PSUs earned with respect to the relative total stockholder return metric at target performance level if absolute total stockholder return is negative over the performance period. The measurement period for the relative total stockholder return metric is January 1, 2024 to December 31, 2026, and the revenue and adjusted EPS metrics will be measured based on fiscal year 2026 results. We do not publicly disclose our goals during the performance periods due to the proprietary nature and competitive sensitivity of the information. We believe these goals are consistent with our philosophy of establishing aggressive but achievable targets.

The number of PSUs granted during the 2024 fiscal year for our NEOs are set forth in the chart below.

Named Executive Officer	2024 Fiscal Year Number of PSUs Granted (1)	2024 Fiscal Year Grant Date Fair Value of PSUs Granted ($) (2)
Paul J. Diaz President and Chief Executive Officer	246,247	$5,863,507
Scott J. Leffler Chief Financial Officer	46,904	$1,116,852
Samraat S. Raha, Chief Operating Officer	64,493	$1,535,669
Mark S. Verratti Chief Commercial Officer	58,630	$1,396,069
Dale Muzzey, Ph.D. Chief Scientific Officer	49,249	$1,172,691
(1)Represents the target number of PSUs awarded to our NEOs on March 14, 2024. To the extent the PSUs are determined to have been earned based on the performance metrics, the PSUs will vest on March 14, 2027.

(2)The amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718. 67% of the units have a performance condition and are valued based on the closing price of our common stock on the Nasdaq Global Select Market on March 14, 2024 of $21.32. The other 33% of the units have a market condition and are valued using a Monte Carlo valuation model which resulted in a value of $28.87.

2022 Long-Term Incentive Awards

In March 2022, the CHCC granted PSUs to our NEOs as part of our 2022 long-term incentive awards. The performance metrics and levels (threshold, target, and maximum) established by the CHCC for these PSUs are summarized in the chart below. The actual number of units earned was determined based on the percentage achievement of each predetermined performance target with no award earned if the minimum threshold was not achieved. Maximum payout was capped at 150% of the target number of PSUs granted. Relative total stockholder return was measured against the IXHC using the 20-trading day average at the beginning and end of the measurement period. In addition, the CHCC capped the number of PSUs earned with respect to the relative total stockholder return metric at target performance level if absolute total stockholder return was negative over the performance period. The measurement period for the relative total stockholder return metric was January 1, 2022 to December 31, 2024, and the revenue and adjusted EPS metrics were measured based on fiscal year 2024 results.

In February 2025, the CHCC reviewed the achievement of the performance metrics for the PSUs granted in March 2022. The CHCC determined that the Company's total revenue during fiscal year 2024 was $837.6 million, resulting in an achievement level of 98%. The CHCC also determined that the Company's adjusted EPS for fiscal year 2024 was $0.13, which was below the threshold level of $0.38, resulting in an achievement level of 0%. The CHCC also determined that the Company's relative total stockholder return, as measured against the IXHC, ranked in the 65th percentile, which was higher than the target 50th percentile. However, because the Company's absolute total stockholder return was negative over the performance period, the CHCC capped the number of PSUs earned at target, or 100%. The combined achievement percentage for total revenue growth, adjusted EPS, and relative total stockholder return metrics was 66%, as noted in the chart below.

Performance Metrics	Weight	Threshold	Target	Maximum	Final Achievement	Final Achievement %
Total Revenue Growth	34.0%	$760.7 million	$845.2 million	$929.7 million	$837.6 million	98.0%
Adjusted EPS	33.0%	$0.38	$0.71	$1.02	$0.14	—%
Relative Total Stockholder Return	33.0%	25th percentile	50th percentile	75th percentile	65th percentile	100.0%
Total	100%					66%

The number of PSUs granted to and earned by each of our NEOs in March 2022 (other than Mr. Raha and Mr. Leffler, who were not employed by us at that time) are set forth in the chart below.

Named Executive Officer	2022 Fiscal Year PSU Shares Granted (#)	Final Achievement	Final Achievement %
Paul J. Diaz President and Chief Executive Officer	173,143	114,828	66%
Bryan R. Riggsbee Former Chief Financial Officer	36,865	24,449	66%
Mark S. Verratti Chief Commercial Officer	19,238	12,758	66%
Dale Muzzey, Ph.D. Chief Scientific Officer	16,016	10,622	66%

Other Compensation

Initial Equity Awards. Executive officers are often granted equity in the form of restricted stock unit awards when he or she joins us. The amount of the initial restricted stock unit award is determined based on the executive officer’s position and analysis of the competitive practices of the companies similar in size as represented in the compensation data that we review with the goal of creating a total compensation package for new executive officers that is competitive with other similar companies and that will enable us to attract high quality management personnel. Generally, each initial equity award vests in equal portions on an annual basis over four years. On January 29, 2024, Mr. Leffler received an initial equity award of 117,770 RSUs, which vest in four equal annual installments beginning on the first anniversary of the grant date.

Benefits; Other Compensation. We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, and a 401(k) plan. Additionally, we may provide other benefits to new executive officers such as a relocation package or other related compensation as determined on a case-by-case basis. For example, during the 2024 fiscal year, Mr. Diaz received paid commuting expenses of $15,271. During fiscal year 2024, Mr. Riggsbee received paid commuting expenses of $1,535 and, pursuant to Mr. Riggsbee's separation agreement, which is described in more detail below, $22,089 in COBRA premium payments. Mr. Riggsbee also received $21,709 in consulting fees under the Riggsbee Separation Agreement (as defined below).

Separation Payments. We may provide certain compensation benefits in connection with the retirement or departure of our executive officers based on their accomplishments and tenure of employment with us and as consideration for them agreeing to a customary release of claims and certain restrictive covenants. For example, on December 15, 2023, in connection with Mr. Riggsbee's resignation from his position as Chief Financial Officer, effective as of January 29, 2024, we entered into a Separation and Consulting Agreement and Release of Claims with Mr. Riggsbee (the "Riggsbee Separation Agreement"). Under the Riggsbee Separation Agreement, Mr. Riggsbee received certain compensation and other benefits in consideration for, among other things, his compliance with certain restrictive covenants, including customary non-compete and non-solicitation covenants, a typical release of claims, his consulting services, and his nine years of distinguished service with us. The terms of the Riggsbee Separation Agreement are set forth in more detail under "Narrative Disclosure to Summary Compensation Table and 2024 Fiscal Year Grants of Plan-Based Awards Table" later in this proxy statement section.

Compensation Objectives

The primary objectives of our CHCC in establishing and maintaining our executive compensation programs are to:

•Attract and retain the best possible executive talent;

•Motivate our executive officers to enhance our growth and profitability;

•Increase long-term stockholder value; and

•Reward the executive officers for their contribution to our growth, profitability and increased stockholder value through the recognition of individual leadership, initiatives, achievements and other contributions.

The specific directives of the CHCC are to provide appropriate short- and long-term compensation and incentives, in the form of cash and equity, that motivate and reward the accomplishment of individual and corporate objectives and that align executive officer compensation with the creation of stockholder value. Though the greater weight in determining executive compensation will be given to objective financial metrics and Company performance, such as revenue, adjusted operating income, adjusted EPS, and relative total stockholder return, the CHCC has adopted and implemented a compensation plan where our executive officers’ short-term incentive award is based in part on a variety of factors set forth in MBOs.

Role of Management in Our Compensation Program

Our management, including our Chief Executive Officer, supports the CHCC, attends portions of its meetings upon request, and performs various administrative functions at its request. Our Chief Executive Officer provides input to the CHCC on the effectiveness of our compensation program and makes specific recommendations as to the base salary amounts, short-term incentive award amounts, and equity incentive awards for the executive officers, other than for himself. At the end of each fiscal year, our Chief Executive Officer evaluates the annual performance of each of our executive officers, including an assessment of the accomplishment of each executive officer’s MBOs, and submits his calculations and recommendations to the CHCC which then determines a short-term incentive award amount for the concluding fiscal year, the base salary amount for the ensuing fiscal year, and long-term equity incentive compensation for each of the executive officers. The CHCC makes its review and determinations of the Chief Executive Officer's base salary, short-term incentive award, and long-term equity incentive compensation without any recommendations from him. Our Chief Executive Officer is excused from all meetings, and is not present, where decisions pertaining to his compensation are discussed, determined and approved by the CHCC.

Termination and Change-of-Control-Based Compensation

To address the possibility of a change of control of the Company, or an abrupt termination for business necessity, and the potential that the uncertainty and questions such possibility may raise among key personnel could result in the departure or distraction of key personnel to the detriment of us and our stockholders, we entered into a Severance and Change of Control Agreement with each of our executive officers, other than Mr. Diaz, our Chief Executive Officer until April 30, 2025, whose arrangements with respect to severance and change of control of the Company are addressed in his employment agreement with us. The terms of the Severance and Change of Control Agreements include:

•The change in ownership threshold required to constitute a change of control is 50%;

•Double-trigger vesting (i.e., change of control and termination required for accelerated vesting and cash severance benefits);

•Change of control severance payments of 1X salary and bonus (except, in the case of Mr. Raha, 1.5X salary and bonus);

•Benefit (COBRA) payments for a maximum of 12 months (except, in the case of Mr. Raha, 18 months); and

•Severance payments (1X salary and bonus) (except, in the case of Mr. Raha, 1.5X salary and bonus) and equity acceleration (two years of vesting) upon a termination without "Cause" or for "Good Reason" not in connection with a change of control.

In connection with Mr. Raha's appointment as our Chief Executive Officer, effective April 30, 2025, we entered into a new Severance and Change of Control Agreement with Mr. Raha containing the terms noted above, except that Mr. Raha would be entitled to a severance payment of 2.0X salary and bonus and a change of control severance payment of 2.0X salary and bonus. Mr. Raha's new Severance and Change of Control Agreement becomes effective upon his appointment as our Chief Executive Officer on April 30, 2025.

We believe that the terms of our Severance and Change of Control Agreements are consistent with those maintained by others in our industry and therefore are important for attracting and retaining key executive officers who are critical to our long-term success. The potential benefits provided under the Severance and Change of Control Agreements are in addition to the current compensation arrangements we have with our executive officers.

For the payments each of our NEOs is entitled to receive upon termination, including termination incident to a change of control, see “Potential Payments Upon Termination or Change of Control” later in this proxy statement.

Risk Assessment and Mitigation

The CHCC has conducted an annual risk assessment of our compensation policies and practices for our employees and concluded that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The CHCC conducted its latest assessment in March 2025. For this purpose, we considered the compensation structure of the Company for its employees including executive officers, which is based on an annual salary, annual bonus (for bonus-eligible employees), sales commissions and bonuses (for sales staff and managers), and equity incentive compensation in the form of restricted stock unit grants. We do not believe that we offer any short-term incentives that would reasonably be expected to result in high-risk actions or conduct by our employees. For example, incentive compensation for executive officers in the form of an annual cash bonus are based on a predetermined formula and management objectives approved by the CHCC and is subject to a cap. In addition, annual cash bonus payments are based upon a variety of performance metrics, thereby diversifying the risk associated with any single performance indicator. There is no unique operational division or group of employees who are specially compensated, or who, as a group, are responsible for a material portion of our revenues or profits. We do not believe that the awarding of long-term incentive compensation under our equity incentive compensation in the form of restricted stock units creates any undue compensation risks to the Company. Our long-term equity compensation awards have performance or vesting periods of three or four years, which encourages executive officers to focus on the long-term performance of the Company and its stock price. Additionally, we believe that we have appropriate internal controls that support the accurate and timely recognition of Company revenues. Accordingly, we believe that we have a balanced pay and performance program that does not promote undue or excessive risk taking.

Clawback Policy. On September 21, 2023, our Board adopted a new Clawback Policy to comply with the new clawback rules and listing standards promulgated by the SEC and Nasdaq Global Select Market, respectively. The Clawback Policy requires the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that (i) is material to the previously issued financial statements or (ii) is not material to previously issued financial statements, but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. We are required to seek reimbursement or forfeiture of any excess incentive-based compensation received by a current or former executive officer during the three completed fiscal years immediately preceding the date on which we are required to prepare the accounting restatement. The amount of incentive-based compensation subject to recovery is the amount the covered executive received in excess of the amount of incentive-based compensation that would have been paid to the covered executive had it been based on the restated financial statements, as determined by our Board or the CHCC. Incentive-based compensation includes any compensation that is granted, earned, or vested based wholly or in part upon the attainment of any financial reporting measures that are determined and presented in accordance with the accounting principles used in preparing our financial statements and any measures derived wholly or in part from such measures, as well as non-GAAP measures, stock price, and total stockholder return. Incentive-based compensation may also include annual cash bonuses and time-based and performance-based restricted stock units.

Insider Trading Policy and Policy Regarding Hedging and Other Prohibited Transactions. Our Board has adopted an Insider Trading Policy (the "Insider Trading Policy") that applies to all trading or other transactions involving or related to our securities by our directors, officers, and employees and their related persons. Our Insider Trading Policy, among other things, prohibits insiders who are aware of material nonpublic information from transacting in our securities and recommending that others engage in transactions in our securities. We believe that our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws. A copy of our Insider Trading Policy has been filed as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2024.

Our Insider Trading Policy also provides that no director, officer, or employee may engage in any of the following activities with respect to our securities:

•Purchasing a financial instrument, or engaging in any other similar transaction, including prepaid variable forward contracts, equity swaps, collars, puts, calls or other derivative instruments, that are designed to, or that may reasonably be expected to have the effect of, hedging or offsetting any decrease in the market value of Company securities.

•Engaging in transactions involving Company derivative securities, including options, warrants, stock appreciation rights, convertible notes, Company-based option contracts, transactions in straddles or collars, writing puts or calls or similar rights whose value is derived from the value of the Company's common stock.

•Purchasing any Company security on margin, holding any Company security in a margin account, or pledging any Company security as collateral to secure or guarantee any indebtedness.

In addition, the Insider Trading Policy prohibits Section 16 officers and directors who purchase any Company security in the open market from selling any Company security during the six months following such purchase (or vice versa).

Although we have not adopted an insider trading policy governing our purchase, sale, and/or other disposition of our securities, as part of the oversight of risk, the Board, or one or more of its committees, approves any transaction, plan or arrangement by or with the Company with respect to our securities on a case-by-case basis, and as part of their procedures to review and approve any such transaction, plan or arrangement, the Board or committee consults with our Chief Legal Officer and/or outside legal counsel to ensure compliance with applicable insider trading laws, rules and regulations, and listing standards.

Stock Ownership Guidelines. In February 2025, the Board adopted revised stock ownership guidelines for directors and executive officers, including our NEOs. Among the revisions, the Board increased the stock ownership requirements for the CEO from three to six times the CEO's annual base salary. Additionally, the stock ownership requirements for the Chief Operating Officer (COO), Chief Commercial Officer (CCO), and Chief Financial Officer (CFO) were increased from two to three times their respective annual base salaries. The Board also revised the stock ownership guidelines to count restricted stock units subject to only time-based vesting requirements in determining compliance with the stock ownership guidelines.

To determine compliance with the stock ownership guidelines, the calculation method was modified so that shares of common stock and other forms of ownership are valued based on the common stock closing price as of the last day of the calendar year in which the phase-in period ends. Additionally, restrictions on the transfer of shares prior to meeting the ownership requirements were updated to require individuals to hold 50% of any shares acquired through the vesting of restricted stock units or the exercise of stock options, excluding shares sold to cover tax liabilities, until the required ownership multiple is met. Previously, restrictions on the transfer of shares prior to meeting the ownership requirements required that each individual not sell more than 50% of his or her then current total holdings of common stock and common stock option awards.

The details of the stock ownership guidelines applicable to our directors and executive officers, including our NEOs, are outlined below.

Feature	Guidelines
Ownership Multiple
Director = 5x annual cash retainer
CEO = 6x annual base salary
Chief Operating Officer; Chief Commercial Officer; Chief Financial Officer: 3X annual base salary
Other Executive Officers = 2x annual base salary

Years to Meet Requirement	Five years from the date of election or appointment or initial adoption of the stock ownership guidelines.
Shares That Count Towards Requirement
Shares owned directly or indirectly, including restricted stock units subject to only time-based vesting requirements, restricted stock, stock owned by a spouse or minor child, and stock held beneficially in a trust. Unexercised options and unvested PSUs do not count towards the ownership requirement.

Calculation Method
Shares of common stock and other forms of ownership are valued at the common stock closing price as of the evaluation date. The evaluation date to determine common stock ownership at the end of each director's and executive officer's five-year phase-in period shall be measured as of the last day of the calendar year in which such phase-in period ends.

Restrictions on the Transfer of Shares Prior to Meeting Requirements
Individual is required to hold 50% of any shares of common stock acquired upon the vesting of restricted stock units and the exercise of stock options which have been awarded by the company (excluding shares sold to fund tax liabilities associated with the receipt or vesting of equity-based awards) until the required ownership multiple is met.

If the required ownership multiple is not met at any time following the five-year phase-in period, the individual will be prohibited from selling any shares until the required ownership multiple is met and maintained (excluding shares sold to fund tax liabilities associated with the receipt or vesting of equity-based awards).

Compliance with the stock ownership guidelines is measured on the last day of each calendar year. As of December 31, 2024, all of our directors and executive officers were in compliance with the stock ownership requirements in effect as of December 31, 2024 and the stock ownership guidelines adopted by the Board on February 13, 2025 or have additional time to meet the applicable stock ownership requirements within the five-year period to achieve compliance.

2025 Executive Compensation Program for Named Executive Officers

The discussion below describes certain compensation actions recently taken by the CHCC with respect to our 2025 compensation program applicable to our NEOs. Consistent with Item 402 of Regulation S-K, our 2025 compensation program will be discussed more fully in our proxy statement for the 2026 Annual Meeting of Stockholders.

Base Salary. In December 2024, the CHCC determined to make no changes to the base salaries of our NEOs for 2025. The CHCC plans to reevaluate potential base salary increases for NEOs in mid-2025.

2025 Short-Term Incentive Program. In February 2025, the CHCC adopted the same quantitative performance metrics for the 2025 short-term incentive program as those used in the 2024 short-term incentive program. In addition, the CHCC determined that the relative weighting of the quantitative metrics and MBOs should generally remain the same as those used in the 2024 short-term incentive program.

2025 Long-Term Incentive Program. In March 2025, the CHCC granted long-term incentive awards to each of our NEOs (other than Mr. Riggsbee). The awards granted were RSUs that vest in three equal annual installments beginning on the first anniversary of the grant date. The CHCC plans to grant PSUs to each of our NEOs (other than Mr. Riggsbee) in June 2025 in an amount equal to the same number of RSUs received by each NEO in March 2025.

Compensation in Connection with Senior Leadership Transition. On February 24, 2025, Mr. Diaz announced that he will step down as our President and Chief Executive Officer, and resign from our Board, in each case, effective April 30, 2025 (the "Transition Effective Date"). In connection with Mr. Diaz's resignation, we entered into a consulting agreement with Mr. Diaz pursuant to which he has agreed to serve as an advisor to us for one year following the Transition Effective Date. On the same date, the Board appointed (i) Mr. Raha, our current Chief Operating Officer, to succeed Mr. Diaz as our President and Chief Executive Officer and (ii) Mr. Verratti, our current Chief Commercial Officer, to succeed Mr. Raha as our Chief Operating Officer, in each case, effective on the Transition Effective Date. In connection with these new appointments, we entered into an amended and restated employment agreement with Mr. Raha (the "Raha Employment Agreement") and a new employment agreement with Mr. Verratti (the “Verratti Employment Agreement”), details of which are disclosed below and in the Current Report on Form 8-K filed by us on February 24, 2025.

Compensation and Human Capital Committee Report

In March 2025, the Compensation and Human Capital Committee of the Board reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this proxy statement, with our management. Based on this review and discussion, the Compensation and Human Capital Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

MEMBERS OF THE COMPENSATION AND HUMAN CAPITAL COMMITTEE:

Heiner Dreismann, Ph.D., Chair
Lee N. Newcomer, M.D.
S. Louise Phanstiel
Daniel M. Skovronsky, M.D., Ph.D.

Summary Compensation Table

The following table shows the total compensation paid or accrued during the 2024, 2023, and 2022 fiscal years, as indicated, to: (1) each person who served as our Chief Executive Officer or our Chief Financial Officer during the year ended December 31, 2024 and (2) our three next most highly-compensated executive officers during the year ended December 31, 2024, who were serving as executive officers as of December 31, 2024.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Paul J. Diaz President and Chief Executive Officer (5)	2024	$1,120,875	$—	$11,113,514	$—	$1,356,750	$39,461	$13,630,599
	2023	$1,086,750	$—	$9,796,451	$—	$1,168,440	$56,718	$12,108,359
	2022	$1,043,750	$—	$9,513,661		$766,500	$67,277	$11,391,188
Scott J. Leffler Chief Financial Officer	2024	$487,572	$400,000	$4,792,601		$428,539	$44,458	$6,153,170
R. Bryan Riggsbee Former Chief Financial Officer (6)	2024	$70,555	$—	$—	$—	$—	$49,296	$119,851
	2023	$562,324	$—	$4,812,936	$—	$431,797	$29,708	$5,836,765
	2022	$544,877	$—	$2,025,632	$—	$274,548	$25,722	$2,870,779
Samraat S. Raha Chief Operating Officer (7)	2024	$750,000	$—	$2,910,681	$—	$706,500	$22,146	$4,389,327
	2023	$14,368	$500,000	$4,502,658		$—	$390	$5,017,416
Mark S. Verratti Chief Commercial Officer (8)	2024	$552,344	$—	$2,646,082	$—	$489,720	$24,072	$3,712,217
	2023	$495,781	$—	$1,959,282	$—	$400,247	$19,779	$2,875,089
	2022	$464,423	$—	$1,296,869	$—	$313,267	$17,157	$2,091,716
Dale Muzzey, Ph.D. Chief Scientific Officer	2024	$499,350	$—	$2,222,701	$—	$265,100	$18,727	$3,005,878
	2023	$443,750	$111,039	$1,415,045	$—	$250,650	$11,066	$2,231,550

(1)During fiscal year 2024, Mr. Leffler received a sign-on bonus of $400,000, which was paid in February 2024. Mr. Leffler's sign-on bonus or a portion thereof is subject to clawback in the event of a termination of his employment for certain reasons before the first and second anniversaries of the commencement of Mr. Leffler's employment. During fiscal year 2023, Dr. Muzzey received a one-time retention bonus of $111,039. In connection with the commencement of Mr. Raha's employment in December 2023, Mr. Raha received a sign-on bonus of $500,000, which was paid in January 2024. Mr. Raha's sign-on bonus or a portion thereof is subject to clawback in the event of a termination of his employment for certain reasons before the first and second anniversaries of the commencement of Mr. Raha's employment.

(2)Amounts shown reflect the aggregate grant date fair value of restricted stock unit awards granted or modified in the 2024 fiscal year, 2023 fiscal year, and the 2022 fiscal year, in each case calculated in accordance with FASB ASC Topic 718. All stock awards, other than PSUs with market conditions, are based on the closing price of our common stock on the Nasdaq Global Select Market on the grant date of the award. The PSUs with market conditions are based on a Monte Carlo valuation. For the 2024, 2023, and 2022 fiscal years, amounts reflect the potential value of the restricted stock unit awards assuming the target level of performance associated with the award. For the 2024 fiscal year, the potential value of the restricted stock unit awards assuming maximum level of performance is as follows: Mr. Diaz: $14,045,268, Mr. Leffler: $5,351,027, Mr. Raha: $3,678,516, Mr. Verratti: $3,344,117 and Dr. Muzzey: $2,809,047. For the 2023 fiscal year, the potential value of the restricted stock unit awards assuming maximum level of performance is as follows: Mr. Diaz: $12,396,403, Mr. Riggsbee: $5,390,703, Mr Raha: $4,502,658, Mr. Verratti: $2,479,264 and Dr. Muzzey $1,790,594. For the 2022 fiscal year, the potential value of the restricted stock unit awards assuming maximum level of performance is as follows: Mr. Diaz: $12,020,484, Mr. Riggsbee: $2,559,374, and Mr. Verratti: $1,575,405. The stock awards for Mr. Riggsbee during fiscal year 2023 consist of (i) 43,783 RSUs and 43,783 PSUs with an aggregate grant date fair value of $2,176,992 (of which 4,865 RSUs and all of the PSUs, with an aggregate grant date fair value of $1,269,035, were forfeited in connection with his departure from us) and (ii) 113,327 restricted stock units, with an aggregate incremental fair value of $2,635,944 as of the modification date, that were accelerated pursuant to the terms of the Riggsbee Separation Agreement. The incremental fair value as of the modification date of outstanding restricted stock units of Mr. Riggsbee is included in the stock awards column in addition to the full grant date fair value of their respective fiscal year 2023 awards as required by SEC disclosure rules.

(3)For fiscal years 2022, 2023 and 2024, the amounts reported in this column reflect the actual cash incentive awards paid.

(4)During fiscal year 2024, Mr. Diaz received paid commuting expenses of $15,271. During fiscal year 2024, Mr. Leffler received paid commuting expenses of $25,736. During fiscal year 2024, Mr. Riggsbee received paid commuting expenses of $1,535 and Cobra premium payments of $22,089 pursuant to the terms of the Riggsbee Separation Agreement. Mr. Riggsbee also received $21,709 in consulting fees under the Riggsbee Separation Agreement. Amounts shown for fiscal year 2024 for each NEO include short-term and long-term disability insurance premium payments, life insurance premium payments, tax "gross-up" payments with respect to certain expenses associated with attendance by our NEOs (other than Mr. Riggsbee) at our annual President's Club event to recognize our highest performing sales employees, and contributions made under our Health Savings Account and 401(k) plans on behalf of each NEO. Each of our NEOs (other than Mr. Riggsbee, Mr. Leffler and Dr. Muzzey) received $13,800 in matching contributions under our 401(k) plan during fiscal year 2024. Mr. Leffler received $11,500, Mr. Riggsbee received $2,702, and Dr. Muzzey received $10,559 in matching contributions under our 401(k) plan during fiscal year 2024.

(5)Mr. Diaz announced that he will resign from his position as President and Chief Executive Officer effective April 30, 2025.

(6)Mr. Riggsbee resigned from his position as Chief Financial Officer, effective January 29, 2024. Thereafter, Mr. Riggsbee transitioned to providing consulting services to the Company until March 31, 2024.

(7)Mr. Raha will succeed Mr. Diaz as President and Chief Executive Officer effective April 30, 2025.

(8)Mr. Verratti will succeed Mr. Raha as Chief Operating Officer effective April 30, 2025.

2024 Fiscal Year Grants of Plan-Based Awards

The following tables show information regarding grants of non-equity and equity awards that we made during the year ended December 31, 2024 to each of the executive officers (except for Mr. Riggsbee, who resigned from his position as Chief Financial officer, effective January 29, 2024, and did not receive any such awards) named in the Summary Compensation Table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (# of units)	All Other Option Awards: Number of Securities Underlying Options (# of shares)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
Paul J. Diaz	Short-term Cash Incentive Bonus		562,500	1,125,000	1,687,500
	Time-Based RSUs	3/14/2024							246,248 (3)			$5,250,007
	PSUs	3/14/2024				184,685	246,247	369,371				$5,863,507
Scott J. Leffler	Short-term Cash Incentive Bonus		206,250	412,500	618,750
	Time-Based RSUs	1/29/2024							117,770 (4)			$2,675,734
	Time-Based RSUs	3/14/2024							46,905 (3)			$1,000,015
	PSUs	3/14/2024				35,178	46,904	70,356				$1,116,852
Samraat S. Raha	Short-term Cash Incentive Bonus		281,250	562,500	843,750
	Time-Based RSUs	3/14/2024							64,494 (3)			$1,375,012
	PSUs	3/14/2024				48,370	64,493	96,740				$1,535,669
Mark Verratti	Short-term Cash Incentive Bonus		210,000	420,000	630,000
	Time-Based RSUs	3/14/2024							58,631 (3)			$1,250,013
	PSUs	3/14/2024				43,973	58,630	87,945				$1,396,069
Dale Muzzey, Ph.D.	Short-term Cash Incentive Bonus		126,600	253,200	379,800
	Time-Based RSUs	3/14/2024							49,250 (3)			$1,050,010
	PSUs	3/14/2024				36,937	49,249	73,874				$1,172,691

(1)The amounts represent the threshold, target, and maximum estimated payouts for awards granted under our 2024 fiscal year short-term cash incentive program. The actual value of the bonuses paid to our NEOs for the 2024 fiscal year can be found above in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For additional information regarding the 2024 fiscal year short-term cash incentive program, please see the section above entitled “2024 Fiscal Year Named Executive Officer Compensation—Short-Term Incentive Awards”.

(2)The amounts represent the threshold, target and maximum number of our shares that may be awarded with respect to the PSUs awarded to our NEOs on March 14, 2024. Performance is based on revenue and adjusted EPS targets and relative total stockholder return measured against the IXHC using the 20-trading day average at the beginning and end of the measurement period. The revenue and adjusted EPS metrics will be measured based on fiscal year 2026 results and the measurement period for the relative total stockholder return metric is January 1, 2024 to December 31, 2026. To the extent that the PSUs are determined to have been earned based on the performance metrics, the PSUs will vest on March 14, 2027.

(3)The amounts represent the number of time-based RSUs granted to Mr. Diaz, Mr. Leffler, Mr. Raha, Mr. Verratti, and Dr. Muzzey on March 14, 2024. The RSUs awarded to Mr. Diaz, Mr. Leffler, Mr. Raha, Mr. Verratti and Dr. Muzzey vest 33.3% on March 14, 2025, 33.3% on March 14, 2026, and 33.3% on March 14, 2027.

(4)Represents time-based RSUs granted to Mr. Leffler on January 29, 2024 as a new hire equity grant. These RSUs vest 25% on January 29, 2025, 25% on January 29, 2026, 25% on January 29, 2027, and 25% on January 29, 2028.

(5)The amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718 and, (a) in the case of RSUs granted on March 14, 2024, are based on the closing price of our common stock on the Nasdaq Global Select Market on March 14, 2024 of $21.32, (b) in the case of PSUs that vest based on performance and market conditions that were granted on March 14, 2024, are based on a weighted value per award of $23.81 (67% of the units have a performance condition which are valued based on the closing price of our common stock on the Nasdaq Global Select Market on March 14, 2023 of $21.32 and the other 33% of the units have a market condition and are valued using a Monte Carlo valuation model which resulted in a value of $28.87), (c) in the case of RSUs granted to Mr. Leffler on January 29, 2024, are based on the closing price of our common stock on the Nasdaq Global Select Market on January 29, 2024 of $22.72.

Narrative Disclosure to Summary Compensation Table and 2024 Fiscal Year Grants of Plan-Based Awards Table

We have entered into standard form employment agreements with each of our NEOs other than Mr. Diaz whose employment agreement is discussed below. Pursuant to these standard form employment agreements, which have no defined term, either party may terminate employment without cause at any time upon a specified period of written notice to the other party or immediately with cause upon written notice to the other party. Each employment agreement also provides that the employee will not disclose confidential information of ours during and after employment and includes standard restrictive covenants. Since the dates we entered into each of these employment agreements with our NEOs, the compensation paid to each NEO may have been increased and additional equity awards may have been granted, the most recent of which are discussed below.

We have also entered into a Severance and Change of Control Agreement with each NEO other than Mr. Diaz. These agreements, which are discussed below under “Potential Payments Upon Termination or Change of Control” later in this proxy statement, provide certain benefits to each NEO, other than Mr. Diaz, upon a change-of-control transaction and/or termination of employment with us. Mr. Diaz's employment agreement, which is discussed below, provides for similar benefits upon a change-of-control transaction and/or termination of employment with us.

Mr. Diaz was appointed to the position of President and Chief Executive Officer on August 13, 2020, and entered into an employment agreement with us at that time. As determined by our CHCC, he received a salary of $1,120,875 for the 2024 fiscal year. His incentive cash bonus for the 2024 fiscal year was $1,356,750. On March 14, 2024, Mr. Diaz was granted 246,247 PSUs, which are subject to the achievement of revenue and adjusted EPS targets based on fiscal year 2026 results and relative total stockholder return targets over a three-year measurement period ending December 31, 2026, and 246,248 RSUs, which are subject to time-based vesting requirements (33.3% vesting each year over a three-year period).

On February 24, 2025, Mr. Diaz notified the Board that he will step down from his position as our President and Chief Executive Officer, and resign from the Board, in each case, effective as of the Transition Effective Date. In connection with Mr. Diaz's resignation, we entered into a consulting agreement with Mr. Diaz under which Mr. Diaz has agreed to serve as an advisor to the Company for one year following the Transition Effective Date to help ensure a smooth transition of his duties. Pursuant to the consulting agreement, (i) we will pay Mr. Diaz his prorated short-term bonus under his current employment agreement at target through the Transition Effective Date of $375,000 (payable in 12 equal monthly installments over the consulting term) and (ii) each of Mr. Diaz’s outstanding equity awards will remain eligible for vesting through the end of the consulting term and remain exercisable in accordance with their respective terms under the Company’s 2017 Employee, Director, and Consultant Equity Incentive Plan.

Mr. Leffler was appointed to the position of Chief Financial Officer on January 29, 2024, and entered into an employment agreement with us in connection therewith. Pursuant to the terms of Mr. Leffler's employment agreement, Mr. Leffler's annual base salary during fiscal year 2024 was $550,000 and he is eligible to receive an annual target cash bonus equal to 75% of his annual base salary upon achievement of goals to be established by the CHCC. Mr. Leffler received a sign-on bonus in the amount of $400,000, which was paid in February 2024, portions of which are subject to clawback in the event of a termination for certain reasons before the first and second anniversaries of the commencement of Mr. Leffler's employment. Mr. Leffler also received an initial one-time grant of 117,770 time-based restricted stock units, which vest in four equal installments on each of the first four anniversaries of Mr. Leffler's start date subject to his continued employment us, in connection with the commencement of his employment with us on January 29, 2024. His incentive cash bonus for the 2024 fiscal year was $428,539. On March 15, 2024, Mr. Leffler was granted 46,904 PSUs, which are subject to the achievement of revenue and adjusted EPS targets based on fiscal year 2026 results and relative total stockholder return targets over a three-year measurement period ending December 31, 2026, and 46,905 RSUs, which are subject to time-based vesting requirements (33.3% vesting each year over a three-year period).

Mr. Riggsbee was appointed to the position of Chief Financial Officer in October 2014, and entered into the Company’s standard form of employment agreement at that time. He was appointed interim President and Chief Executive Officer on February 6, 2020, following the resignation of former Chief Executive Officer, Mark C. Capone, and served in that additional position until August 13, 2020, when Mr. Diaz joined us. On December 15, 2023, Mr. Riggsbee notified the Company that he was resigning from his position as Chief Financial Officer, effective January 29, 2024. In connection with Mr. Riggsbee’s departure, we and Mr. Riggsbee entered into the Riggsbee Separation Agreement, pursuant to which Mr. Riggsbee remained an employee of the Company until January 31, 2024, upon which date he transitioned to providing consulting services to the Company until March 31, 2024 (the “Separation Date” and such period, the “Riggsbee Consulting Period”). During the Riggsbee Consulting Period, Mr. Riggsbee served as a strategic advisor to us, providing a range of strategic and financial advice and consulting services, as well as supporting the transition to a new Chief Financial Officer. During the Riggsbee Consulting Period, Mr. Riggsbee received a weekly consulting fee of $2,713.65. In consideration for, among other things, his compliance with certain restrictive covenants, including customary non-compete and non-solicitation covenants, a typical release of claims, his consulting services, and his 9 years of distinguished service with us, (1) Mr. Riggsbee received continued vesting of all outstanding RSUs and PSUs previously granted to Mr. Riggsbee that were scheduled to vest during the Riggsbee Consulting Period (“Equity Awards Vesting During the Riggsbee Consulting Period”); (2) all outstanding RSUs previously granted to Mr. Riggsbee, other than Equity Awards Vesting During the Riggsbee Consulting Period, were deemed to vest in monthly installments over the applicable vesting period starting on the grant date (“RSUs Vesting Monthly”) and all such RSUs Vesting Monthly vested on the Separation Date to the extent scheduled to vest as modified on or before March 31, 2025; and (3) all outstanding restricted stock units with unsatisfied performance conditions previously granted to Mr. Riggsbee, other than Equity Awards Vesting During the Riggsbee Consulting Period, will remain outstanding and, if the applicable performance condition is satisfied on or before March 31, 2025, such PSUs will, to the extent so earned, vest to the extent scheduled to vest on or before March 31, 2025. A total of 113,327 restricted stock units, with an aggregate incremental fair value of $2,635,944 based on a weighted average modified fair value of $23.26, were accelerated pursuant to the terms of the Riggsbee Separation Agreement. No other compensation or severance payments were made to Mr. Riggsbee in connection with his separation from us.

Mr. Raha was appointed to the position of Chief Operating Officer on December 11, 2023, and entered into an employment agreement with us in connection therewith. As determined by our CHCC, he received a salary of $750,000 for the 2024 fiscal year. His incentive cash bonus for the 2024 fiscal year was $706,500. On March 14, 2024, Mr. Raha was granted 64,493 PSUs, which are subject to the achievement of revenue and adjusted EPS targets based on fiscal year 2026 results and relative total stockholder return targets over a three-year measurement period ending December 31, 2026, and 64,494 RSUs, which are subject to time-based vesting requirements (33.3% vesting each year over a three-year period).

On February 24, 2025, the Board appointed Mr. Raha to succeed Mr. Diaz as our President and Chief Executive Officer on the Transition Effective Date. In connection with his new appointment, we entered into the Raha Employment Agreement with Mr. Raha setting his annual base salary at $920,000, with a target annual bonus equal to 100% of his annual base salary upon achievement of goals to be established by the CHCC each fiscal year and eligibility to participate in our annual long-term incentive compensation program. The Raha Employment Agreement also provides for a one-time grant of 141,050 RSUs subject to performance-based vesting in four equal installments based upon the achievement of certain stock price targets, provided that no portion of these RSUs will vest earlier than the first anniversary of the Transition Effective Date. Mr. Raha will also be entitled to an additional 2025 equity award grant of RSUs valued at up to $6,000,000 in accordance with our annual equity grant cycle, with such award consisting of (i) 50% RSUs and (ii) 50% PSUs, as determined by the CHCC in its sole discretion.

Mr. Verratti was appointed to the position of President of Myriad Neuroscience on August 1, 2017, and entered into the Company's standard form of employment agreement at that time. Mr. Verratti was also appointed to the position of President of Myriad Autoimmune on May 1, 2020, a position he held until we sold our Autoimmune business on September 13, 2021. Prior to his appointment as Chief Commercial Officer on April 14, 2022, Mr. Verratti also served as President, Mental Health following the sale of the Company's Autoimmune business. Mr. Verratti received a salary of $552,344 for the 2024 fiscal year. His incentive bonus for the 2024 fiscal year was $489,720. On March 14, 2024, Mr. Verratti was granted 58,630 PSUs, which are subject to the achievement of revenue and adjusted EPS targets based on fiscal year 2026 results and relative total stockholder return targets over a three-year measurement period ending December 31, 2026, and 58,631 RSUs, which are subject to time-based vesting requirements (33.3% vesting each year over a three-year period).

On February 24, 2025, the Board appointed Mark S. Verratti as our Chief Operating Officer, effective on the Transition Effective Date. In connection with his new appointment, we entered into the Verratti Employment Agreement setting forth Mr. Verratti’s compensation consisting of an annual base salary of $660,000, annual target cash bonus equal to 75% of his annual base salary upon achievement of goals to be established by the CHCC or our Chief Executive Officer each fiscal year and eligibility to participate in our annual long-term incentive compensation program. The Verratti Employment Agreement also provides for a one-time grant of 105,785 RSUs in connection with his promotion which are subject to performance-based vesting in four equal installments based upon the achievement of certain stock price targets, provided that no portion of these RSUs will vest earlier than the first anniversary of the Transition Effective Date. The Verratti Employment Agreement also provides that Mr. Verratti will be eligible for a grant in 2025 of an additional equity award of restricted stock units valued at up to $2,750,000 in accordance with our annual equity grant cycle, with such award consisting of (i) 50% RSUs and (ii) 50% PSUs, as determined by the CHCC in its sole discretion.

Dr. Muzzey joined the predecessor to Myriad Women's Health in 2014 and served in various roles, including as Senior Director, Scientific Affairs. He was appointed Senior Director of Clinical Development in August 2018 and served in that role until September 2019, when he was appointed Vice President of Bioinformatics, a position he held until December 2021. In January 2022, he was appointed Senior Vice President, R&D and Interim Chief Scientific Officer. On April 14, 2022, he was promoted to Chief Scientific Officer. As determined by our CHCC, he received a salary of $499,350 for the 2024 fiscal year. His incentive bonus for the 2024 fiscal year was $265,100. On March 14, 2024, Dr. Muzzey was granted 49,249 PSUs, which are subject to the achievement of revenue and adjusted EPS targets based on fiscal year 2026 results and relative total stockholder return targets over a three-year measurement period ending December 31, 2026, and 49,250 RSUs, which are subject to time-based vesting requirements (33.3% vesting each year over a three-year period).

Outstanding Equity Awards at 2024 Fiscal Year End

The following table shows the grants of stock options, RSUs and PSUs outstanding as of December 31, 2024, to each of our NEOs.

	Option Awards					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)(3)	Market Value of Shares or Units of Stock that Have not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested ($)(4)
Paul J. Diaz	08/13/2020	342,040 (1)		$13.38	08/13/2027
	08/13/2020	203,452 (2)	135,636 (2)	$13.38	08/13/2027
	03/24/2021					39,978	$548,098
	03/24/2021					58,567	$802,954
	03/22/2022					86,572	$1,186,902
	03/22/2022							173,143	$2,373,791
	03/15/2023					131,348	$1,800,781
	03/15/2023							197,023	$2,701,185
	03/14/2024					246,248	$3,376,060
	03/14/2024							246,247	$3,376,046

	Option Awards					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)(3)	Market Value of Shares or Units of Stock that Have not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested ($)(4)
Scott J. Leffler	01/29/2024					117,770	$1,614,627
	03/14/2024					46,905	$643,068
	03/14/2024							46,904	$643,054
R. Bryan Riggsbee	03/22/2022							36,865	$505,419
Samraat S. Raha	12/11/2023					177,270	$2,430,372
	03/14/2024					64,494	$884,213
	03/14/2024							64,493	$884,199
Mark S. Verratti	03/24/2021					3,860	$52,921
	03/24/2021					5,654	$77,516
	09/21/2021					2,500	$34,275
	03/22/2022					9,618	$131,863
	03/22/2022							19,238	$263,753
	04/14/2022					5,000	$68,550
	03/15/2023					26,269	$360,148
	03/15/2023							39,404	$540,229
	03/14/2024					58,631	$803,831
	03/14/2024							58,630	$803,817
Dale Muzzey, Ph.D.	03/24/2021					1,083	$14,848
	03/24/2021					1,586	$21,744
	12/08/2021					1,500	$20,565
	03/22/2022					8,008	$109,790
	03/22/2022							16,016	$219,579
	04/14/2022					3,750	$51,413
	03/15/2023					18,972	$260,106
	03/15/2023							28,459	$390,173
	03/14/2024					49,250	$675,218
	03/14/2024							49,249	$675,204
(1)Represents time-based non-qualified stock options for the purchase of 342,040 shares of common stock, which options have fully vested in four equal installments on each of the first four anniversaries of Mr. Diaz’s commencement date of August 13, 2020. 85,510 time-based non-qualified stock options vested on August 13, 2024, 85,510 time-based non-qualified stock options vested on August 13, 2023, 85,510 time-based non-qualified stock options vested on August 13, 2022, and 85,510 time-based non-qualified stock options vested on August 13, 2021.
(2)Represents performance-based non-qualified stock options for the purchase of 339,088 shares of common stock, which options vest in five equal installments upon the achievement of five stock price milestones, three of which have been achieved. Achievement of each applicable milestone is based on the average of the closing prices of common stock for a period of 20 consecutive trading days exceeding the applicable milestone stock price. 20% of the options vested upon the achievement of each of the following milestones: a stock price that exceeded $20.07, $26.76, and $33.45. 20% of the options will vest upon achievement of a stock price that exceeds $40.14 and the remaining 20% of the options will vest upon achievement of a stock price that exceeds $46.83. The achievement of the applicable milestone stock prices must be completed by August 13, 2027, which is also the date the options expire, unless Mr. Diaz ceases to be employed by us or providing services to us, in which case, the options are subject to earlier termination.
(3)Restricted stock units granted vest 25% or 33.3% per year beginning no earlier than the first anniversary of the grant date on which the restricted stock units were granted.
(4)The market value of restricted stock unit awards is determined by multiplying the number of shares by $13.71, the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2024, the last trading day of the 2024 fiscal year.
(5)Represents PSUs granted (at target performance level) on March 22, 2022, March 15, 2023, and March 14, 2024 to certain of our NEOs. The performance metrics for the 2022 PSUs consist of revenue and adjusted EPS measured based on fiscal year 2024 results and relative total stockholder return for the period from January 1, 2022 to December 31, 2024. To the extent that the 2022 PSUs are determined to have been earned based on the performance metrics, the PSUs will vest on March 22, 2025. The performance metrics for the 2023 PSUs consist of revenue and adjusted EPS measured based on fiscal year 2025 results and relative total stockholder return for the period from January 1, 2023 to December 31, 2025. To the extent that the 2023 PSUs are determined to have been earned based on the performance metrics, the PSUs will vest on March 15, 2026. The performance metrics for the 2024 PSUs consist of revenue and adjusted EPS measured based on fiscal year 2026 results and relative total stockholder return for the period from January 1, 2024 to December 31, 2026. To the extent that the 2024 PSUs are determined to have been earned based on the performance metrics, the PSUs will vest on March 14, 2027.

2024 Fiscal Year Option Exercises and Stock Vested

The following table shows information regarding exercises of options to purchase our common stock and the vesting of restricted stock units held by our NEOs during the year ended December 31, 2024. Because Mr. Leffler joined us on January 29, 2024, none of his restricted stock units vested during the year ended December 31, 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Paul J. Diaz			368,692	$9,086,220
R. Bryan Riggsbee			157,634	$3,433,731
Samraat S. Raha			59,090	$857,396
Mark S. Verratti			51,916	$1,188,641
Dale Muzzey, Ph.D.			19,685	$422,090
(1)Amounts shown in this column represent the market value of restricted stock units upon vesting as determined by multiplying the number of shares (a) by $19.14, the closing price of our common stock on the Nasdaq Global Select Market on the last trading day prior to January 1, 2024, for shares which vested on that date, (b) by $23.25, the closing price of our common stock on the Nasdaq Global Select Market on the last trading day prior to February 18, 2024, for shares which vested on that date, (c) by $21.16, the closing price of our common stock on the Nasdaq Global Select Market on March 15, 2024, for shares which vested on that date, (d) by $22.24, the closing price of our common stock on the Nasdaq Global Select Market on March 22, 2024, for shares which vested on that date, (e) by $22.24, the closing price of our common stock on the Nasdaq Global Select Market on the last trading day prior to March 24, 2024, for shares which vested on that date, (f) by $21.32, the closing price of our common stock on the Nasdaq Global Select Market on March 28, 2024, for shares which vested on that date, (g) by $19.55, the closing price of our common stock on the Nasdaq Global Select Market on the last trading day prior to April 14, 2024, for shares which vested on that date, (h) by $28.18, the closing price of our common stock on the Nasdaq Global Select Market on August 13, 2024, for shares which vested on that date, (i) by $27.64, the closing price of our common stock on the Nasdaq Global Select Market on the last trading day prior to September 21, 2024, for shares which vested on that date, (j) by $24.37, the closing price of our common stock on the Nasdaq Global Select Market on October 9, 2024, for shares which vested on that date, (k) by $14.51, the closing price of our common stock on the Nasdaq Global Select Market on December 11, 2024, for shares which vested on that date.

Potential Payments Upon Termination or Change of Control

Severance and Change of Control Agreements

We have entered into Severance and Change of Control Agreements (the "Severance and Change of Control Agreements") with each of our executive officers other than our Chief Executive Officer, Mr. Diaz. Mr. Diaz's employment agreement provides for certain severance and change of control benefits, which are discussed below.

Under the terms of the Severance and Change of Control Agreements, if the employment of an executive officer is terminated without “Cause” or if the executive officer separates from us for “Good Reason” (each is defined in the agreement and set forth below), then the executive officer will receive:

•(i) an amount equal to the executive’s then-current annual base salary (or in the case of Mr. Raha, 1.5 times Mr. Raha's then-current annual base salary), the executive’s then-current target annual bonus and any compensation previously deferred; (ii) a prorated portion of the executive’s target annual bonus for the then-current fiscal year, based on the portion of the fiscal year worked prior to the separation date; (iii) immediate vesting of RSUs scheduled to vest within two years after termination; (iv) vesting of PSUs for two years following termination to the extent that the relevant performance metrics for the PSU grant are achieved; and (v) reimbursement for continued medical benefits until the earlier of 12 months (or in the case of Mr. Raha, 18 months) after the date of termination or the date the executive begins employment with another employer.

In connection with Mr. Raha's appointment as our Chief Executive Officer, effective April 30, 2025, we entered into a new Severance and Change of Control Agreement with Mr. Raha containing the terms noted above, except that Mr. Raha would be entitled to a severance payment of 2.0X salary and bonus and a change of control severance payment of 2.0X salary and bonus.

If the employment of an executive officer is terminated without “Cause” or if the executive officer separates from us for ‘‘Good Reason’’, within three months before or 24 months after a “Change of Control” (as defined in the agreement and set forth below), then the executive officer will receive the same benefits described in the preceding paragraph, except that all outstanding and unvested equity grants will immediately vest in full.

As defined in the Severance and Change of Control Agreements:

•“Cause” means: (i) employee’s gross negligence in the performance of employee’s duties to the Company; (ii) employee’s willful misconduct, embezzlement, misappropriation, fraud, or professional dishonesty; (iii) employee’s material breach of any non-disclosure, invention assignment, non-competition, or similar agreement between employee and the Company; (iv) employee’s commission of a felony or of a crime involving moral turpitude; (v) employee’s willful and material failure to comply with lawful directives of the Board; or (vi) employee’s willful and material breach of a material provision of any employment agreement between employee and the Company or willful and material violation of a material provision of any written Company employment policy applicable to its senior executive officers; provided that (A) the Company provides employee with written notice that the Company intends to terminate employee’s employment thereunder for one of the foregoing circumstances within sixty (60) days of the Board’s knowledge of such circumstance(s) occurring (which notice shall set forth in reasonable detail the circumstance(s) that the Company alleges constitute(s) Cause), (B) in the event that a circumstance described in subsection (v) or (vi) is capable of being cured, employee has failed to cure such circumstance within a period of thirty (30) days after the date of receipt of such written notice, and (C) the Company terminates employee’s employment within sixty five (65) days from the date of the notice referred to in clause (A). Conduct shall not be considered “willful” unless done (or omitted to be done) not in good faith and without a reasonable belief that such conduct (or lack thereof) was in the best interest of the Company.

•“Good Reason” means: (i) a material diminution in employee’s duties, authority or responsibilities; (ii) a material diminution in employee’s base salary, other than a reduction of similar magnitude to the base salaries of other Company senior executive officers if there is a reduction of Company senior executive officer base salaries generally, or a failure by the Company to provide the compensation and benefits provided for in the Severance and Change of Control Agreement; or (iii) a material breach by the Company of the Severance and Change of Control Agreement or any other agreement between the Company and employee; provided that (A) employee provides the Company with written notice that employee intends to terminate employee’s employment thereunder for one of the foregoing circumstances within sixty (60) days of such circumstance occurring (which notice shall set forth in reasonable detail the circumstance(s) that employee alleges constitute(s) Good Reason), (B) if such circumstance is capable of being cured, the Company has failed to cure such circumstance within a period of thirty (30) days after the date of receipt of such written notice, and (C) employee terminates employee’s employment within sixty five (65) days from the date of the notice referred to in clause (A). For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason, and failure to adhere to such conditions in the event of a specific occurrence of Good Reason shall not disqualify employee from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of the Severance and Change of Control Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A of the Internal Revenue Code of 1986, as amended, and any successor statute, regulation and guidance thereto.

•“Change of Control” means the occurrence of any of the following events: (A) Ownership: any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, any subsidiary of the Company, or any employee benefit plan of the Company); or (B) Merger/Sale of Assets: (1) a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such entity, as the case may be, outstanding immediately after such merger or consolidation; or (2) the sale or disposition by the Company of all or substantially all of the Company’s assets; or (C) Board Change: a change in the Board or its members such that individuals who, as of the effective date of the Severance and Change of Control Agreement or, if later, the date that is one year prior to such change (the later of such two dates referred to herein as the “Measurement Date”), constitute the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (including for these purposes, any new members whose election or nomination was so approved, without counting the member and his or her predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

Mr. Diaz's Employment Agreement

Under the terms of Mr. Diaz’s employment agreement, if his employment is terminated without “Cause” or if he is separated from us for “Good Reason” (each as defined in his employment agreement and set forth below), then he will receive: (i) an amount equal to two times his then-current annual base salary and two times his then-current target annual bonus; (ii) a prorated portion of his target annual bonus for the then-current fiscal year; (iii) immediate vesting of RSUs scheduled to vest within two years after termination; (iv) vesting of PSUs for two years following termination to the extent that the relevant performance metrics for the PSU grant are achieved; and (v) payment or reimbursement for continued medical benefits until the earlier of 18 months after the date of termination or the date he begins employment with another employer.

If Mr. Diaz’s employment is terminated without “Cause” or if he separates from the Company for “Good Reason”, within three months before or 24 months after a “Change of Control” (as defined in his employment agreement and set forth below), then he will receive the same benefits described in the preceding paragraph, except that all outstanding and unvested equity grants will immediately vest in full.

As defined in Mr. Diaz’s employment agreement:

•“Cause” means: (i) executive’s gross negligence in the performance of executive’s duties to the Company; (ii) executive’s willful misconduct, embezzlement, misappropriation, fraud, or professional dishonesty; (iii) executive’s material breach of any non-disclosure, invention assignment, non-competition, or similar agreement between executive and the Company; (iv) executive’s commission of a felony or of a crime involving moral turpitude; (v) executive’s willful and material failure to comply with lawful directives of the Board; or (vi) executive’s willful and material breach of a material provision of any employment agreement between executive and the Company or willful and material violation of a material provision of any written Company employment policy applicable to its senior executive officers; provided that (A) the Company provides executive with written notice that the Company intends to terminate executive’s employment hereunder for one of the circumstances set forth above within sixty (60) days of the Board’s knowledge of such circumstance(s) occurring (which notice shall set forth in reasonable detail the circumstance(s) that the Company alleges constitute(s) Cause (as defined below)), (B) in the event that a circumstance described in (iii), (v) or (vi) above is capable of being cured, executive has failed to cure such circumstance within a period of thirty (30) days after the date of receipt of such written notice, and (C) the Company terminates executive’s employment within sixty five (65) days from the date of the notice referred to in clause (A). Conduct shall not be considered “willful” unless done (or omitted to be done) not in good faith and without a reasonable belief that such conduct (or lack thereof) was in the best interest of the Company.

•“Good Reason” means: (i) a material diminution in executive’s duties, authority or responsibilities; (ii) a material diminution in executive’s base salary, other than a reduction of similar magnitude to the base salaries of other Company senior executive officers if there is a reduction of Company senior executive base salaries generally, or a failure by the Company to provide the compensation and benefits provided for in the employment agreement; (iii) any change in executive’s position such that he is no longer the Company’s Chief Executive Officer reporting solely to the Board; or (iv) a material breach by the Company of the employment agreement or any other agreement between the Company and executive; provided that (A) executive provides the Company with written notice that executive intends to terminate executive’s employment hereunder for one of the circumstances set forth above within sixty (60) days of such circumstance occurring (which notice shall set forth in reasonable detail the circumstance(s) that Executive alleges constitute(s) Good Reason), (B) if such circumstance is capable of being cured, the Company has failed to cure such circumstance within a period of thirty (30) days after the date of receipt of such written notice, and (C) executive terminates executive’s employment within sixty five (65) days from the date of the notice referred to in clause (A). For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason, and failure to adhere to such conditions in the event of a specific occurrence of Good Reason shall not disqualify executive from asserting Good Reason for any subsequent occurrence of Good Reason.

•“Change of Control” means the occurrence of any of the following events: (A) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, any subsidiary of the Company, or any employee benefit plan of the Company); or (B) 1) a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such entity, as the case may be, outstanding immediately after such merger or consolidation; or (2) the sale or disposition by the Company of all or substantially all of the Company’s assets; or (C) a change in the Board or its members such that individuals who, as of the commencement date of Mr. Diaz's employment (including executive) or, if later, the date that is one year prior to such change (the later of such two dates referred to herein as the ”Measurement Date”), constitute the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (including for these purposes, any new members whose election or nomination was so approved, without counting the member and his or her predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

On February 24, 2025, Mr. Diaz announced that he will resign from his position as President and Chief Executive Officer effective April 30, 2025. On February 24, 2025, we entered into a consulting agreement with Mr. Diaz, as described above.

Death or Disability

In accordance with the Severance and Change of Control Agreements for our executive officers, except for Mr. Diaz, whose benefits are governed by his employment agreement, if an executive officer's or Mr. Diaz's employment is terminated due to death or disability, then the executive officer or Mr. Diaz (or their estate) will receive:

•A lump-sum payment in an amount equal to the pro-rated portion of the executive officer's target annual bonus for the fiscal year in which the separation occurs, based on the portion of the year worked prior to separation; and

•Pro-rata vesting of the executive officer's time-based equity awards based on the period of employment between the most recent vesting date prior to the separation date and the separation date, including any time-based vesting of performance-based awards that the CHCC determines to have been earned.

Riggsbee Separation Agreement

In December 2023, we entered into the Riggsbee Separation Agreement with Mr. Riggsbee, which provided certain separation benefits in connection with his departure from us. Under the terms of the Riggsbee Separation Agreement, Mr. Riggsbee received a weekly consulting fee of $2,713.65, or consulting fees of $41,480.08 in the aggregate. In addition, Mr. Riggsbee was entitled under the Riggsbee Separation Agreement to receive up to 12 months of COBRA premium payments, an estimated value of $30,058.14. The Riggsbee Separation Agreement also provided for (1) the continued vesting of all outstanding RSUs and PSUs previously granted to

Mr. Riggsbee that were scheduled to vest during the Riggsbee Consulting Period (“Equity Awards Vesting During the Riggsbee Consulting Period”); (2) all outstanding RSUs previously granted to Mr. Riggsbee, other than Equity Awards Vesting During the Riggsbee Consulting Period, were deemed to vest in monthly installments over the applicable vesting period starting on the grant date (“RSUs Vesting Monthly”) and all such RSUs Vesting Monthly vested on the Separation Date to the extent scheduled to vest as modified on or before March 31, 2025; and (3) all outstanding restricted stock units with unsatisfied performance conditions previously granted to Mr. Riggsbee, other than Equity Awards Vesting During the Riggsbee Consulting Period, will remain outstanding and, if the applicable performance condition is satisfied on or before March 31, 2025, such PSUs will, to the extent so earned, vest to the extent scheduled to vest on or before March 31, 2025. A total of 113,327 restricted stock units, with an aggregate incremental fair value of $2,635,944 based on a weighted average modified fair value of $23.26, were accelerated pursuant to the terms of the Riggsbee Separation Agreement.

Summary of Potential Payments

The following table summarizes the potential payments to Mr. Leffler, Mr. Raha, Mr. Verratti, and Dr. Muzzey under the Severance and Change of Control Agreements, and Mr. Diaz under his employment agreement, in connection with (i) a termination without Cause or a separation for Good Reason following a Change of Control, (ii) a termination without Cause or a separation for Good Reason independent of a Change of Control or (iii) a termination due to death or disability, in each case assuming such termination or separation occurred as of December 31, 2024.

Named Executive Officer	Executive Benefits and Payments Upon Termination	Change of Control and Involuntary Termination Without Cause or for Good Reason ($) (1)	Involuntary Termination Without Cause or for Good Reason ($) (1)	Death or Disability ($) (1)
	Base salary	$2,250,000	$2,250,000	$—
	Bonus	$3,375,000	$3,375,000	$1,125,000
Paul J. Diaz (2)	Stock option, RSU and PSU acceleration (3)	$16,210,577	$12,553,195	$2,977,689
	COBRA benefits	$49,473	$49,473	$—
	Total	$21,885,050	$18,227,668	$4,102,689
	Base salary	$550,000	$550,000	$—
	Bonus	$793,443	$793,443	$380,943
Scott J. Leffler	RSU and PSU acceleration (4)	$2,900,748	$1,766,818	$530,792
	COBRA benefits	$32,982	$32,982	$—
	Total	$4,277,173	$3,143,243	$911,734
	Base salary	$1,125,000	$1,125,000	$—
	Bonus	$1,125,000	$1,125,000	$562,500
Samraat S. Raha (5)	RSU and PSU acceleration (4)	$4,198,783	$2,430,776	$221,053
	COBRA benefits	$49,473	$49,473	$—
	Total	$6,498,256	$4,730,249	$783,553
	Base salary	$560,000	$560,000	$—
	Bonus	$840,000	$840,000	$420,000
Mark S. Verratti	RSU and PSU acceleration (4)	$3,136,903	$2,266,102	$531,854
	COBRA benefits	$32,982	$32,982	$—
	Total	$4,569,885	$3,699,084	$951,854
	Base salary	$506,400	$506,400	$—
	Bonus	$506,400	$506,400	$253,200
Dale Muzzey, Ph.D.	RSU and PSU acceleration (4)	$2,438,639	$1,707,169	$352,100
	COBRA benefits	$32,982	$32,982	$—
	Total	$3,484,421	$2,752,951	$605,300

(1)The value of the vesting acceleration for restricted stock units was calculated by multiplying the number of restricted stock units subject to acceleration as of December 31, 2024 by the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2024, the last trading day of the 2024 fiscal year, of $13.71. The value of vesting acceleration for stock options was calculated by multiplying the number of in-the-money unvested stock options subject to acceleration as of December 31, 2024 by the difference between (i) the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2024, the last trading day of the 2024 fiscal year, of $13.71 and (ii) the respective exercise price of such stock options.

(2)Mr. Diaz announced that he will resign from his position as President and Chief Executive Officer effective April 30, 2025. On February 24, 2025, the Company entered into a consulting agreement with Mr. Diaz, as described above.

(3)Mr. Diaz's PSUs with unsatisfied performance conditions were assumed to vest at target. Each of the stock price milestones for Mr. Diaz's performance-based stock options that were not achieved as of December 31, 2024 were assumed to be achieved. In the case of a termination without Cause or a separation for Good Reason independent of a Change of Control, vesting of Mr. Diaz's time-based stock options, RSUs and PSUs was accelerated by two years from December 31, 2024, on a monthly basis.

(4)PSUs for Mr. Leffler, Mr. Raha, Mr. Verratti and Dr. Muzzey with unsatisfied performance conditions were assumed to vest at target. In the case of a termination without Cause or a separation for Good Reason independent of a Change of Control, vesting of RSUs and, if applicable, PSUs for Mr. Leffler, Mr. Raha, Mr. Verratti and Dr. Muzzey was accelerated by two years from December 31, 2024, on a monthly basis.

(5)In connection with Mr. Raha's appointment as our Chief Executive Officer, effective April 30, 2025, we entered into a new Severance and Change of Control Agreement with Mr. Raha, as described above.

CEO Pay Ratio

The following is a reasonable estimate prepared under the SEC rules of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees. We determined that as of December 31, 2024, our employee population consisted of 2,739 employees, 2,722 of which are U.S. employees and 17 of which are international employees. Of the 17 international employees, eight are located in Japan, six in Germany, two in Switzerland, and one in the United Kingdom. All international employees were excluded in the 5% de minimis exemption adjustment as permitted by SEC rules. We then selected our median employee based on the W-2 calculated income of our U.S. employees for the year ending on December 31, 2024.

The total fiscal year 2024 compensation of the employee identified as our median employee (excluding our Chief Executive Officer) was $107,378 for the year ended December 31, 2024. The total 2024 fiscal year compensation of our Chief Executive Officer for purposes of determining the CEO Pay Ratio was $13,630,599 for the year ended December 31, 2024. Based on the foregoing information, for the 2024 fiscal year, the ratio of the total fiscal year 2024 compensation of our Chief Executive Officer to the total fiscal year 2024 compensation of our median employee was estimated to be 127 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodologies prescribed by the SEC. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Using consistently applied measures, we did not make any assumptions, adjustments or estimates with respect to base pay in determining the median employee and we did not annualize compensation for any employee not employed for the entire year.

Due to the flexibility afforded by the rules of the SEC in calculating the pay ratio amount, the ratio calculated may not be comparable to the CEO pay ratio presented by other companies.

Pay Versus Performance

The table below shows the compensation of our principal executive officer (PEO), who is the person(s) acting as our President and Chief Executive Officer during the particular period, the average compensation of the other named executive officers, excluding the PEO, and certain Company performance metrics for fiscal years 2024, 2023, 2022, 2021, the 2020 transition period ended December 31, 2020, and the previous 2020 fiscal year that ended June 30, 2020.

Year	Summary Compensation Table Total for First PEO[1] $	Summary Compensation Table Total for Second PEO[1] $	Summary Compensation Table Total for Third PEO[1] $	Compensation Actually Paid to First PEO[1,3,4] $	Compensation Actually Paid to Second PEO[1,3,4] $	Compensation Actually Paid to Third PEO[1,3,4] $	Average Summary Compensation Table Total for Non-PEO NEOs[1] $	Average Compensation Actually Paid to Non-PEO NEOs[1,3,4] $	Value of Initial Fixed $100 Investment on June 30, 2019 Based on:		Net Income (Loss) $ (millions)	Revenue[7] $ (millions)
									Total Shareholder Return[5]	Peer Group Total Shareholder Return[6]
2024	13,630,599	—	—	7,211,120	—	—	3,476,089	2,138,230	49.35	116.11	(127.3)	837.6
2023	12,108,359	—	—	14,201,749	—	—	4,135,846	3,194,672	68.90	117.12	(263.3)	753.2
2022	11,391,188	—	—	(4,479,782)	—	—	2,665,450	(161,281)	52.23	109.93	(112.0)	678.4
2021	12,787,669	—	—	29,789,160	—	—	2,483,005	4,670,387	99.35	138.15	(27.2)	690.6
2020T2	15,500,821	1,816,406	—	21,673,140	4,070,113	—	1,479,328	2,508,329	71.18	143.23	(53.1)	299.8
2020	—	4,203,341	6,174,458	—	1,095,973	308,756	1,911,438	151,229	40.82	123.27	(199.6)	638.6

(1) The NEOs in each disclosure year represent the following individuals:

Year	First PEO	Second PEO	Third PEO	NEOs included in Average
2024	Paul Diaz	—	—	R. Bryan Riggsbee, Scott J. Leffler, Dale Muzzey, Mark Verratti, Samraat S. Raha
2023	Paul Diaz	—	—	R. Bryan Riggsbee, Dale Muzzey, Nicole Lambert, Mark Verratti, Samraat S. Raha
2022	Paul J. Diaz	—	—	R. Bryan Riggsbee, Jerry S. Lanchbury, Ph.D., Nicole Lambert, Mark S. Verratti, and Kevin R. Haas, Ph.D.
2021	Paul J. Diaz	—	—	R. Bryan Riggsbee, Jerry S. Lanchbury, Ph.D., Nicole Lambert, Mark S. Verratti
2020T	Paul J. Diaz	R. Bryan Riggsbee	—	Jerry S. Lanchbury, Ph.D., Nicole Lambert, Mark S. Verratti
2020	—	R. Bryan Riggsbee	Mark C. Capone	Alexander Ford, Jerry S. Lanchbury, Ph.D., Nicole Lambert, Bernard J. Tobin, Gary A. King

(2) Effective January 1, 2021, the Company transitioned from a fiscal year ending June 30 to December 31. Therefore, there was a six-month transition period in 2020 representing the period from July 1, 2020 to December 31, 2020.

(3) The table below shows the additions and deductions to calculate "compensation actually paid" for the NEOs in each fiscal year as compared to the total compensation reported in the Summary Compensation Table ("SCT").

	2024		2023		2022		2021		2020 Transition Period			2020
	First PEO	Avg Non-PEO NEO	First PEO	Avg Non-PEO NEO	First PEO	Avg Non-PEO NEO	First PEO	Avg Non-PEO NEO	First PEO	Second PEO	Avg Non-PEO NEO	Second PEO	Third PEO	Avg Non-PEO NEO
Reported SCT figures
Reported SCT Total ($)	13,630,599	3,476,089	12,108,359	4,135,846	11,391,188	2,665,450	12,787,669	2,483,005	15,500,821	1,816,406	1,479,328	4,203,341	6,174,458	1,911,438
Reported SCT Stock Award Value ($)	11,113,514	2,514,413	9,796,451	3,299,996	9,513,661	1,890,185	9,869,920	1,649,044	8,394,628	1,264,541	1,075,166	3,461,500	4,489,500	1,149,312
Reported SCT Option Award Value ($)	—	—	—	—	—	—	—	—	5,500,006	—	—	—	—	—
Equity Award Adjustments
Year-end Fair Value of Unvested Awards Granted in the Applicable Fiscal Year ($)	6,989,389	1,567,704	7,979,605	1,943,821	5,183,465	576,200	10,879,576	1,740,847	20,066,953	2,023,026	1,654,258	1,598,940	348,705	319,334
Change in Fair Value of Awards Granted in Prior Years that were Unvested as of Applicable Fiscal Year End ($)	(4,930,228)	(467,816)	2,039,494	260,459	(11,226,199)	(1,133,716)	8,276,036	1,209,889	—	1,428,885	413,607	(1,325,475)	(1,941,975)	(669,356)
Change in Fair Value of Awards Granted in Prior Years that Vested in the Applicable Fiscal Year ($)	2,634,874	76,666	1,870,743	154,543	(314,575)	(379,031)	7,715,799	885,690	—	66,338	36,302	80,667	217,068	(260,876)
Compensation Actually Paid ($)	7,211,120	2,138,230	14,201,749	3,194,672	(4,479,782)	(161,281)	29,789,160	4,670,387	21,673,140	4,070,113	2,508,329	1,095,973	308,756	151,229

(4) Equity values are calculated in accordance with FASB ASC Topic 718. For PSUs, the grant date fair value of PSUs used for SCT calculations assumes target performance for the 2024, 2023, 2022 and 2021 fiscal years and assumes the maximum level of performance for the 2020 transition period and 2020 fiscal year. To determine the year-end fair values used in the "compensation actually paid" calculations, we have updated the performance expectations to reflect the latest performance estimates for unvested and outstanding PSUs at each fiscal year end date. For options awards, updated market input assumptions (stock price, risk free interest rate, volatility, expected term, and future dividend yield expectations) have been used to determine the fair values of outstanding awards as of the identified vesting dates and the relevant fiscal year end dates using the Black Scholes Merton option pricing model.

(5) As required under Item 201(e) of Regulation S-K, total shareholder return measures the cumulative value of $100 invested on the last trading day before the earliest fiscal year in the table, or June 30, 2019, including the reinvestment of dividends, through and including the end of the applicable fiscal year for which total shareholder return is calculated, or June 30, 2020, December 31, 2020, December 31, 2021, December 31, 2022, December 31, 2023 and December 31, 2024, respectively.

(6) The peer group total shareholder return represents the total shareholder return of the IXHC in line with the stock performance graph included in our Annual Report to stockholders for the year ended December 31, 2024 as required by Item 201(e) of Regulation S-K.

(7) Revenue is a GAAP financial measure and does not exclude revenue from divested businesses.

Most Important Performance Measures

The table below represents the most important financial and non-financial performance measures used by us to link compensation actually paid to our NEOs to Company performance for fiscal year 2024, as discussed further above under the heading "2024 Fiscal Year Named Executive Officer Compensation".

Revenue
Adjusted operating income
Adjusted EPS
Relative total stockholder return
Engagement score[1]
Customer NPS[1]

(1) Engagement score and Customer NPS are non-financial quantitative metrics designed to support our efforts to retain employees and improve employee engagement and enhance customer experiences.

Description of Compensation Actually Paid Versus Company Performance

The charts below illustrate the relationship between compensation actually paid and the total shareholder return of Myriad and the IXHC for the periods presented which shows what the cumulative value of $100 would be, including the reinvestment of dividends, if such amount were invested on June 30, 2019.

(1) PEO data for fiscal years 2024, 2023, 2022, and 2021 represent the compensation actually paid to Mr. Diaz only in those years. 2020 transition period PEO data reflects the sum of Messrs. Diaz’s and Riggsbee's compensation actually paid in this period. PEO data for fiscal year 2020 reflects the sum of Messrs. Riggsbee's and Capone's compensation actually paid in this fiscal year.

The charts below illustrate the relationship between compensation actually paid and net income (loss) and revenue for the periods presented.

Average Non-PEO NEO Compensation Actually Paid vs Revenue
Compensation Actually Paid ($000)
Revenue ($ million)
5,000
4,000
3,000
2,000
1,000
0
-1,000
900
800
700
600
500
400
300
200
100
0
151
2,508
4,670
-161
3,195
2,138
2020
2020T
2021
2022
2023
2024
Average Compensation Actually Paid to Non-PEO NEOs
Revenue

(1) PEO data for fiscal years 2024, 2023, 2022 and 2021 represent the compensation actually paid to Mr. Diaz only in those years. 2020 transition period PEO data reflects the sum of Messrs. Diaz’s and Riggsbee's compensation actually paid in this period. PEO data for fiscal year 2020 reflects the sum of Messrs. Riggsbee's and Capone's compensation actually paid in this fiscal year.

As discussed above in our "Compensation Discussion and Analysis" section of this proxy statement, our compensation program seeks to align compensation with Company performance and reward our executive officers for their contribution to our growth, profitability and increased stockholder value. Additional details on the elements of our executive compensation program and our pay-for-performance compensation philosophy are set forth above in the "Compensation Discussion and Analysis" section. The compensation actually paid to our PEO and the other NEOs in each of the periods reported above and over the 5.5 year cumulative period shows how the compensation actually paid fluctuated year-over-year. The fluctuations in compensation actually paid were primarily due to changes in our stock price measured as of the last day of each listed period, which we believe demonstrates the "pay-for-performance" nature of our executive compensation program. As the tables above illustrate, the compensation actually paid to our PEO and the other NEOs was higher when our stock price performed well and lower when our stock price did not perform well. We believe this correlation between compensation actually paid and total shareholder return over the applicable measurement periods also shows that our performance-based equity incentives builds alignment between executive compensation and stockholder returns.

Director Compensation
The following table shows the total compensation paid or accrued during the year ended December 31, 2024 to each of our non-employee directors who served during fiscal year 2024. Directors who are employed by us are not compensated for their service on our Board.

	Fees Earned or	Stock
Name	Paid in Cash ($)	Awards ($)	Total ($)
Paul Bisaro	$99,346	$349,999 (1)	$449,345
Mark S. Davis	$—	$349,997 (2)	$349,997
Heiner Dreismann, Ph.D.	$93,500	$349,999 (1)	$443,499
Rashmi Kumar	$83,500	$349,999 (1)	$433,499
Lee N. Newcomer, M.D.	$98,000	$349,999 (1)	$447,999
S. Louise Phanstiel	$213,500	$349,999 (1)	$563,499
Colleen F. Reitan	$93,500	$349,999 (1)	$443,499
Daniel M. Skovronsky, M.D., Ph.D.	$83,500	$349,999 (1)	$433,499
Daniel K. Spiegelman (3)	$38,198	$—	$38,198

(1) Amounts shown reflect the grant date fair value of an award of 15,695 RSUs calculated in accordance with FASB ASC Topic 718. The grant date fair value was determined by multiplying the number of shares by $22.30, the closing price of our common stock on the Nasdaq Global Select Market on June 6, 2024, the date of the grant. These RSUs awarded to certain of our non-employee directors following the 2024. Annual Meeting of Stockholders held on June 6, 2024 vest upon the earlier of (i) one year of service on the Board following the date of grant or (ii) the date of the next annual meeting of stockholders following such grant.

(2) Mr. Davis was appointed as a director of the Company on December 10, 2024. Amount shown reflects the grant date fair value of an award of 22,816 RSUs calculated in accordance with FASB ASC Topic 718. The grant date fair value was determined by multiplying the number of shares by $15.34, the closing price of our common stock on the Nasdaq Global Select Market on December 10, 2024, the date of the grant. These RSUs awarded to Mr. Davis vest on December 10, 2025.

(3) Mr. Spiegelman's term as a director expired on June 6, 2024.

The following table shows unvested RSUs for each non-employee director as of December 31, 2024.

Unvested
Name	RSUs
Paul Bisaro	15,695
Heiner Dreismann, Ph.D.	15,695
Rashmi Kumar	15,695
Lee N. Newcomer, M.D.	15,695
S. Louise Phanstiel	15,695
Colleen F. Reitan	15,695
Daniel M. Skovronsky, M.D., Ph.D.	15,695
Mark S. Davis	22,816
Director Compensation Policy

Our non-employee directors are compensated on a role-based model and are paid cash fees based on annual retainers (25% paid following each quarter of service) for their service on our Board. Mr. Diaz, our Chief Executive Officer, is a member of our Board but is employed by us, and, as such, he receives no additional compensation for his service on our Board.

Attracting and retaining qualified non-employee directors is critical to the governance and long-term success of the Company. As a result, the CHCC, in consultation with its outside compensation consultant, regularly reviews our director compensation to ensure that it is competitive with our peer group of companies.

The following is a description of the standard compensation arrangements under which our non-employee directors are compensated for their service as directors, including as members of the various Board committees:

Annual retainer

All members	$60,000
Chair of the Board	$120,000 additional
Chair of the Audit and Finance Committee	$28,000 additional
Chair of the Compensation and Human Capital Committee	$20,000 additional
Chair of the Nominating and Governance Committee	$20,000 additional
Chair of the Research and Product Innovation Committee	$28,000 additional
Members of the Audit and Finance Committee (1)	$13,500 additional
Members of the Compensation and Human Capital Committee (1)	$10,000 additional
Members of the Nominating and Governance Committee (1)	$10,000 additional
Members of the Research and Product Innovation Committee (1)	$13,500 additional
(1) Other than the chairperson of such committee

Attendance

Non-employee directors do not receive any fees (other than the retainers outlined above) for attending Board or committee meetings. However, all directors are reimbursed for their out-of-pocket expenses incurred in attending Board and committee meetings.

Equity Awards

Under our 2017 Plan, our non-employee directors may receive an award of equity in the Company. As recommended and determined by our CHCC, and approved by our Board, we may grant to each non-employee director equity awards under the 2017 Plan upon his or her initial appointment to the Board. In addition, we may grant to each non-employee director equity awards on the date of each annual meeting of stockholders; provided, however, that (a) if a director is appointed to the Board within three months of the date of the next annual meeting of stockholders, such director will not receive an additional equity award on the date of the next annual meeting of stockholders, and (b) if a director is appointed to the Board between three and twelve months prior to the next annual meeting of stockholders, such director will receive a prorated equity award, rounded down on a quarterly basis, on the date of the next annual meeting of stockholders. Except in the case of a prorated equity award, the number of shares of restricted stock, restricted stock units and/or other equity awards granted will be determined by dividing $350,000 by the closing price of our common stock on the Nasdaq Global Select Market on the date of the applicable annual meeting of stockholders or the date that such new non-employee director is appointed to the Board, as applicable. In the case of a prorated equity award, the number of shares of restricted stock, restricted stock units and/or other equity awards granted will be determined by dividing the value of the prorated award by the closing price of our common stock on the Nasdaq Global Select Market on the date of the applicable annual meeting of stockholders. Notwithstanding the foregoing, in no event will a non-employee director receive equity awards under the 2017 Plan with an aggregate grant date fair value in excess of $500,000 during any calendar year.

Restricted stock, restricted stock units, and other equity awards granted to our non-employee directors may vest, in the discretion of the Board and/or the CHCC, (1) in the case of awards granted on the date of our annual meeting of stockholders, upon the earlier of (i) one year of service on the Board following the date of grant or (ii) the date of the next annual meeting of stockholders following such grant and (2) in the case of awards granted on the date that a new non-employee director is appointed to the Board, on the date that is one year following the date of such grant.

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2024:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)
Equity compensation plans approved by security holders (1)	5,233,393	—	3,123,622
Equity compensation plans not approved by security holders (2)	681,128	$13.38	—
Total	5,914,521	$13.38	3,123,622
(1)These plans consist of our 2017 Plan, and our Employee Stock Purchase Plan, as amended (the “Employee Stock Purchase Plan”). Column (a) consists of 5,233,393 shares of common stock available for issuance under the 2017 Plan upon the vesting of time-based and performance-based restricted stock unit awards.
(2)Mr. Diaz received the following grants of non-qualified stock options in connection with the commencement of his employment with us on August 13, 2020. These awards were granted as an inducement award material to Mr. Diaz entering into employment with us pursuant to Nasdaq Rule 5635(c)(4). Column (a) includes (a) 342,040 shares of common stock available for issuance upon the exercise of time-based non-qualified stock options and (b) 339,088 shares of common stock available for issuance upon the exercise of performance-based non-qualified stock options.

(3)Column (c) includes (a) 904,995 shares of common stock available for future issuance under the Employee Stock Purchase Plan and (b) 2,218,627 shares of common stock available for future issuance under the 2017 Plan.

For additional information about our equity compensation plans, please refer to Note 10 of Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2024.

Additional Information

Pension Benefits

We do not have any qualified or nonqualified defined pension benefit plans.

Nonqualified Deferred Compensation

We do not have any nonqualified defined contribution plans or other deferred compensation plans.

Tax Deductibility of Compensation

Based on changes to U.S. tax laws, incentive compensation for our executive officers will no longer be determined under a Section 162 (m) plan since the exception to the $1 million deduction limitation for qualified performance-based compensation has been eliminated from the Internal Revenue Code of 1986, as amended.

Security Ownership of Certain
Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 8, 2025 for (a) each stockholder that we know to be the beneficial owner of more than 5% of our common stock, (b) each of the individuals named in the Summary Compensation Table of this proxy statement (the ‘‘named executive officers’’), (c) each of our directors and director nominees, and (d) all of our current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of April 8, 2025 pursuant to the exercise of options and the vesting of restricted stock unit awards to be outstanding for the purpose of computing the percentage ownership of an individual or group, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. The percentage of ownership is based on 92,171,423 shares of common stock outstanding on April 8, 2025.

	Shares Beneficially Owned
Name and Address**	Number	Percent
Beneficial Owners of More Than 5% of Our Common Stock
BlackRock, Inc. (1)	14,658,349	15.9%
55 East 52nd Street
New York, NY 10055
The Vanguard Group (2)	9,954,233	10.8%
100 Vanguard Blvd.
Malvern, PA 19355
Wellington Management Company (3)	6,004,598	6.5%
280 Congress Street
Boston, MA 02210
State Street Global Advisors (4)	4,700,631	5.1%
1 Lincoln Street
Boston, MA 02111
Named Executive Officers
Paul J. Diaz (5)	1,164,211	1.3%
R. Bryan Riggsbee (6)	16,489	*
Scott J. Leffler	26,631	*
Sam S. Raha	44,479	*
Mark S. Verratti (7)	222,739	*
Dale Muzzey, Ph.D. (8)	46,820	*
Directors and Director Nominees
S. Louise Phanstiel (9)	160,767	*
Paul Bisaro (10)	40,145	*
Heiner Dreismann, Ph.D. (10)	131,648	*
Rashmi Kumar (10)	77,392	*
Lee N. Newcomer, M.D. (10)	82,345	*
Colleen F. Reitan (10)	42,533	*
Daniel M. Skovronsky, M.D., Ph.D. (10)	86,010	*
Mark S. Davis	—	*
All current executive officers and directors as a group (17 persons) (11)	2,261,545	2.4%
*    Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

**    Unless otherwise indicated, the address for each beneficial owner is c/o Myriad Genetics, Inc., 322 North 2200 West, Salt Lake City, Utah 84116.

(1)This information is based on a Schedule 13G/A filed with the SEC on January 22, 2024 with respect to Myriad Genetics common stock. BlackRock, Inc. beneficially owns these shares and has sole dispositive power for all of these shares and sole voting power for 14,439,031 of these shares.
(2)This information is based on a Schedule 13G/A filed with the SEC on February 13, 2024 with respect to Myriad Genetics common stock. The Vanguard Group beneficially owns these shares and has sole dispositive power for 9,812,856 of these shares and sole voting power for none of these shares.
(3)This information is based on a Schedule 13G/A filed with the SEC on February 10, 2025 with respect to Myriad Genetics common stock. The Schedule 13G/A is filed by Wellington Management Group LLP and certain of its affiliates: Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington

Management Company LLP. Each of the foregoing entities beneficially owns these shares and has sole dispositive power and sole voting power for none of these shares.
(4)This information is based on a Schedule 13G/A filed with the SEC on January 24, 2024 with respect to Myriad Genetics common stock. State Street Corporation beneficially owns these shares and has sole dispositive power and sole voting power for none of these shares.
(5)Includes 545,492 shares of common stock subject to currently exercisable options as of April 8, 2025.
(6)Mr. Riggsbee resigned as Chief Financial Officer of Myriad effective January 29, 2024. Mr. Riggsbee has represented to us that he has beneficial ownership of 16,489 shares of Myriad common stock as of April 8, 2025.
(7)Includes 2,500 RSUs, which vest within 60 days of April 8, 2025.

(8)Includes 1,875 RSUs, which vest within 60 days of April 8, 2025.

(9)Includes 33,119 shares of common stock held by The Phanstiel Trust as of April 8, 2025, and 15,695 RSUs, which vest within 60 days of April 8, 2025.
(10)Includes 15,695 RSUs, which vest within 60 days of April 8, 2025.
(11)See Notes 5-10 above.

Audit and Finance Committee Report

The Audit and Finance Committee of the Board, which consists entirely of directors who meet the independence and experience requirements of The Nasdaq Stock Market LLC, has furnished the following report:

The Audit and Finance Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in the Audit and Finance Committee Charter adopted by the Board, which is available in the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance. This committee reviews and reassesses the Audit and Finance Committee Charter annually and recommends any changes to the Board for approval. The Audit and Finance Committee is responsible for overseeing our overall financial reporting process and for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. In fulfilling its oversight responsibility, the Audit and Finance Committee reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters, performance of the independent auditors, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. Additionally, the Audit and Finance Committee reviewed the performance of Ernst & Young LLP ("EY") prior to recommending its appointment for the fiscal year ended December 31, 2024, and met with representatives of EY to discuss the scope and results of the firm’s audit work. The Audit and Finance Committee also considered several other factors in deciding whether to re-engage EY, including the quality of EY’s staff, work and quality control, EY’s policies related to independence, and EY’s capability and expertise to perform an audit of our financial statements and internal control over financial reporting. As part of its auditor engagement process, the Audit and Finance Committee also considers whether to rotate the independent registered public accounting firm. EY has been our independent registered public accounting firm since 2006. EY rotates its lead audit engagement partner at least every five years.

In fulfilling its responsibilities for the financial statements for the year ended December 31, 2024, the Audit and Finance Committee took the following actions:

•reviewed and discussed the audited financial statements for the year ended December 31, 2024 with management and EY, our independent registered public accounting firm;

•discussed with EY the matters required to be discussed in accordance with Statement on Auditing Standards No. 16, Communications with Audit Committees;

•received written disclosures and letters from EY regarding its independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors’ independence; and

•considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit and Finance Committee’s review of the audited financial statements and discussions with management and EY, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

MEMBERS OF THE AUDIT AND FINANCE COMMITTEE

Mark S. Davis (Chair)
Rashmi Kumar
S. Louise Phanstiel
Colleen F. Reitan

Certain Relationships and Related Person Transactions

We were not a party to any transactions with related persons since January 1, 2024 that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Policy on Approval of Related Person Transactions

We have adopted a Policy on Related Person Transactions (the “Policy”) under which the AFC reviews, approves or ratifies all related person transactions. Under our Policy, a related person transaction is one in which Myriad is a participant, and the amount involved exceeds $120,000, and in which any of the following persons have or will have a direct or indirect material interest:

•Executive officers of the Company;

•Members of the Board (including nominees to become a director);

•Beneficial holders of five percent or more of Myriad’s securities;

•Immediate family members, as defined by Item 404 of Regulation S-K under the Securities Act, of any of the foregoing persons;

•Any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal, is in a similar position or in which the person has a five percent or greater beneficial ownership interest; and

•Any other persons whom the Board or AFC determines may be considered to be related persons as defined by Item 404 of Regulation S-K under the Securities Act.

Under the Policy, the AFC will approve only those related person transactions that are determined to be in, or not inconsistent with, the best interests of Myriad and its stockholders, taking into account all available facts and circumstances as the AFC determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to Myriad; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the AFC shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

In reviewing and approving these transactions, the AFC will obtain, or will direct management to obtain on its behalf, all information that the AFC believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion of the relevant factors will be held if it is deemed to be necessary by the AFC prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the AFC. This approval authority may also be delegated to the Chairperson of the AFC in some circumstances. It is contemplated that no related person transaction will be entered into prior to the completion of these procedures; however, where permitted, a related person transaction may be ratified upon completion of these procedures.

The AFC may adopt any further policies and procedures relating to the approval of related person transactions that it deems necessary or advisable from time to time. A copy of our Policy on Related Person Transactions is publicly available in the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance.

PROPOSAL 1:
Election of Directors

The Board currently consists of nine members, classified as follows: S. Louise Phanstiel, Mark S. Davis, and Daniel M. Skovronsky M.D., Ph.D. constitute a class with a term ending at the 2027 Annual Meeting (the “Class I Directors”); Paul J. Diaz, Heiner Dreismann, Ph.D., and Colleen F. Reitan constitute a class with a term ending at the 2025 Annual Meeting (the “Class II Directors”); and Paul M. Bisaro, Rashmi Kumar, and Lee N. Newcomer, M.D., constitute a class with a term ending at the 2026 Annual Meeting (the “Class III Directors”). At each Annual Meeting, directors are elected for a term to expire at the third succeeding Annual Meeting after their election to succeed those directors whose terms are expiring at the Annual Meeting. On February 24, 2025, Mr. Diaz resigned from the Board effective April 30, 2025. Subsequently, the Board appointed Samraat S. Raha to the Board as a Class II Director, effective April 30, 2025, to fill the vacancy that resulted from Mr. Diaz's resignation.

The Board accepted the recommendation of the NGC and unanimously resolved to nominate Heiner Dreismann, Ph.D., Samraat S. Raha, and Colleen F. Reitan for election at the Annual Meeting for a term to serve until the 2028 Annual Meeting, and until their successors have been elected and qualified, or until their earlier death, resignation, retirement or removal. In determining to nominate these directors for another term to serve until the 2028 Annual Meeting, the NGC and the Board considered, among other things, their qualifications, experiences, and contributions to Myriad. With respect to Dr. Dreismann, the Board and NGC considered his business and management experience, his tenure on the Board since June 2010, and his contributions to our research and development, product innovation, and long-term growth strategy. Regarding Mr. Raha, as part of his appointment as President and Chief Executive Officer, effective April 30, 2025, we agreed to nominate Mr. Raha for re-election to the Board for any succeeding term or terms as a Board member that commence during the term of his employment. In the case of Ms. Reitan, the Board and NGC considered her extensive reimbursement and managed care experience, as well as her service on the Board since 2019, and her contributions to our long-term growth strategy, reimbursement initiatives, risk management, and governance.

Unless a stockholder has indicated otherwise on the proxy, the shares represented by a valid proxy will be voted FOR the election of Heiner Dreismann, Ph.D., Samraat S. Raha, and Colleen F. Reitan as directors. In the event that any nominee should become unable or unwilling to serve, the shares represented by a valid proxy will be voted for the election of another person who the Board recommends, unless the Board chooses to reduce the number of directors serving on the Board. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

An affirmative vote of the majority of the shares voted affirmatively or negatively on each nominee at the Annual Meeting is required to elect each nominee as a director.

Our Restated By-Laws require that, in a non-contested election, each director be elected by a stockholder vote constituting a majority of the votes cast with respect to that director’s election. The Restated By-Laws also provide that if, in an election that is not a contested election, an incumbent director does not receive a majority of the votes cast, such director must submit an irrevocable resignation to the NGC. The NGC will make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board must act on the resignation, taking into account the NGC’s recommendation, and publicly disclose (by filing an appropriate disclosure with the SEC) its decision regarding the resignation within ninety (90) days following certification of the election results. The NGC in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant.

✓
The Board Recommends the Election of Heiner Dreismann, Ph.D., Samraat S. Raha, and Colleen F. Reitan, and Proxies Solicited by the Board Will Be Voted in Favor of Such Directors Unless a Stockholder Has Indicated Otherwise on the Proxy.

PROPOSAL 2:
Selection of Independent Registered Public Accounting Firm

The AFC has appointed Ernst & Young LLP (‘‘EY’’) as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2025. The Board proposes that the stockholders ratify this selection, although such ratification is not required under Delaware law or our Restated Certificate of Incorporation, as amended, or our Restated By-Laws. EY has audited our financial statements since our fiscal year ended June 30, 2007. We expect that representatives of EY will be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

In deciding to appoint EY, the AFC reviewed auditor independence issues and existing commercial relationships with EY and concluded that EY has no commercial relationship with Myriad that would impair its independence for the year ending December 31, 2025.

The following table presents fees for professional audit services provided by EY with respect to the year ended December 31, 2024 and the year ended December 31, 2023:

	Fiscal Year Ended	Fiscal Year Ended
Type of Fee	December 31, 2024	December 31, 2023
Audit Fees	2,242,793	1,833,302
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	222,000
Totals	2,242,793	2,055,302

Audit Fees — Fees include audits of consolidated financial statements, quarterly reviews, reviews of registration statement filings, and consents related to SEC filings.

Audit-Related Fees — Fees include services for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “audit fees.”

Tax Fees — We did not engage EY to perform any tax related services.

All Other Fees — Fees include permitted advisory services and subscription to EY accounting research.

Policy on Audit and Finance Committee Preapproval of Audit and Permissible Non-Audit Services of Independent Public Accountant

Consistent with SEC policies regarding auditor independence, the AFC has responsibility for appointing, setting compensation and overseeing the work of the independent public accounting firm. In recognition of this responsibility, the AFC has established a policy to preapprove all audit and permissible non-audit services provided by our independent public accounting firm.

Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the AFC for approval.

1.Audit services include audit work performed in the preparation of financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.Other Fees are those associated with services not captured in the other categories.

Prior to engagement of the independent registered public accounting firm, engagement letters describing the scope of service and the anticipated fees are negotiated and approved by the AFC. During the year, circumstances may arise in which it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original preapproval. In those instances, the AFC requires specific preapproval before engaging our independent registered public accounting firm. The AFC may delegate preapproval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the AFC at its next scheduled meeting.

The affirmative vote of a majority of the shares voted affirmatively or negatively at the Annual Meeting is required to ratify the selection of our independent registered public accounting firm.

If our stockholders ratify the selection of EY, the AFC may still, in its discretion, decide to select a different independent auditor at any time during the fiscal year ending December 31, 2025, if it concludes that such a change would be in the best interests of Myriad and our stockholders. If our stockholders fail to ratify the selection, the AFC will reconsider, but not necessarily rescind, the selection.

✓
The Board Recommends a Vote to Ratify the Selection of Ernst & Young LLP as Our Independent Registered Public Accounting Firm, and Proxies Solicited by the Board Will be Voted in Favor of Such Ratification Unless a Stockholder has Indicated Otherwise on the Proxy.

PROPOSAL 3:
Approval, on an Advisory Basis, of the Compensation of Our
Named Executive Officers, as Disclosed in This Proxy Statement

We are seeking your approval, on advisory basis, as required by Section 14A of the Securities Exchange Act of 1934, as amended, of the compensation of our NEOs, as disclosed in this proxy statement. More specifically, we ask that you support the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section, the compensation tables and any related material contained in this proxy statement with respect to our executive officers named in the Summary Compensation Table. Because your vote is advisory, it will not be binding on our CHCC or our Board. However, the CHCC and our Board will review the voting results and take them into consideration when making future decisions regarding the compensation of our NEOs.

Our compensation philosophy is designed to align each executive officer’s compensation with our short- and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executive officers who are crucial to our long-term success. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our NEOs is directly related to performance factors that measure our progress against the goals of our strategic and operating plans, as well as our performance against that of our peer companies.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The CHCC and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

As discussed in the Compensation Discussion and Analysis section, we believe the compensation paid to our President and Chief Executive Officer and other NEOs is appropriate as supported by our performance in the year ending December 31, 2024. During fiscal year 2024, we continued to make progress on our strategic growth plan. Some of our most notable business achievements during fiscal year 2024 include:

•Our revenues increased 11% from the year ended December 31, 2023, to $838 million.
•Our revenue growth was driven by Pharmacogenomics revenue growth of 23% year-over-year as well as Prenatal and Hereditary Cancer revenue growth year-over-year of 17% and 11%, respectively.
•Acquired select assets from Intermountain Precision Genomics' laboratory business, including the Precise Tumor test, the Precise Liquid test, and a CLIA-certified laboratory.
•Ranked among Best Large Workplaces in Health Care by Fortune and achieved a Great Place to Work® Certification for 2024.
•Completed the reorganization of our international operations, which included a sale of our EndoPredict business to Eurobio Scientific, enabling us to better align our resources to our domestic opportunities while continuing to serve key biopharma partners and patients globally.
•Established a number of research collaborations regarding the use of our Precise MRD test for breast cancer patients with leading cancer research institutions, including The University of Texas MD Anderson Cancer Center, the University of Rochester Medical Center, and the National Cancer Center Hospital East in Japan, and a study partnership with Aptitude Health.
•The United States Patent and Trademark Office issued three new patents that further advance our ability to bring our tumor-informed, high-definition, MRD assay, Precise MRD, to market.
•Launched the Universal Plus Panel for Foresight Carrier Screen, which screens up to 272 genes associated with serious inherited conditions.
•Launched early gestational age Prequel Prenatal Screen, which can be performed as early as eight weeks into pregnancy, which is the first and only prenatal cell-free DNA (cfDNA) screen that can be performed at this early gestational age.
•Announced a collaboration with Flatiron Health, a leading health technology company dedicated to point of care solutions in oncology. This collaboration allows physicians to order our MyRisk Hereditary Cancer Test and view the results of the test directly in Flatiron’s cloud-based EMR platform, OncoEMR.
•We entered into a strategic partnership with jscreen™, a national organization that delivers education and access to genetic testing with a focus on high-risk populations. The collaboration combines our high-quality hereditary cancer and reproductive genetics products, MyRisk with RiskScore and Foresight Carrier Screen, with jscreen’s trusted education and genetic care navigation program.

Based on this performance and the performance set forth above in the "Executive and Director Compensation-Compensation Discussion and Analysis-2024 Fiscal Year Performance" section, we believe that the salaries and annual cash incentive bonuses paid to our President and Chief Executive Officer and our other NEOs are in line with our compensation philosophy and goals. With respect to the short-term incentive awards paid to our NEOs for the 2024 fiscal year, we paid between 104.7 percent and 125.6 percent, respectively, of the target awards, based on the level of accomplishment of the pre-determined incentive goals.

In accordance with the rules of the SEC, the following resolution, commonly known as a “Say-on-Pay” vote, is being submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers of Myriad Genetics, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

The affirmative vote of a majority of the shares voted affirmatively or negatively at the Annual Meeting is required to approve, on an advisory basis, this resolution.

✓
The Board Recommends a Vote to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers, and Proxies Solicited by the Board Will be Voted in Favor of Such Approval Unless a Stockholder Has Indicated Otherwise on the Proxy.

PROPOSAL 4:
To Approve a Proposed Amendment to the 2017 Employee, Director and Consultant Equity Incentive Plan, as Amended, to Replenish the Share Pool for Equity Incentive Grants

As of April 8, 2025, we had 915,237 remaining shares of common stock available for issuance under our 2017 Employee, Director and Consultant Equity Incentive Plan, as amended (the “2017 Plan”). Accordingly, we are seeking approval to increase the aggregate number of shares of common stock available for the grant of awards under the 2017 Plan by an additional 6,500,000 shares. An approval of an additional 6,500,000 shares will allow us to grant awards for up to 7,415,237 additional shares which we expect will provide us with enough shares to grant restricted stock units or other awards allowed under the 2017 Plan to our employees, executive officers, and directors pursuant to our compensation programs for at least the next year. Without approval of this amendment to increase the shares authorized under the 2017 Plan, we will not have enough authorized shares under the 2017 Plan to compensate our employees with equity, and we will need to substantially revise our compensation programs.

Our 2017 Plan was approved by our Board and stockholders in 2017, amended by our Board and stockholders in 2018, amended by our Board and stockholders in 2019, amended by our Board and stockholders in 2020, and further amended by our Board and stockholders in 2023. As of April 8, 2025, restricted stock units representing 5,084,138 shares of common stock are outstanding under the 2017 Plan. By its terms, the 2017 Plan may be amended by the Board, provided that any amendment that the Board determines requires stockholder approval is subject to receiving such approval.

On March 28, 2025, the Board voted to approve an amendment to the 2017 Plan to increase the aggregate number of shares of common stock available for the grant of awards under the 2017 Plan by an additional 6,500,000 shares. This amendment to increase the number of shares available for grant under the 2017 Plan is being submitted for approval at the Annual Meeting in order to ensure that we have an adequate number of shares available for issuance in order to grant equity incentive compensation awards to our employees, executive officers and directors pursuant to our compensation programs. Approval by our stockholders of this amendment to the 2017 Plan is also required by the listing rules of Nasdaq.

Our Board, the CHCC and management believe that the effective use of stock-based, long-term incentive compensation is vital to our ability to achieve strong performance in the future. The 2017 Plan maintains and enhances the key policies and practices adopted by our management and Board to align employee and stockholder interests. In addition, our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel. We believe the authorization of an additional 6,500,000 shares for issuance under our 2017 Plan is essential to permit our management to continue to provide long-term, equity-based incentives to current and future key employees, consultants and directors. Additionally, we currently intend to continue to issue restricted stock unit awards as part of our equity incentive strategy to help mitigate stockholder dilution. Accordingly, our Board believes approval of the amendment to our 2017 Plan is in our best interests and those of our stockholders and recommends a vote ‘‘FOR’’ the approval of the amendment to the 2017 Plan.

The 2017 Plan includes the following provisions:

•Types of Awards — any stock right awarded under the 2017 Plan must be in the form of a restricted stock unit or a restricted stock grant;

•No Liberal Share Recycling — shares tendered in payment for an award or that are withheld to satisfy any tax withholding obligation related to any award will not again become available for issuance under the 2017 Plan;

•Cap on the number of shares to be issued per year — currently, no participant may receive awards for more than 500,000 shares of common stock in any fiscal year. In connection with the expected future awards under the 2017 Plan to Mr. Raha, our incoming President and Chief Executive Officer effective April 30, 2025, as part of our 2025 annual equity granting cycle, the Board expects to increase this limit to no higher than 760,000 shares of common stock in any fiscal year. Additionally, non-employee directors may not receive awards that exceed $500,000 in aggregate grant date fair value in any calendar year (other than pursuant to an election to receive equity in lieu of cash for all or a portion of fees received for service on the Board or any committee thereof);

•Minimum Vesting Period — all stock rights awarded must have a minimum vesting period of at least one year except in the case of death, disability or change in control or as otherwise provided in an employment or other agreement with the Company;

•Limited Acceleration of Vesting — the vesting of any stock right awarded under the 2017 Plan cannot be accelerated from the original grant vesting schedule except in the case of death, disability or change in control or as otherwise provided in an employment or other agreement with the Company;

•No Dividends — we may not pay dividends or dividend equivalents before the vesting of the underlying award; and

•Clawback Policy — awards will be subject to recoupment in accordance with the Company’s clawback policy then in effect.

A complete copy of the 2017 Plan, as it is proposed to be amended, is attached as Appendix B. The following summary description of the 2017 Plan is qualified in its entirety by reference to Appendix B.

Material Features of the 2017 Plan

Eligibility. The 2017 Plan allows us, under the direction of our CHCC, to make grants of restricted stock units and restricted stock awards, to employees, consultants and directors who, in the opinion of the CHCC, are in a position to make a significant contribution to our long-term success. The purpose of these awards is to attract and retain key individuals, further align employee and stockholder interests and to closely link compensation with Company performance. The 2017 Plan provides an essential component of the total compensation package, reflecting the importance that we place on aligning the interests of key individuals with those of our stockholders. All employees, members of the Board and consultants of the Company and its affiliates are eligible to participate in the 2017 Plan. As of April 8, 2025, we had approximately 2,959 individuals eligible to participate in the 2017 Plan.

Limitations on Grants. As of April 8, 2025, we had restricted stock units representing 5,084,138 shares of common stock outstanding under the 2017 Plan and 915,237 remaining shares of common stock available for issuance under the 2017 Plan. If this Proposal 4 is approved by our stockholders, the 2017 Plan will provide for the issuance of up to 6,500,000 additional shares. Under the 2017 Plan, each share of common stock issued as a restricted stock unit counts against the number of total shares available for issuance under the 2017 Plan as one share. In addition, shares of common stock reserved for awards under the 2017 Plan that lapse or are canceled will be added back to the share reserve available for future awards on a one-to-one basis. However, shares of common stock tendered in payment for an award or shares of common stock withheld for taxes will not be available again for grant. The 2017 Plan currently provides that no participant may receive awards for more than 500,000 shares of common stock in any fiscal year. In connection with the expected future awards under the 2017 Plan to Mr. Raha, our incoming President and Chief Executive Officer effective April 30, 2025, as part of our 2025 annual equity granting cycle, the Board expects to increase this limit to no higher than 760,000 shares of common stock in any fiscal year. Additionally, for non-employee directors, the 2017 Plan provides that the aggregate grant date fair value of any stock rights granted in any calendar year cannot exceed $500,000 other than pursuant to an election to receive equity in lieu of cash for all or a portion of fees received for service on the Board or any committee thereof.

Restricted Stock Units and Restricted Stock. Restricted stock is common stock, and a restricted stock unit is a right to receive common stock, that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain vesting conditions. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited.

During the restricted period, the holder of restricted stock has the rights and privileges of a regular stockholder, except that the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote, but he or she may not sell the shares until the restrictions are lifted. During the restricted period, the holder of a restricted stock unit does not have the rights and privileges of a regular stockholder until all restrictions set forth in the applicable award agreement have lapsed and the RSU is converted into common stock. With respect to any dividends which the Company may pay, no dividend payment will be made with respect to any restricted stock or restricted stock unit until the end of the applicable restricted period when the underlying vesting conditions have been met.

Plan Administration. In accordance with the terms of the 2017 Plan, our Board has authorized our CHCC to administer the 2017 Plan. The CHCC may delegate part of its authority and powers under the 2017 Plan to one or more of our directors and/or officers, but only the CHCC can make awards to participants who are directors or officers (as defined by Rule 16a-1 of the Exchange Act) of the Company. In accordance with the provisions of the 2017 Plan, our CHCC determines the terms of awards, including:

•Which employees, directors and consultants will be granted awards;

•The number of shares subject to each award;

•The vesting provisions of each award with a minimum one-year vesting;

•The termination or cancellation provisions applicable to awards in accordance with the 2017 Plan; and

•All other terms and conditions upon which each award may be granted in accordance with the 2017 Plan.

All equity grants must have a minimum of a one-year vesting period except in the case of death, disability or change in control or as otherwise provided in an employment or other agreement with the Company. Historically, our equity grants to employees have been granted under a three or four-year vesting schedule. The 2017 Plan specifically prohibits the acceleration of vesting except in the case of death, disability or change in control or as otherwise provided in an employment or other agreement with the Company.

Stock Dividends and Stock Splits. If our common stock is subdivided or combined into a greater or smaller number of shares or if we issue any shares of common stock as a stock dividend, the number of shares of our common stock deliverable upon issuance of an award will be appropriately increased or decreased proportionately, and adjustments will be made, including in the purchase price per share, if any, to reflect the subdivision, combination or stock dividend.

Corporate Transactions. Upon a merger or other reorganization event, our Board or an authorized committee, may, in its sole discretion, take any one or more of the following actions pursuant to the 2017 Plan, as to some or all outstanding awards:

•Provide that all outstanding awards will be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event; and

•With respect to stock grants and in lieu of any of the foregoing policy, the Board or an authorized committee may provide that, upon consummation of the transaction, each outstanding stock grant will be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such transaction to a holder of the number of shares of common stock comprising such award (to the extent the stock grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the Board or an authorized committee, all forfeiture and repurchase rights being waived upon such transaction).

Amendments and Termination. The 2017 Plan may be amended by our stockholders. It may also be amended by our Board or the CHCC, provided that any amendment that is of a scope that requires stockholder approval as required by the rules of Nasdaq, or for any other reason, is subject to obtaining such stockholder approval. However, no such action may adversely affect any rights under an outstanding award without the holder’s consent.

Duration of 2017 Stock Plan. The 2017 Plan will expire on September 14, 2027.

Federal Income Tax Considerations

The material Federal income tax consequences of the issuance and vesting of restricted stock and restricted stock units under the 2017 Plan, based on the current provisions of the Internal Revenue Code of 1986, as amended, and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the 2017 Plan are exempt from or comply with, the rules under Section 409A of the Internal Revenue Code of 1986, as amended, related to nonqualified deferred compensation.

Stock Grants. With respect to stock grants involving the issuance of shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the grantee subsequently forfeits the shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which the grantee previously paid tax. The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the shares. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

Stock Units. The grantee recognizes no income until the issuance of unrestricted shares. At that time, the grantee must generally recognize ordinary income equal to the fair market value of the shares received. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

Remaining Equity Award Capacity and Outstanding Grants (as of April 8, 2025)

Set forth below is the number of shares available for future issuance pursuant to the outstanding and future equity awards under the 2017 Plan and Mr. Diaz's inducement awards as of April 8, 2025.

Overhang
Number of full-value awards outstanding (time or performance-based restricted stock units, at "target" for performance-based awards)	5,084,138
Number of shares remaining authorized to grant	915,237
Number of options outstanding	681,128
Weighted average remaining term of outstanding options	2.35
Weighted average exercise price of outstanding options	$13.38
Common shares outstanding as of record date	92,171,423

Three-Year Average Burn Rate Calculation

Our three-year burn rate was approximately 2.37% as shown in the following table.

	FY22	FY23	FY24	Average Burn Rate
Options Granted	—	—	—
Time-Based Restricted Stock Units Granted	1,369,468	1,765,391	1,829,820
Performance-Based Restricted Stock Units Granted (1)	893,321	624,401	830,302
Total Granted	2,262,789	2,389,792	2,660,122
Performance-Based Restricted Stock Units Earned & Vested	426,052	330,257	307,906
Weighted Average # of Shares of Common Stock Outstanding	80,581,318	82,762,935	90,636,269
Burn Rate (2)	2.23%	2.53%	2.36%	2.37%

(1) Performance-based restricted stock units are reflected at target grant levels.
(2) Burn rate is calculated by taking the sum of time-based restricted stock units and performance-based restricted stock units earned and vested over the weighted number of common stock outstanding.

New Plan Benefits

We expect to make grants to our non-employee directors as described above under ‘‘Executive and Director Compensation-Compensation Discussion and Analysis-Director Compensation-Equity Awards’ on or about June 5, 2025. We also expect to make certain future awards under the 2017 Plan to our executive officers and employees in connection with our 2025 annual equity granting cycle. An estimate of the amounts of these future annual equity awards, in the form of PSUs, which are expected to be granted on or about June 5, 2025, are set forth in the table below. Except for the aforementioned equity awards, the amounts of future awards under the 2017 Plan are not determinable and will be granted at the sole discretion of the Board or authorized committee, including grants to our NEOs, our current executive officers, our current directors who are not executive officers, and employees who are not executive officers, although we anticipate that most of our grants will be in the form of RSUs and we will use most of the additional 6,500,000 shares proposed to be authorized to make grants in fiscal year 2025 and beyond.

Name and Position, or Group	Number of Shares Underlying PSUs (1)
Named Executive Officers
Paul J. Diaz, President and Chief Executive Officer(2)	—
Samraat S. Raha, Chief Operating Officer(3)	216,495
Scott J. Leffler, Chief Financial Officer	72,165
Mark S. Verratti, Chief Commercial Officer(4)	99,227
Dale Muzzey, Ph.D., Chief Scientific Officer	75,773
R. Bryan Riggsbee, former Chief Financial Officer	—
All current executive officers as a group	698,194
All non-executive officer employees as a group	323,411

(1) The granted values are not yet determinable, as the value of performance condition PSUs is based on the grant date stock price and the value of market condition PSUs is determined using a Monte Carlo valuation.
(2) Mr. Diaz announced that he will resign from his position as President and Chief Executive Officer effective April 30, 2025.
(3) Mr. Raha will succeed Mr. Diaz as President and Chief Executive Officer effective April 30, 2025.
(4) Mr. Verratti will succeed Mr. Raha as Chief Operating Officer effective April 30, 2025.

Existing Plan Benefits

The following is a list of restricted stock unit awards issued as of April 8, 2025 to our named executive officers, directors and employees since the initial approval of the 2017 Plan.

Name and Position, or Group	Number of Shares Underlying Restricted Stock Units
Named Executive Officers
Paul J. Diaz, President and Chief Executive Officer	1,568,699
Scott J. Leffler, Chief Financial Officer	283,744
R. Bryan Riggsbee, Former Chief Financial Officer	543,882
Samraat S. Raha, Chief Operating Officer	581,842
Mark S. Verratti, Chief Commercial Officer	543,446
Dale Muzzey, Ph.D., Chief Scientific Officer	288,143
All current executive officers as a group	4,599,535
All current directors who are not executive officers as a group	621,201

Nominees for Director:
Heiner Dreismann, Ph.D.	105,124
Samraat S. Raha	581,842
Colleen F. Reitan	88,545
All employees who are not current executive officers, as a group	9,203,879

On April 8, 2025, the closing market price per share of our common stock was $7.73 as reported by Nasdaq.

Required Vote

The affirmative vote of a majority of the shares voted affirmatively or negatively for the proposal at the Annual Meeting is required to approve the amendment of the 2017 Plan.

✓
The Board Recommends Approval of the Amendment to the 2017 Employee, Director and Consultant Equity Incentive Plan, as Amended, to Replenish the Share Pool for Equity Incentive Grants. Proxies Solicited by the Board Will be Voted in Favor of the Approval of the Amendment of the 2017 Plan Unless a Stockholder has Indicated Otherwise on the Proxy.

Corporate Code of Conduct

We have adopted a Corporate Code of Conduct that applies to all of our employees, including our President and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, and every member of our Board. A copy of the Corporate Code of Conduct is publicly available in the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance. Disclosure regarding any amendments to, or waivers from, provisions of our Corporate Code of Conduct that apply to our directors and principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of Nasdaq.

Other Matters

The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the persons voting the proxies.

Stockholder Proposals and Nominations for Director

Any stockholder of the Company who desires to submit a proposal pursuant to Rule 14a-8 of the Exchange Act at the Company's 2026 Annual Meeting of Stockholders and to have the proposal included in the Company's 2026 proxy materials must submit such proposal to the Company at its principal executive office no later than December 10, 2025, unless the date of the 2026 Annual Meeting of Stockholders is changed by more than 30 days from June 5, 2025, in which case the proposal must be received at the Company's principal executive office a reasonable time before the Company begins to print and mail its 2026 proxy materials. Any such stockholder proposal must meet the requirements set forth in Rule 14a-8.

Any stockholder of the Company who desires to submit a proposal for action, including to nominate a director, at the 2026 Annual Meeting of Stockholders, but does not wish to have such proposal included in the Company's proxy materials, must deliver such proposal to the Company no earlier than the close of business on March 7, 2026 and no later than the close of business on April 6, 2026, unless the date of the 2026 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after June 5, 2026, in which case such proposal or nomination to the Company must be delivered no earlier than the close of business on the 90th day prior to the 2026 Annual Meeting of Stockholders and no later than the close of business on the later of the 60th day prior to the 2026 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2026 Annual Meeting of Stockholders is first made by the Company. Notwithstanding the foregoing, in the event that the number of directors is to be increased at the 2026 Annual Meeting of Stockholders, and we do not issue a public announcement naming the nominees or specifying the size of the increased board of directors by the 70th day prior to June 5, 2026 (or if the 2026 Annual Meeting of Stockholders is held more than 30 days before or 60 days after such date, at least 70 days prior to such meeting), a stockholder's notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if such notice is delivered to the Company not later than the close of business on the 10th day following the day on which such public announcement is made by the Company.

In addition to satisfying the requirements of our Restated By-Laws, to comply with the requirements set forth in Rule 14a-19 of the Exchange Act (the universal proxy rules), stockholders who intend to solicit proxies in support of director nominees other than the Board's nominees must also provide written notice to the Company that sets forth all the information required by Rule 14a-19(b) of the Exchange Act.

Proposals not received in a timely manner will not be voted on at the 2026 Annual Meeting of Stockholders. If a proposal is received in a timely manner, the proxies that management solicits for the 2026 Annual Meeting of Stockholders may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals must also comply with our Restated By-Laws, a copy of which is available by contacting our Corporate Secretary, and the corporate governance policies applicable to recommendations for the nomination of directors, copies of which are available in the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance. All stockholder proposals should be marked for the attention of: Corporate Secretary, Myriad Genetics, Inc., 322 North 2200 West, Salt Lake City, Utah 84116.

WHETHER OR NOT YOU INTEND TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE YOUR SHARES AT YOUR EARLIEST CONVENIENCE.

Salt Lake City, Utah
April 9, 2025

OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2024, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH PROVIDES ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE ON THE INTERNET AT WWW.MYRIAD.COM AND IS AVAILABLE (OTHER THAN THE EXHIBITS THERETO) IN PAPER FORM TO BENEFICIAL OWNERS OF OUR COMMON STOCK WITHOUT CHARGE UPON WRITTEN REQUEST TO: LEGAL DEPARTMENT, MYRIAD GENETICS, INC., 322 North 2200 WEST, SALT LAKE CITY, UTAH 84116 (801-584-3600). EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

APPENDIX A

GAAP to Non-GAAP Reconciliation
Condensed Consolidated Statements of Income — Operating Basis

(Unaudited data in millions, except per share amount)

	Year Ended December 31,
	2024	2023
Adjusted Operating Expenses
Operating Expenses	$708.9	$774.4
Acquisition - amortization of intangible assets(1)	(40.2)	(41.3)
Goodwill and long-lived asset impairment(2)	(56.8)	—
Equity compensation(3)	(48.3)	(39.2)
Real estate optimization(4)	(7.2)	(27.0)
Transformation initiatives(5)	(6.6)	(6.6)
Legal settlements(6)	20.6	(114.9)
Other adjustments(7)	(3.5)	0.1
Adjusted Operating Expenses	$566.9	$545.5

(1)	Represents recurring amortization charges resulting from the acquisition of intangible assets.
(2)
Expense related to goodwill and long-lived asset impairment. For the twelve months ended December 31, 2024, consists of $43.0 million of impairment expense for a GeneSight developed technology intangible asset and $13.8 million primarily related to the sale of the EndoPredict business to Eurobio Scientific.

(3)	Consists of the non-cash equity-based compensation provided to Myriad Genetics employees and directors.
(4)
Costs related to real estate initiatives. For the twelve months ended December 31, 2024, additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah, and South San Francisco, California, while maintaining our current laboratories in those locations and testing and set-up costs for equipment in our new facilities, lease terminations gains, net of lease termination losses, impairment charges and other abandonment costs. For the twelve months ended December 31, 2023, accelerated depreciation in connection with our decision to cease the use of our former corporate headquarters in Salt Lake City, Utah, and additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah, and South San Francisco, California, while maintaining our current laboratories in those locations.

(5)	Costs related to transformation initiatives including consulting and professional fees for the twelve months ended December 31, 2024 and consulting and professional fees and severance costs related to restructuring for the twelve months ended December 31, 2023.
(6)
Costs related to one-time legal expenses. For twelve months ended December 31, 2024, primarily includes reversal of $21.3 million related to the contingent settlement for the Ravgen litigation that is no longer considered probable. For the twelve months ended December 31, 2023, primarily includes the amounts related to the $77.5 million settlement of the securities class action lawsuit and the $34.0 million settlement of the Ravgen litigation.

(7)
Other one-time non-recurring expenses. For the twelve months ended December 31, 2024, includes a gain recognized on acquisition, changes in the fair value of contingent consideration related to acquisitions from prior years, severance, and costs incurred in connection with executive personnel changes. For the twelve months ended December 31, 2023, changes in the fair value of contingent consideration related to acquisitions from prior years and consulting and professional fees related to prior year acquisitions.

	Year Ended December 31,
	2024	2023	2022
Adjusted Operating Income (Loss)
Operating Loss	$(123.5)	$(257.4)	$(140.6)
Acquisition - amortization of intangible assets(1)	41.5	42.7	40.9
Goodwill and long-lived asset impairment(2)	56.8	—	16.8
Equity compensation(3)	49.8	40.6	37.8
Real estate optimization(4)	7.2	27.0	3.7
Transformation initiatives(5)	6.6	6.8	14.2
Acquisition Related(6)	—	—	5.1
Legal settlements(7)	(20.6)	114.9	(11.4)
Other adjustments(8)	4.0	(0.1)	0.7
Adjusted Operating Income (Loss)	$21.8	$(25.5)	$(32.8)

(1)	Represents recurring amortization charges resulting from the acquisition of intangible assets.
(2)
Expense related to goodwill and long-lived asset impairment. For the year ended December 31, 2024, consists of $43.0 million of impairment expense for a GeneSight developed technology intangible asset and $13.8 million primarily related to the sale of the EndoPredict business to Eurobio Scientific. For the year ended December 31, 2022, consists of $13.0 million impairment to ROU assets and a $3.9 million impairment to the related leasehold improvements as a result of the decision to no longer use certain leased facilities in order to consolidate space.

(3)	Consists of the non-cash equity-based compensation provided to Myriad Genetics employees and directors.
(4)
Costs related to real estate initiatives. For the twelve months ended December 31, 2024, additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah, and South San Francisco, California, while maintaining our current laboratories in those locations and testing and set-up costs for equipment in our new facilities, lease terminations gains, net of lease termination losses, impairment charges and other abandonment costs. For the twelve months ended December 31, 2023, accelerated depreciation in connection with our decision to cease the use of our former corporate headquarters in Salt Lake City, Utah, and additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah, and South San Francisco, California, while maintaining our current laboratories in those locations. For the twelve months ended December 31, 2022, additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah and in South San Francisco, California, while maintaining our current laboratories in those locations.

(5)
Costs related to transformation initiatives including consulting and professional fees for the twelve months ended December 31, 2024 and consulting and professional fees and severance costs related to restructuring for the twelve months ended December 31, 2023 and December 31, 2022.

(6)	Non-recurring costs associated with our acquisition of Gateway Genomics, LLC during the twelve months ended December 31, 2022.
(7)
Costs related to one-time legal expenses. For the twelve months ended December 31, 2024, primarily includes reversal of $21.3 million related to the contingent settlement for the Ravgen litigation that is no longer considered probable. For the twelve months ended December 31, 2023, primarily includes the amounts related to the $77.5 million settlement of the securities class action lawsuit and the $34.0 million settlement of the Ravgen litigation. For the twelve months ended December 31, 2022, consists of the gain from reimbursement of prior legal expenses and settlements.

(8)
Other one-time non-recurring expenses. For the twelve months ended December 31, 2024, includes a gain recognized on acquisition, changes in the fair value of contingent consideration related to acquisitions from prior years, severance, and costs incurred in connection with executive personnel changes. For the twelve months ended December 31, 2023, changes in the fair value of contingent consideration related to acquisitions from prior years and consulting and professional fees related to prior year acquisitions.

	Year Ended December 31,
	2024	2023
Adjusted Net Income (Loss) (1)
Net Loss	$(127.3)	$(263.3)
Acquisition - amortization of intangible assets(2)	41.5	42.7
Goodwill and long-lived asset impairment(3)	56.8	—
Equity compensation(4)	49.8	40.6
Real estate optimization(5)	7.2	27.0
Transformation initiatives(6)	6.6	6.8
Legal settlements(7)	(20.6)	114.9
Other adjustments(8)	3.3	1.1
Tax adjustments(9)	(4.8)	7.6
Adjusted Net Income (Loss)	$12.5	$(22.6)

Weighted average shares outstanding:
Basic	90.6	82.8
Diluted	92.1	82.8
Adjusted Earnings (Loss) Per Share
Basic	$0.14	$(0.27)
Diluted	$0.14	$(0.27)

(1)	To determine Adjusted Earnings (Loss) Per Share, or adjusted EPS.
(2)	Represents recurring amortization charges resulting from the acquisition of intangible assets.
(3)
Expense related to goodwill and long-lived asset impairment. For the twelve months ended December 31, 2024, consists of $43.0 million of impairment expense for a GeneSight developed technology intangible asset and $13.8 million primarily related to the sale of the EndoPredict business to Eurobio Scientific.

(4)	Consists of the non-cash equity-based compensation provided to Myriad Genetics employees and directors.
(5)
Costs related to real estate initiatives. For the twelve months ended December 31, 2024, additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah, and South San Francisco, California, while maintaining our current laboratories in those locations and testing and set-up costs for equipment in our new facilities, lease terminations gains, net of lease termination losses, impairment charges and other abandonment costs. For the twelve months ended December 31, 2023, accelerated depreciation in connection with our decision to cease the use of our former corporate headquarters in Salt Lake City, Utah, and additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah, and South San Francisco, California, while maintaining our current laboratories in those locations.

(6)	Costs related to transformation initiatives including consulting and professional fees for the twelve months ended December 31, 2024 and consulting and professional fees and severance costs related to restructuring for the twelve months ended December 31, 2023.
(7)
Costs related to one-time legal expenses. For the twelve months ended December 31, 2024, primarily includes reversal of $21.3 million related to the contingent settlement for the Ravgen litigation that is no longer considered probable. For twelve months ended December 31, 2023, primarily includes the amounts related to the $77.5 million settlement of the securities class action lawsuit and the $34.0 million settlement of the Ravgen litigation.

(8)
Other one-time non-recurring expenses. For the twelve months ended December 31, 2024, includes a gain recognized on acquisition, changes in the fair value of contingent consideration related to acquisitions from prior years, the reclassifications of cumulative translation adjustments to income upon liquidation of an investment in a foreign entity, severance, and costs incurred in connection with executive personnel changes. For the twelve months ended December 31, 2023, changes in the fair value of contingent consideration related to acquisitions from prior years, the reclassifications of cumulative translation adjustments to income upon liquidation of an investment in a foreign entity, costs incurred in connection with executive personnel changes and consulting and professional fees related to prior year acquisitions.

(9)
Tax expense or benefit due to non-GAAP adjustments, differences between stock compensation recorded for book purposes as compared to the allowable tax deductions, and valuation allowance recognized against federal and state deferred tax assets in the United States. As of December 31, 2024, a valuation allowance of $64.0 million was not recognized for non-GAAP purposes given our historical and forecasted positive earnings performance. As of December 31, 2023, a valuation allowance of $52.6 million was not recognized for non-GAAP purposes given the company's historical and forecasted positive earnings performance.

	Year Ended December 31,
	2024	2023	2022
Adjusted EBITDA
Net Loss	$(127.3)	$(263.3)	$(112.0)
Acquisition - amortization of intangible assets(1)	41.5	42.7	40.9
Depreciation expense(2)	17.9	13.0	11.6
Goodwill and long-lived asset impairment(3)	56.8	—	16.8
Equity compensation(4)	49.8	40.6	37.8
Real estate optimization(5)	7.2	27.0	3.7
Transformation initiatives(6)	6.6	6.8	14.2
Legal settlements(7)	(20.6)	114.9	(11.4)
Acquisition Related(8)	—	—	5.1
Interest expense, net of interest income(9)	1.1	0.4	0.6
Other adjustments(10)	3.6	5.3	0.2
Income tax expense(11)	3.8	1.1	(28.6)
Adjusted EBITDA	$40.4	$(11.5)	$(21.1)

(1)	Represents recurring amortization charges resulting from the acquisition of intangible assets.
(2)
Depreciation expense excludes depreciation included in real estate optimization of $1.6 million for the twelve months ended December 31, 2024, and $5.8 million of depreciation expense for the twelve months ended December 31, 2023. No depreciation expense was included in real estate optimization for the twelve months December 31, and 2022.

(3)	Expense related to goodwill and long-lived asset impairment. For the year ended December 31, 2024, consists of $43.0 million of impairment expense for a GeneSight developed technology intangible asset and $13.8 million primarily related to the sale of the EndoPredict business to Eurobio Scientific. For the year ended December 31, 2022, consists of $13.0 million impairment to ROU assets and a $3.9 million impairment to the related leasehold improvements as a result of the decision to no longer use certain leased facilities in order to consolidate space.
(4)	Consists of the non-cash equity-based compensation provided to Myriad Genetics employees and directors.
(5)	Costs related to real estate initiatives. For the twelve months ended December 31, 2024, additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah, and South San Francisco, California, while maintaining our current laboratories in those locations and testing and set-up costs for equipment in our new facilities, lease terminations gains, net of lease termination losses, impairment charges and other abandonment costs. For the twelve months ended December 31, 2023, accelerated depreciation in connection with our decision to cease the use of our former corporate headquarters in Salt Lake City, Utah, and additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah, and South San Francisco, California, while maintaining our current laboratories in those locations. For the twelve months ended December 31, 2022, additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah and in South San Francisco, California, while maintaining our current laboratories in those locations.
(6)	Costs related to transformation initiatives including consulting and professional fees for the twelve months ended December 31, 2024 and consulting and professional fees and severance costs related to restructuring for the twelve months ended December 31, 2023 and December 31, 2022.
(7)	Costs related to one-time legal expenses. For the twelve months ended December 31, 2024, primarily includes reversal of $21.3 million related to the contingent settlement for the Ravgen litigation that is no longer considered probable. For the twelve months ended December 31, 2023, primarily includes the amounts related to the $77.5 million settlement of the securities class action lawsuit and the $34.0 million settlement of the Ravgen litigation. For the twelve months ended December 31, 2022, consists of the gain from reimbursement of prior legal expenses and settlements.
(8)	Non-recurring costs associated with our acquisition of Gateway Genomics, LLC during the twelve months ended December 31, 2022.
(9)	Derived from interest expense and interest income from the Consolidated Statements of Operations.
(10)	Other one-time non-recurring expenses. For purposes of adjusted EBITDA, this includes Other adjustments described in Adjusted Net Income above as well as the amounts reported as Other income (expense) in the Consolidated Statement of Operations
(11)	Derived from income tax (benefit) from the Consolidated Statement of Operations.

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered ‘‘non-GAAP’’ financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides useful supplemental information to investors and facilitates the analysis of the Company's core operating results and comparison of operating results across reporting periods. We also use non-GAAP financial measures to establish budgets and to manage the Company's business. These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for GAAP results.

APPENDIX B

2017 Employee, Director and Consultant Equity Incentive Plan, as Amended (as proposed to be amended on June 5, 2025)

1. DEFINITIONS.

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Myriad Genetics, Inc. 2017 Employee, Director and Consultant Equity Incentive Plan, as amended, have the following meanings:

Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the term Administrator means the Committee.

Affiliate means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

Agreement means an agreement between the Company and a Participant delivered pursuant to the Plan and pertaining to a Stock Right, in such form as the Administrator shall approve.

Board of Directors means the Board of Directors of the Company.

Cause means, with respect to a Participant (a) dishonesty with respect to the Company or any Affiliate, (b) insubordination, substantial malfeasance or non-feasance of duty, (c) unauthorized disclosure of confidential information, (d) breach by a Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company or any Affiliate, and (e) conduct substantially prejudicial to the business of the Company or any Affiliate; provided, however, that any provision in an agreement between a Participant and the Company or an Affiliate, which contains a conflicting definition of Cause for termination and which is in effect at the time of such termination, shall supersede this definition with respect to that Participant. The determination of the Administrator as to the existence of Cause will be conclusive on the Participant and the Company.

Change of Control means the occurrence of any of the following events:

(i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or

(ii) Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval; or

(iii) “Change of Control” shall be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences under Section 409A.
Code means the United States Internal Revenue Code of 1986, as amended including any successor statute, regulation and guidance thereto.

Committee means the committee of the Board of Directors to which the Board of Directors has delegated power to act under or pursuant to the provisions of the Plan, the composition of which shall at all times satisfy the provisions of Section 162(m) of the Code.

Common Stock means shares of the Company’s common stock, $.01 par value per share.

Company means Myriad Genetics, Inc., a Delaware corporation.

Consultant means any natural person who is an advisor or consultant that provides bona fide services to the Company or its Affiliates, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s or its Affiliates’ securities.

Disability or Disabled means permanent and total disability as defined in Section 22(e)(3) of the Code.

Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Fair Market Value of a Share of Common Stock means:

(1) If the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or, if not applicable, the last price of the Common Stock on the composite tape or other comparable reporting system for the trading day on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;

(2) If the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in clause (1), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the trading day on which Common Stock was traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and

(3) If the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine.

Participant means an Employee, director or Consultant of the Company or an Affiliate to whom one or more Stock Rights are granted under the Plan. As used herein, “Participant” shall include “Participant’s Survivors” where the context requires.

Plan means this Myriad Genetics, Inc. 2017 Employee, Director and Consultant Equity Incentive Plan, as amended.

Restricted Stock Grant means a grant by the Company of Shares under the Plan that are subject to a lapsing forfeiture or repurchase right.

Restricted Stock Unit Award means a grant by the Company under the Plan of an unfunded, unsecured commitment by the Company to deliver a pre-determined number of Shares to a Participant at a future time in accordance with the terms and conditions of the award agreement and the Plan.

Securities Act means the Securities Act of 1933, as amended.

Shares means shares of the Common Stock as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Paragraph 3 of the Plan. The Shares issued under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.

Stock Right means a right to Shares or the value of Shares of the Company granted pursuant to the Plan — a Restricted Stock Grant or a Restricted Stock Unit Award.

Survivor means a deceased Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to a Stock Right by will or by the laws of descent and distribution.

2. PURPOSES OF THE PLAN.

The Plan is intended to encourage ownership of Shares by Employees and directors of and certain Consultants to the Company and its Affiliates in order to attract and retain such people, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate. The Plan provides for the granting of Restricted Stock Grants and Restricted Stock Unit Awards and shall not allow for the grant of stock options.

3. SHARES SUBJECT TO THE PLAN.

(a) Commencing on June 5, 2025, the number of Shares which may be issued from time to time pursuant to this Plan shall not exceed [7,415,237]1 Shares of Common Stock for new awards plus [5,084,138]2 additional Shares underlying awards already outstanding under the Plan3, or the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Paragraph 18 of this Plan.

(b) If any Restricted Stock Unit Award expires or is forfeited, cancelled, or otherwise terminated or results in any Shares not being issued or the Company shall reacquire (at not more than its original issuance price) any Shares issued pursuant to a Restricted Stock Grant, the unissued or reacquired Shares which were subject to such Stock Right shall again be available for issuance from time to time pursuant to this Plan. Notwithstanding the foregoing, if the Company or an Affiliate’s tax withholding obligation is satisfied by withholding Shares, the number of Shares deemed to have been issued under the Plan for purposes of the limitation set forth in Paragraph 3(a) above shall be the number of Shares that were subject to the Stock Right or portion thereof, and not the net number of Shares actually issued.

1 Will consist of 6,500,000 additional shares plus the number of shares remaining available for grant under the existing Plan as of the annual meeting of stockholders on June 5, 2025, including any shares underlying awards already outstanding under the Plan that are forfeited and returned to the existing Plan by such time pursuant to the terms of the Plan. The number of shares remaining available for grant under the existing Plan was 915,237 as of April 8, 2025.
2 Will consist of the number of shares underlying awards already outstanding under the Plan as of the annual meeting of stockholders on June 5, 2025. The number of shares underlying awards already outstanding under the Plan was 5,084,138 as of April 8, 2025.
3 The aggregate of the two bracketed numbers shall not exceed 12,499,375 shares.

4. ADMINISTRATION OF THE PLAN.

The Administrator of the Plan will be the Board of Directors, except to the extent the Board of Directors delegates its authority to the Committee, in which case the Committee shall be the Administrator. Subject to the provisions of the Plan, the Administrator is authorized to:

(a) Interpret the provisions of the Plan and all Stock Rights and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;

(b) Determine which Employees, directors and Consultants shall be granted Stock Rights;

(c) Determine the number of Shares for which a Stock Right or Stock Rights shall be granted, provided, however, that in no event shall:

(i) Stock Rights with respect to more than 500,000 Shares be granted to any Participant in any fiscal year; and

(ii) the aggregate grant date fair value of Shares to be granted to any non-employee director under the Plan in any calendar year may not exceed $500,000; provided however that the foregoing limitation shall not apply to Stock Rights made pursuant to an election to receive equity in lieu of cash for all or a portion of fees received for service on the Board of Directors or any Committee thereof.

(d) Specify the terms and conditions upon which a Stock Right or Stock Rights may be granted; provided, however, that except in the case of death, disability or Change of Control or as otherwise provided in an employment or other agreement between the Participant and the Company, Stock Rights shall not vest, and any right of the Company to restrict or require Shares subject to a Stock Grant shall not lapse, less than one year from the date of grant and no dividends or dividend equivalents shall be paid on any Stock Right prior to the vesting of the underlying Shares;

(e) Amend any term or condition of any outstanding Stock Right, provided that no such change shall impair the rights of a Participant under any grant previously made without such Participant’s consent; provided however, except as otherwise provided in an employment or other agreement between the Participant and the Company, the Administrator is not authorized to accelerate the vesting schedule of an outstanding Stock Right except in the case of death, disability or Change of Control; and

(f) Adopt any sub-plans applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax or other laws applicable to the Company, any Affiliate or to Participants or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to Stock Rights or Shares issuable pursuant to a Stock Right;
provided, however, that all such interpretations, rules, determinations, terms and conditions shall be made and prescribed in the context of potential tax consequences under Section 409A of the Code. Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final, unless otherwise determined by the Board of Directors, if the Administrator is the Committee. In addition, if the Administrator is the Committee, the Board of Directors may take any action under the Plan that would otherwise be the responsibility of the Committee.

To the extent permitted under applicable law, the Board of Directors or the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it. The Board of Directors or the Committee may revoke any such allocation or delegation at any time. Notwithstanding the foregoing, only the Board of Directors or the Committee shall be authorized to grant a Stock Right to any director of the Company or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

5. ELIGIBILITY FOR PARTICIPATION.

The Administrator will, in its sole discretion, name the Participants in the Plan; provided, however, that each Participant must be an Employee, director or Consultant of the Company or of an Affiliate at the time a Stock Right is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of a Stock Right to a person not then an Employee, director or Consultant of the Company or of an Affiliate; provided, however, that the actual grant of such Stock Right shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the execution of the Agreement evidencing such Stock Right. The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify him or her from, participation in any other grant of Stock Rights or any grant under any other benefit plan established by the Company or any Affiliate for Employees, directors or Consultants.

6. TERMS AND CONDITIONS OF RESTRICTED STOCK GRANTS.

Each Restricted Stock Grant to a Participant shall state the principal terms in an Agreement duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards:
(a) Each Agreement shall state the purchase price per share, if any, of the Shares covered by each Restricted Stock Grant, which purchase price shall be determined by the Administrator but shall not be less than the minimum consideration required by the Delaware General Corporation Law, if any, on the date of grant of the Restricted Stock Grant;

(b) Each Agreement shall state the number of Shares to which the Restricted Stock Grant pertains;

(c) Each Agreement shall include the terms of any right of the Company to restrict or reacquire the Shares subject to the Restricted Stock Grant, including the time and events upon which such rights shall accrue and the purchase price therefor, if any within the parameters set forth in the Plan; and

(d) Dividends (other than stock dividends to be issued pursuant to Section 18 of the Plan) may accrue but shall not be paid prior to the time, and only to the extent that, the restrictions or rights to reacquire the Shares subject to the Restricted Stock Grant lapse.

7. TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARDS.

Each Restricted Stock Unit Award to a Participant shall state the principal terms in an Agreement duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company. Each Agreement shall include the terms of any right of the Company including the right to terminate the Restricted Stock Unit Award without the issuance of Shares, the terms of any vesting conditions within the parameters set forth in the Plan, or events upon which Shares shall be issued provided that dividends (other than stock dividends to be issued pursuant to Section 18 of the Plan) or dividend equivalents may accrue but shall not be paid prior to and only to the extent that, the Shares subject to the Restricted Stock Unit Award vest.
The Company intends that the Plan and any Restricted Stock Unit Awards granted hereunder be exempt from the application of Section 409A of the Code or meet the requirements of paragraphs (2), (3) and (4) of subsection (a) of Section 409A of the Code, to the extent applicable, and be operated in accordance with Section 409A so that any compensation deferred under any Restricted Stock Unit Award (and applicable investment earnings) shall not be included in income under Section 409A of the Code. Any ambiguities in the Plan shall be construed to effect the intent as described in this Paragraph 7.

8. PAYMENT IN CONNECTION WITH THE ISSUANCE OF RESTRICTED STOCK GRANTS AND ISSUE OF SHARES FOR STOCK RIGHTS.

Any Restricted Stock Grant requiring payment of a purchase price for the Shares as to which such Restricted Stock Grant is being granted shall be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) and having a Fair Market Value equal as of the date of payment to the purchase price of the Restricted Stock Grant, or (c) at the discretion of the Administrator, by any combination of (a) and (b) above; or (d) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine.

The Company shall when required by the applicable Agreement, reasonably promptly deliver the Shares as to which such Stock Right was made to the Participant (or to the Participant’s Survivors, as the case may be), subject to any escrow provision set forth in the applicable Agreement. In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the Company to take any action with respect to the Shares prior to their issuance.

9. RIGHTS AS A SHAREHOLDER.

No Participant to whom a Stock Right has been granted shall have rights as a shareholder with respect to any Shares covered by such Stock Right, except after issuance of Shares as set forth in any Agreement and tender of the aggregate purchase price, if any, for the Shares being purchased, and registration of the Shares in the Company’s share register in the name of the Participant.

10. ASSIGNABILITY AND TRANSFERABILITY OF STOCK RIGHTS.

By its terms, a Stock Right granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as approved by the Administrator in its discretion and set forth in the applicable Agreement provided that no Stock Right may be transferred by a Participant for value. The designation of a beneficiary of a Stock Right by a Participant, with the prior approval of the Administrator and in such form as the Administrator shall prescribe, shall not be deemed a transfer prohibited by this Paragraph. Except as provided above during the Participant’s lifetime, a Stock Right shall only be exercisable by or issued to such Participant (or his or her legal representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Stock Right or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon a Stock Right, shall be null and void.

11. EFFECT OF TERMINATION OF SERVICE ON UNACCEPTED RESTRICTED STOCK GRANTS AND RESTRICTED STOCK UNIT AWARDS.

In the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate for any reason before the Participant has accepted a Restricted Stock Grant or a Restricted Stock Unit Award and paid the purchase price, if required, such grant shall terminate.

For purposes of this Paragraph 11 and Paragraph 12 below, a Participant to whom a Stock Right has been issued under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.

In addition, for purposes of this Paragraph 11 and Paragraph 12 below, any change of employment or other service within or among the Company and any Affiliates shall not be treated as a termination of employment, director status or consultancy so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

12. EFFECT ON RESTRICTED STOCK GRANTS AND RESTRICTED STOCK UNIT AWARDS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE OR DEATH OR DISABILITY.

Except as otherwise provided in a Participant’s Agreement, in the event of a termination of service for any reason (whether as an Employee, director or Consultant), other than termination for Cause, Disability, or death for which events there are special rules in Paragraphs 13, 14, and 15, below, before all forfeiture provisions or Company rights of repurchase shall have lapsed, then the Company shall have the right to cancel or repurchase that number of Shares subject to a Restricted Stock Grant as to which the Company’s forfeiture or repurchase rights have not lapsed or cancel a Restricted Stock Unit Award without the issuance of any additional Shares thereunder.

13. EFFECT ON RESTRICTED STOCK GRANTS AND RESTRICTED STOCK UNIT AWARDS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause:
(a) All Shares subject to any Restricted Stock Grant that remain subject to forfeiture provisions or as to which the Company shall have a repurchase right and Restricted Stock Unit Awards for which Shares have not been issued shall be immediately forfeited to the Company as of the time the Participant is notified his or her service is terminated for Cause.

(b) Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then all Shares subject to any Restricted Stock Grant that remained subject to forfeiture provisions or as to which the Company had a repurchase right and Restricted Stock Unit Awards for which Shares have not been issued on the date of termination shall be immediately forfeited to the Company.

14. EFFECT ON RESTRICTED STOCK GRANTS AND RESTRICTED STOCK UNIT AWARDS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Agreement, the following rules apply if a Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of the Participant’s termination due to Disability, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Right through the date of the Participant’s termination due to Disability as would have lapsed had the Participant not been terminated due to Disability. The proration shall be based upon the number of days accrued prior to the date of the Participant’s termination due to Disability.

The Administrator shall make the determination both as to whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

15. EFFECT ON RESTRICTED STOCK GRANTS AND RESTRICTED STOCK UNIT AWARDS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Agreement, the following rules apply in the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of death, they shall lapse in full on the Participant’s date of death.
16. PURCHASE FOR INVESTMENT.

Unless the offering and sale of the Shares shall have been effectively registered under the Securities Act, the Company shall be under no obligation to issue the Shares under the Plan unless and until the following conditions have been fulfilled:

(a) The person who receives a Stock Right shall warrant to the Company, prior to the receipt of such Shares, that such person is acquiring such Shares for his or her own account, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person acquiring such Shares shall be bound by the provisions of the following legend (or a legend in substantially similar form) which shall be endorsed upon the certificate evidencing the Shares issued pursuant to such Stock Right:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws.”

(b) At the discretion of the Administrator, the Company shall have received an opinion of its counsel that the Shares may be issued in compliance with the Securities Act without registration thereunder.

17. DISSOLUTION OR LIQUIDATION OF THE COMPANY.

If the rights of a Participant or a Participant’s Survivors have not otherwise terminated and expired, the Participant or the Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to accept any Stock Right to the extent that the Stock Right is exercisable or subject to acceptance as of the date immediately prior to such dissolution or liquidation. Upon the dissolution or liquidation of the Company, all Restricted Stock Grants and Restricted Stock Unit Awards which have not been accepted, to the extent required under the applicable Agreement, will terminate and become null and void and any outstanding Restricted Stock Unit Awards shall immediately terminate unless otherwise determined by the Administrator or specifically provided in the applicable Agreement.

18. ADJUSTMENTS.

Upon the occurrence of any of the following events, a Participant’s rights with respect to any Stock Right granted to him or her hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in a Participant’s Agreement.

(a) Stock Dividends and Stock Splits. If (i) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, each Stock Right and the number of shares of Common Stock deliverable thereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made including, in the purchase price per share, to reflect such events. The number of Shares subject to the limitations in Paragraph 3(a) and 4(c) shall also be proportionately adjusted upon the occurrence of such events.

(b) Corporate Transactions. If the Company is to be consolidated with or acquired by another entity in a merger, consolidation, or sale of all or substantially all of the Company’s assets other than a transaction to merely change the state of incorporation (a “Corporate Transaction”), the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), shall:

(i) as to outstanding Restricted Stock Unit Awards, either (a) make appropriate provision for the continuation of such Restricted Stock Unit Awards by substituting on an equitable basis for the Shares then subject to such Restricted Stock Unit Awards either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (b) terminate such Restricted Stock Unit Awards in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock which would have been issued pursuant to such Restricted Stock Unit Award. For purposes of determining the payments to be made in the case of a Corporate Transaction the consideration for which, in whole or in part, is other than cash, the consideration other than cash shall be valued at the fair value thereof as determined in good faith by the Board of Directors.

(ii) as to outstanding Restricted Stock Grants either, (a) make appropriate provision for the continuation of such Restricted Stock Grants on the same terms and conditions by substituting on an equitable basis for the Shares then subject to such Restricted Stock Grants either the consideration payable with respect to the outstanding Shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (b) terminate such Restricted Stock Grants in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock comprising such Restricted Stock Grant; and

In taking any of the actions permitted under this Paragraph 18(b), the Administrator shall not be obligated by the Plan to treat all Stock Rights, all Stock Rights held by a Participant, or all Stock Rights of the same type, identically. The Administrator or the Successor Board shall determine the specific adjustments to be made under this Paragraph 18, including, but not limited to the effect of any, Corporate Transaction or Change of Control and, subject to Paragraph 4, its determination shall be conclusive.

(c) Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant shall be entitled to receive after the recapitalization or reorganization for the price paid, if any, the number of replacement securities which would have been received if such Shares had been issued prior to such recapitalization or reorganization.

19. ISSUANCES OF SECURITIES.

Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to a Stock Right.

20. FRACTIONAL SHARES.

No fractional shares shall be issued under the Plan and the Participant shall receive from the Company cash in lieu of such fractional shares equal to the Fair Market Value thereof.

21. WITHHOLDING.

In the event that any federal, state, or local income taxes, employment taxes, Federal Insurance Contributions Act withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the Participant’s salary, wages or other remuneration in connection with the issuance of a Stock Right or Shares under the Plan or for any other reason required by law, the Company may withhold from the Participant’s compensation, if any, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed the Participant, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of shares of the Company’s Common Stock or a promissory note, is authorized by the Administrator (and permitted by law). For purposes hereof, the fair market value of the shares withheld for purposes of payroll withholding shall be determined in the manner set forth under the definition of Fair Market Value provided in Paragraph 1 above, as of the most recent practicable date. If the Fair Market Value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate employer.

22. TERMINATION OF THE PLAN.

The Plan will terminate on September 14, 2027, the date which is ten years from the earlier of the date of its adoption by the Board of Directors and the date of its approval by the shareholders of the Company. The Plan may be terminated at an earlier date by vote of the shareholders or the Board of Directors of the Company; provided, however, that any such earlier termination shall not affect any Agreements executed prior to the effective date of such termination. Termination of the Plan shall not affect any Stock Rights theretofore granted.

23. AMENDMENT OF THE PLAN AND AGREEMENTS.

The Plan may be amended by the shareholders of the Company. The Plan may also be amended by the Administrator; provided that any amendment approved by the Administrator which the Administrator determines is of a scope that requires shareholder approval shall be subject to obtaining such shareholder approval. Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under a Stock Right previously granted to him or her. With the consent of the Participant affected, the Administrator may amend outstanding Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Agreements may be amended by the Administrator in a manner which is not adverse to the Participant.

24. EMPLOYMENT OR OTHER RELATIONSHIP.

Nothing in this Plan or any Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, nor to prevent a Participant from terminating his or her own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.

25. SECTION 409A.

If a Participant is a “specified employee” as defined in Section 409A of the Code (and as applied according to procedures of the Company and its Affiliates) as of his separation from service, to the extent any payment under this Plan or pursuant to the grant of a Restricted Stock Unit Award constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, no payments due under this Plan or pursuant to a Restricted Stock Unit Award may be made until the earlier of: (i) the first day of the seventh month following the Participant’s separation from service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Participant’s separation from service.

The Administrator shall administer the Plan with a view toward ensuring that Stock Rights under the Plan that are subject to Section 409A of the Code comply with the requirements thereof, but neither the Administrator nor any member of the Board, nor the Company nor any of its Affiliates, nor any other person acting hereunder on behalf of the Company, the Administrator or the Board shall be liable to a Participant or any Survivor by reason of the acceleration of any income, or the imposition of any additional tax or penalty, with respect to a Stock Right, whether by reason of a failure to satisfy the requirements of Section 409A of the Code or otherwise.

26. INDEMNITY.

Neither the Board nor the Administrator, nor any members of either, nor any employees of the Company or any parent, subsidiary, or other Affiliate, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to this Plan, and the Company hereby agrees to indemnify the members of the Board, the members of the Committee, and the employees of the Company and its parent or subsidiaries in respect of any claim, loss, damage, or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

27. CLAWBACK.

Notwithstanding anything to the contrary contained in this Plan, the Company may recover from a Participant any compensation received from any Stock Right (whether or not settled) or cause a Participant to forfeit any Stock Right (whether or not vested) in the event that the Company’s Clawback Policy then in effect is triggered.

28. GOVERNING LAW.
This Plan shall be construed and enforced in accordance with the law of the State of Delaware.

Myriad genetics

MYRIAD GENETICS, INC
ATTN: CORPORATE SECRETARY
322 N 2200 WEST
SALT LAKE CITY, UT 84116

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on June 4, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V68764-P29922

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MYRIAD GENETICS, INC.

The Board of Directors recommends you vote FOR the following proposals:

Nominees:	**For**	**Against**	**Abstain**
1a. Samraat S. Raha	☐	☐	☐
1b. Heiner Dreismann, Ph.D.	☐	☐	☐
1c. Colleen F. Reitan	☐	☐	☐

NOTE: The stockholders will also act on any other business as may properly come before the meeting. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof. The Proxy, when executed, will be voted in the manner directed therein. If no direction is made, the proxy will be voted in accordance with the Board of Directors' recommendations.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

NOTE: Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V68765-P29922

MYRIAD GENETICS, INC.
322 N. 2200 West
Salt Lake City, Utah 84116

ANNUAL MEETING OF STOCKHOLDERS JUNE 5, 2025

THIS PROXY IS BEING SOLICITED BY MYRIAD GENETICS, INC.'S BOARD OF DIRECTORS

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice Regarding the Availability of Proxy Materials in connection with the 2025 Annual Meeting of Stockholders to be held at 10:00 a.m., EDT on Thursday, June 5, 2025, and to be held virtually at the following URL: www.virtualshareholdermeeting.com/MYGN2025. The undersigned hereby appoints Samraat S. Raha and Jennifer Fox, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, and authorizes each of them to represent the undersigned and to vote all shares of the Common Stock of MYRIAD GENETICS, INC. registered in the name provided herein which the undersigned is/are entitled to vote at the 2025 Annual Meeting of Stockholders, and at any adjournments or postponements thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act on the proposals set forth in said Proxy as specified by the undersigned.

SEE REVERSE SIDE FOR ALL PROPOSALS. **The proxies will vote in accordance with the Board of Directors' recommendations where a choice is not specified and in their discretion on any other matters as may properly come before the meeting or any adjournments or postponements thereof.**

Continued and to be signed on reverse side